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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

Exhibit 99.1

[    •    ], [    •    ]

Dear Biogen Stockholder:

        In May 2016, we announced plans to spin-off our hemophilia business into an independent, publicly traded company. The strategic goal of this separation is to establish two focused companies dedicated to driving current and long-term value creation. We believe the best way to realize our full potential is to allow each company to operate independently with a management team dedicated to our respective and distinct disease areas. Following the spin-off, we believe each company will be well-positioned with the resources, talent, and foundation to be a leader in its respective fields.

        Biogen will continue to focus principally on therapies for patients with neurological and neurodegenerative diseases for which there are few or no effective treatment options. We plan to continue our efforts to develop novel, transformative therapies for patients with multiple sclerosis, spinal muscular atrophy, Alzheimer's disease, Parkinson's disease, amyotrophic lateral sclerosis (ALS), neuropathic pain, and other neurological and neurodegenerative diseases.

        The new company, which has been named Bioverativ Inc., will focus on the discovery, research, development, and commercialization of therapies for the treatment of hemophilia and other blood disorders. Its existing marketed products will include ELOCTATE and ALPROLIX, indicated for the treatment of hemophilia A and B, respectively. In addition, Bioverativ will continue to engage in the research and development of pipeline candidates intended to provide additional meaningful advances in the treatment of people living with hemophilia and other blood disorders.

        We believe the spin-off of our hemophilia business will benefit both companies in that each will be positioned to:

  •
  focus on and pursue strategic priorities specific to its respective core commercial therapies and pipeline assets;

  •
  utilize distinct capital allocation strategies and capital structures;

  •
  pursue operating efficiencies consistent with its respective long-term strategic objectives; and

  •
  respond more quickly to rapidly changing developments and emerging global opportunities in its respective patient markets.

        As a result of the distribution, each Biogen stockholder will receive [    •    ] share[s] of Bioverativ's common stock for every share of Biogen common stock held of record on [    •    ], [    •    ], the record date for the distribution. You do not need to take any action to receive the common stock of Bioverativ to which you are entitled as a Biogen stockholder.

        Please read the attached information statement, which is being made available to all Biogen stockholders who hold our common stock on the record date for the distribution. It describes the separation in detail and contains important information about Biogen and Bioverativ.

        We are extremely proud of the talented and dedicated hemophilia team which, with the launch of ELOCTATE and ALPROLIX, brought the first major treatment advances in nearly 20 years for people living with hemophilia. With a dedicated, focused management team, we believe Bioverativ has the potential to become a leading company in the treatment of hemophilia and other blood disorders and will be well-positioned to compete effectively for years to come.

        We thank you for your continued support of Biogen.

Sincerely,

George A. Scangos, Ph.D.
 Chief Executive Officer
Biogen Inc.

[    •    ]

[    •    ], [    •    ]

Dear Future Bioverativ Inc. Stockholder:

        It's an honor to welcome you as a future stockholder of our new company, Bioverativ Inc.

        I am extremely excited about the opportunity to lead Bioverativ. A number of years ago, I became intimately involved with the hemophilia business by leading manufacturing, technical development and product supply for Biogen's launches of ELOCTATE and ALPROLIX for the treatment of hemophilia A and hemophilia B, respectively. Today, our team stands ready to dedicate ourselves full-time to helping people living with hemophilia.

        In 2014, ELOCTATE and ALPROLIX were the first extended half-life clotting factor technologies to receive regulatory approval, and represented the first major advancements in the treatment of hemophilia in nearly two decades. Our team is committed to supporting ELOCTATE and ALPROLIX through our commercialization efforts, as well as through additional research and development activities. These activities include ongoing and future post-marketing studies to explore the potential of Fc fusion technology on long-term joint health, immunogenicity and immune tolerance induction in hemophilia patients who develop inhibitors.

        Beyond ELOCTATE and ALPROLIX, we are working and intend to further advance research and development for promising new technologies. Our pipeline includes the development of extended half-life therapies using XTEN technology, the development of non-factor bi-specific antibody technology for the treatment of hemophilia and hemophilia-related gene therapy programs. In addition, we intend to leverage our expertise and early research work to pursue adjacent disease areas, including other blood disorders, such as sickle cell disease.

        We intend to apply for listing of Bioverativ common stock on the Nasdaq Global Select Market under the symbol "BIVV".

        We encourage you to learn more about us by reviewing the information statement being made available to you.

        With our technology, our current commercial products, and the commitment, expertise and passion of the Bioverativ employees, we are eager to continue to improve the quality of life for people living with hemophilia and other blood disorders, now and into the future. We look forward to our future as an independent, publicly traded company and to your support as a stockholder of Bioverativ.

Sincerely,

John G. Cox
 Chief Executive Officer
Bioverativ Inc.

Information contained herein is subject to completion or amendment. A Registration Statement on Form 10 relating to these securities has been filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 2016

INFORMATION STATEMENT

Bioverativ Inc.

        This information statement is being furnished to you as a holder of common stock of Biogen Inc. (Biogen) in connection with the distribution of shares of common stock of Bioverativ Inc. (Bioverativ). Bioverativ is a wholly owned subsidiary of Biogen that will hold, directly or indirectly, assets and liabilities related to Biogen's hemophilia business. To implement the distribution, Biogen will distribute all of the outstanding shares of Bioverativ common stock on a pro rata basis to holders of Biogen common stock in a manner that is intended to be tax-free for U.S. federal income tax purposes.

        You will receive [    •    ] share[s] of Bioverativ common stock for each [    •    ] share[s] of Biogen common stock held of record by you as of the close of business on [    •    ], [    •    ], the record date for the distribution. Holders of Biogen common stock will receive cash in lieu of any fractional shares of Bioverativ common stock that those holders would have received after application of the above ratio. As discussed under "The Separation and Distribution—Trading Between the Record Date and Distribution Date," if you sell your shares of Biogen common stock in the "regular way" market after the record date and before the distribution, you also will be selling your right to receive shares of Bioverativ common stock in connection with the distribution. Bioverativ expects the shares of Bioverativ common stock to be distributed by Biogen to you on [    •    ], [    •    ]. The date of distribution of Bioverativ common stock is referred to in this information statement as the "distribution date."

        No vote of Biogen stockholders is required for the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send Biogen a proxy, in connection with the distribution. You do not need to pay any consideration, exchange or surrender your existing shares of Biogen common stock or take any other action to receive your shares of Bioverativ common stock.

        There is no current trading market for Bioverativ common stock. Bioverativ expects that a limited market, commonly known as a "when issued" trading market, will develop on or shortly before the record date for the distribution, and that "regular way" trading of Bioverativ common stock will begin on the first trading day following the completion of the distribution. Bioverativ intends to apply to have its common stock authorized for listing on the Nasdaq Global Select Market under the symbol "BIVV".

        We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). As an emerging growth company, we will be subject to reduced public company reporting requirements.

In reviewing this information statement, you should carefully consider the matters described under the caption "Risk Factors" beginning on page 18.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is [    •    ], [    •    ].

A Notice of Internet Availability of Information Statement Materials containing instructions for how to access this information statement is first being mailed to Biogen stockholders on or about [    •    ], [    •    ].

This information statement will be mailed to Biogen stockholders who previously elected to receive a paper copy of Biogen's materials.

i

 Presentation of Information

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement about Bioverativ assumes the completion of all of the transactions referred to in this information statement in connection with the separation and distribution.

        Unless the context otherwise requires, references in this information statement to the following terms shall have the following respective meanings:

  •
  "Biogen" refers to Biogen Inc., a Delaware corporation, and its consolidated subsidiaries;

  •
  "distribution" refers to the distribution by Biogen to Biogen stockholders of record as of the record date of all of the outstanding shares of Bioverativ, as further described in this information statement;

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  "hemophilia business" includes Biogen's hemophilia business and certain additional assets and liabilities associated with Biogen's pipeline programs related to hemophilia and other blood disorders;

  •
  "separation" refers to the separation of Biogen's hemophilia business from Biogen's other businesses and the creation, as a result of the distribution, of an independent, publicly traded company, Bioverativ, that holds the hemophilia business, as further described in this information statement; and

  •
  "Bioverativ," "we," "us," "our," "our company" and "the company" refer to Bioverativ Inc., a Delaware corporation, or Bioverativ Inc. together with its subsidiaries, as the context requires, in each case as they will exist assuming the completion of all the transactions referred to in this information statement in connection with the separation and the distribution.

        See "Glossary of Scientific Terms" for definitions of certain additional terms as they are used in this information statement.

        This information statement describes the businesses to be transferred to Bioverativ by Biogen in the separation as if the transferred businesses were Bioverativ's businesses for all historical periods described. References in this information statement to Bioverativ's historical assets, liabilities, products, businesses or activities of Bioverativ's business are generally intended to refer to the historical assets, liabilities, products, businesses or activities of the transferred businesses as the businesses were conducted as part of Biogen prior to the separation.

        You should not assume that the information contained in this information statement is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this information statement may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations or as required by applicable law.

        Websites described in this information statement and the content therein or connected thereto shall not be deemed incorporated into this information statement.

Trademarks, Trade Names and Service Marks

        Bioverativ owns or has rights to use the trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that Bioverativ owns or has rights to use that appear in this information statement include: ALPROLIX® and ELOCTATE®, which may be registered or trademarked in the United States and other jurisdictions. Bioverativ's rights to some of these trademarks may be limited to select markets. Each trademark, trade name or service mark of any other company appearing in this information statement is, to Bioverativ's knowledge, owned by such other company. References to ELOCTATE in this information statement shall also refer

ii

to ELOCTA, the approved trade name for ELOCTATE in the European Union, as the context may require.

Industry and Other Data

        We obtained the industry and market data in this information statement from our own internal estimates and, where noted in this information statement, from industry and general publications and research, surveys, studies and trials conducted by third parties. While we believe that this third party data is generally reliable, we have not independently verified industry and market data from third party sources. In addition, while we believe our estimates are reliable, they have not been verified by any independent source.

        Estimates in this information statement of the patient populations for the diseases that we are targeting are based on published estimates of the rates of incidence of the diseases from scientific and general publications and research, surveys and studies conducted by third parties that we consider to be reliable, although such publications do not guarantee the accuracy or completeness of this information.

iii

 QUESTIONS AND ANSWERS ABOUT THE SEPARATION AND DISTRIBUTION

What is Bioverativ and why is Biogen separating Bioverativ's business and distributing Bioverativ's common stock?	Bioverativ, which is currently a wholly owned subsidiary of Biogen, was formed to hold Biogen's hemophilia business. The separation of Bioverativ from Biogen and the distribution of Bioverativ common stock are intended to provide you with equity investments in two separate, independent public companies, each of which is able to focus on its respective business strategies. Biogen and Bioverativ believe the separation will enable each business to pursue focused growth and investment strategies in its respective therapeutic areas of expertise resulting in the enhanced long-term performance of each business, as discussed in "The Separation and Distribution—Overview" and "The Separation and Distribution—Reasons for the Separation."
Why am I receiving this document?
Biogen is delivering this information statement to you because as of [•], [•], you were a holder of record of shares of Biogen common stock. If you remain a holder of shares of Biogen common stock as of the close of business on [•], [•], you will be entitled to receive [•] share[s] of Bioverativ common stock for each [•] share[s] of Biogen common stock that you held of record at the close of business on such date. This information statement will help you understand how the separation will affect your investment in Biogen and your investment in Bioverativ after the distribution.
How will the separation of Bioverativ from Biogen work?	To accomplish the separation, Biogen will distribute all of the outstanding shares of Bioverativ common stock to Biogen stockholders on a pro rata basis.
Why is the separation of Bioverativ structured as a distribution?
Biogen believes that a tax-free distribution for U.S. federal income tax purposes of shares of Bioverativ common stock to the Biogen stockholders is an efficient way to separate its hemophilia business in a manner that will create long-term value for Biogen, Bioverativ and their respective stockholders. Biogen's obligation to complete the separation is conditioned on the receipt by Biogen of an opinion from tax counsel or other third party advisor to Biogen that the distribution of Bioverativ common stock to Biogen stockholders is a tax-free distribution for U.S. federal income tax purposes. This condition is waivable by Biogen in its sole discretion. For more information, see "The Separation and Distribution—Conditions to the Distribution."
What is the record date for the distribution?	The record date for the distribution will be [•], [•].
When will the distribution occur?
It is expected that all of the shares of Bioverativ common stock will be distributed by Biogen on [•], [•], to holders of record of Biogen common stock at the close of business on [•], [•]. We refer to the date on which shares of Bioverativ common stock are distributed as the "distribution date."

What do stockholders need to do to participate in the distribution?	Nothing. Stockholders of Biogen as of the record date will not be required to take any action to receive Bioverativ common stock, but are urged to read this entire information statement carefully. No stockholder approval of the distribution is required or sought. Therefore, you are not being asked for a proxy to vote on the separation, and you are requested not to send us a proxy. You will neither be required to pay anything for the shares of Bioverativ common stock nor be required to surrender any shares of Biogen common stock to participate in the distribution. Please do not send in your Biogen stock certificates.

The distribution will not affect the number of outstanding shares of Biogen common stock or any rights of Biogen stockholders, although it will affect the market value of each outstanding share of Biogen common stock. See "Questions and Answers about the Separation and Distribution—Will the distribution affect the market price of my Biogen common stock?" for more information.
How will Biogen distribute shares of Bioverativ common stock?
Registered stockholders: If you are a registered stockholder (meaning you hold physical Biogen stock certificates or you own your shares of Biogen common stock directly through an account with Biogen's transfer agent, Computershare Trust Company, N.A. (Computershare)), the distribution agent will credit the number of whole shares of Bioverativ common stock you receive in the distribution to your book-entry account on or shortly after the distribution date, and the distribution agent will mail you a check for any cash in lieu of fractional shares you are entitled to receive.

"Street name" or beneficial stockholders: If you own your shares of Biogen common stock beneficially through a bank, broker or other nominee, your bank, broker or other nominee will credit your account with the number of whole shares of Bioverativ common stock you receive in the distribution on or shortly after the distribution date, and the distribution agent will mail you a check for any cash in lieu of fractional shares you are entitled to receive. Please contact your bank, broker or other nominee for further information about your account.

We will not issue any physical stock certificates to any stockholders receiving shares in the distribution, even if requested. See "The Separation and Distribution—When and How You Will Receive the Distribution" for more information.
How many shares of Bioverativ common stock will I receive in the distribution?
Biogen will distribute to you [•] share[s] of Bioverativ common stock for each [•] share[s] of Biogen common stock you hold of record as of the close of business on [•], [•], the record date. Based on approximately [•] shares of Biogen common stock outstanding as of [•], [•] a total of approximately [•] shares of Bioverativ common stock will be distributed. For more information, see "The Separation and Distribution—The Number of Shares of Bioverativ Common Stock You Will Receive."

Will Bioverativ issue fractional shares in the distribution?	Bioverativ will not distribute fractional shares of its common stock in the distribution. Instead, all fractional shares that Biogen stockholders of record would otherwise have been entitled to receive will be distributed to a distribution agent (acting on behalf of Biogen stockholders), who will aggregate fractional shares into whole shares and sell the whole shares in the public market. We expect the distribution agent, acting on behalf of Biogen, to take about two weeks after the distribution date to fully distribute the aggregate net cash proceeds of these sales on a pro rata basis (based on the fractional share such holder would otherwise be entitled to receive) to those stockholders who would otherwise have been entitled to receive fractional shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares. For more information, see "The Separation and Distribution—The Number of Shares of Bioverativ Common Stock You Will Receive."
What are the conditions to the distribution?	The distribution is subject to the satisfaction (or waiver by Biogen in its sole discretion) of a number of conditions, including, among others:

•

the internal reorganization to separate the Biogen and Bioverativ businesses having been effectuated, except for such steps (if any) as Biogen in its sole discretion has determined need not be completed or may be completed after the effective time of the distribution;

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the receipt and continuing validity of an opinion from tax counsel or other third party advisor to Biogen that is in substance and form satisfactory to Biogen, substantially to the effect that, among other things, the distribution of shares of Bioverativ common stock, together with certain related transactions, will qualify under Sections 355 and 368(a) of the Internal Revenue Code of 1986, as amended (the Code), with the result that Biogen and Biogen's stockholders will not recognize any taxable income, gain or loss for U.S. federal income tax purposes as a result of the distribution, except to the extent of cash received in lieu of fractional shares;

•

the receipt and continuing validity of an opinion from an independent appraisal firm to the Biogen board of directors confirming the solvency and financial viability of Bioverativ after the distribution and, as to compliance by Biogen in declaring to pay the distribution, with surplus requirements under Delaware corporate law, that is in form and substance acceptable to Biogen in its sole discretion;

•

the U.S. Securities and Exchange Commission (SEC) declaring effective Bioverativ's registration statement on Form 10 of which this information statement forms a part, no stop order relating to the registration statement being in effect and no proceedings for such purpose pending before or threatened by the SEC and the distribution of this information statement (or the Notice of Internet Availability of the Information Statement) to all holders of record of shares of Biogen common stock as of the close of business on the record date;

• Bioverativ having executed and delivered the transaction agreements relating to the separation;

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the distribution or any of the related transactions being pending, threatened, issued or in effect;

• the board of directors of Biogen having declared the distribution and having approved all related transactions (and such declaration and approval not having been withdrawn);
• the shares of Bioverativ common stock to be distributed having been accepted for listing on the Nasdaq Global Select Market, subject to official notice of distribution; and

•

no other event or development existing or having occurred that, in the judgment of Biogen's board of directors, in its sole and absolute judgement, makes it inadvisable to effect the distribution and other related transactions.

Biogen and Bioverativ cannot assure you that any or all of these conditions will be met, and Biogen may waive any of these conditions to the distribution. In addition, Biogen can determine at any time not to proceed with the distribution. For more information, see "The Separation and Distribution—Conditions to the Distribution."
What is the expected date of completion of the distribution?
The completion and timing of the distribution are dependent upon a number of conditions. It is expected that the shares of Bioverativ common stock will be distributed by Biogen on [•], [•] to the holders of record of shares of Biogen common stock at the close of business on the record date. However, no assurance can be provided as to the timing of the distribution or that all conditions to the distribution will be met.
Can Biogen decide to cancel the distribution of Bioverativ common stock even if all the conditions have been met?
Yes, until the distribution has occurred, Biogen has the right to terminate the distribution, even if all of the conditions are satisfied. See "The Separation and Distribution—Conditions to the Distribution" for more information.
What if I want to sell my Biogen common stock or my Bioverativ common stock?	You should consult with your advisors, such as your broker, bank or tax advisor.

What is "regular way" and "ex- distribution" trading of Biogen stock?	Beginning on or shortly before the record date and continuing up to and including the distribution date, it is expected that there will be two markets in shares of Biogen common stock: a "regular way" market and an "ex-distribution" market. Shares of Biogen common stock that trade in the "regular way" market will trade with an entitlement to shares of Bioverativ common stock distributed pursuant to the distribution. Shares that trade in the "ex-distribution" market will trade without an entitlement to shares of Bioverativ common stock distributed pursuant to the distribution.

If you hold shares of Biogen common stock on the record date and you decide to sell any shares of Biogen common stock before the distribution date, you should make sure your broker, bank or other nominee understands whether you want to sell your shares of Biogen common stock with or without your entitlement to receive Bioverativ common stock pursuant to the distribution. See "The Separation and Distribution—Trading Between the Record Date and Distribution Date" for more information.
Where will I be able to trade shares of Bioverativ common stock?
Currently, there is no public market for Bioverativ common stock. Bioverativ intends to apply to have its common stock authorized for listing on the Nasdaq Global Select Market under the symbol "BIVV".

Bioverativ anticipates that trading in shares of its common stock will begin on a "when issued" basis on or shortly before the record date for the distribution and will continue up to and including the distribution date. "When issued" trading in the context of a separation refers to a sale or purchase made conditionally on or before the distribution date because the securities of the separated entity have not yet been distributed. "When issued" trades generally settle within two weeks after the distribution date. On the first trading day following the distribution date, any "when issued" trading of our common stock will end and "regular way" trading will begin. "Regular way" trading refers to trading after the security has been distributed and typically involves a trade that settles on the third full trading day following the date of the trade. See "The Separation and Distribution—Trading Between the Record Date and Distribution Date" for more information. We cannot predict the trading prices for our common stock before, on or after the distribution date.
What will happen to the listing of shares of Biogen common stock?	Shares of Biogen common stock will continue to trade on the Nasdaq Global Select Market after the distribution.
Will the number of shares of Biogen common stock that I own change as a result of the distribution?	No. The number of shares of Biogen common stock that you own will not change as a result of the distribution.

Will the distribution affect the market price of my Biogen common stock?	Yes. As a result of the distribution, Biogen expects the trading price of shares of Biogen common stock immediately following the distribution to be lower than the "regular way" trading price of such shares immediately prior to the distribution because the trading price will no longer reflect the value of the hemophilia business. Furthermore, as the market assesses Biogen following the separation, the trading price of shares of Biogen common stock may fluctuate. There can be no assurance that, following the distribution, the combined trading prices of Biogen common stock and Bioverativ common stock will equal or exceed what the trading price of Biogen common stock would have been in the absence of the separation, and it is possible the post-distribution combined equity value of Biogen and Bioverativ will be less than Biogen's equity value prior to the distribution.
What are the U.S. federal income tax consequences of the distribution?
It is a condition to the distribution that Biogen receive an opinion of tax counsel or other third party advisor, satisfactory to Biogen's board of directors, to the effect that the distribution, together with certain related transactions, will qualify under Sections 355 and 368(a)(1)(D) of the Code; this condition is waivable by Biogen in its sole discretion. Except as otherwise noted, it is expected that the distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes to Biogen and the holders of Biogen common stock. Assuming that the distribution, together with certain related transactions, so qualifies, for U.S. federal income tax purposes, no gain or loss will be recognized by you and no amount will be included in your income upon receipt of shares of Bioverativ common stock pursuant to the distribution. You will, however, recognize gain or loss for U.S. federal income tax purposes with respect to cash received in lieu of a fractional share of Bioverativ common stock.

You should consult your own tax advisor as to the particular consequences of the distribution to you, including the applicability and effect of any U.S. federal, state and local tax laws, as well as non-U.S. tax laws. For more information regarding the U.S. federal income tax consequences of the distribution, see "U.S. Federal Income Tax Consequences."
How will I determine my tax basis in the shares of Bioverativ common stock I receive in the distribution?
For U.S. federal income tax purposes, your aggregate basis in the common stock that you hold in Biogen and the new Bioverativ common stock received in the distribution (including any fractional share interest in Bioverativ common stock for which cash is received) will equal the aggregate basis in the shares of Biogen common stock held by you immediately before the distribution, allocated between your shares of Biogen common stock and Bioverativ common stock (including any fractional share interest in Bioverativ common stock for which cash is received) you receive in the distribution in proportion to the relative fair market value of each on the distribution date, for which the relative closing prices on the Nasdaq Stock Market will be used.

You should consult your own tax advisor as to the particular consequences of the distribution to you, including the application of the tax basis allocation rules and the application of state, local and non-U.S. tax laws.
What will Bioverativ's relationship be with Biogen following the distribution?
To effect the separation and provide a framework for Bioverativ's relationship with Biogen after the distribution, Bioverativ intends to enter into a separation agreement and certain other agreements with Biogen, including a tax matters agreement, an employee matters agreement, an intellectual property license agreement, a manufacturing and supply agreement and a transition services agreement. These agreements will provide for the separation between Biogen and Bioverativ of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) of Biogen attributable to periods prior to, at and after the distribution and will govern the relationship between Biogen and Bioverativ subsequent to the completion of the distribution. For additional information regarding the separation agreement and other transaction agreements, see "Risk Factors—Risks Related to the Separation" and "Certain Relationships and Related Person Transactions—Agreements with Biogen."
Are there risks associated with owning Bioverativ common stock?
Yes. Ownership of Bioverativ common stock is subject to both general and specific risks related to Bioverativ's business, the industry in which it operates, its ongoing relationships with Biogen and its status as a separate, publicly traded company. Ownership of Bioverativ common stock is also subject to risks related to the separation. These risks are described in the "Risk Factors" section of this information statement beginning on page 18. You are encouraged to read that section carefully.
Does Bioverativ plan to pay dividends?
Bioverativ does not expect to pay a regular cash dividend following the distribution. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of Bioverativ's board of directors. See "Dividend Policy."
Who will be the distribution agent, transfer agent and registrar for the Bioverativ common stock?
The distribution agent, transfer agent and registrar for Bioverativ common stock will be Computershare. For questions relating to the transfer or mechanics of the stock distribution, you should contact:
Computershare Investor Services 211 Quality Circle, Suite 210 College Station, TX 77845 Tel: (877) 282-1168

How can I contact Biogen or Bioverativ with any questions?	Before the distribution, if you have any questions relating to Biogen or Bioverativ's business performance, you should contact:
Biogen Inc. Investor Relations Department 225 Binney Street Cambridge, MA 02142 Tel: (781) 464-2442 Email: ir@biogen.com
After the distribution, Bioverativ stockholders who have any questions relating to Bioverativ's business performance should contact Bioverativ at:
Bioverativ Inc. Investor Relations [•] Tel: [•] Email: [•]

 INFORMATION STATEMENT SUMMARY

        The following is a summary of material information discussed in this information statement. This summary may not contain all the details concerning the separation or other information that may be important to you. To better understand the separation and Bioverativ's business and financial position, you should carefully review this entire information statement, including the risks discussed under "Risk Factors."

        Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all of the transactions referred to in this information statement in connection with the separation. Some of the statements in this summary constitute forward-looking statements. See "Cautionary Statement Concerning Forward-Looking Statements."

Bioverativ

        Bioverativ is a global biotechnology company focused on the discovery, research, development and commercialization of innovative therapies for the treatment of hemophilia and other blood disorders.

        We market two products, ELOCTATE [Antihemophilic Factor (Recombinant), Fc Fusion Protein] and ALPROLIX [Coagulation Factor IX (Recombinant), Fc Fusion Protein], extended half-life clotting-factor therapies for the treatment of hemophilia A and hemophilia B, respectively. ELOCTATE and ALPROLIX use a process known as Fc fusion to link recombinant factor VIII and factor IX, respectively, to a protein fragment in the body known as Fc. The fusion of the factor with the Fc protein fragment uses a naturally occurring pathway and is designed to extend the half-life of the factor, thereby making the product last longer in a person's blood than traditional factor therapies.

        We collaborate with Swedish Orphan Biovitrum AB (publ) (Sobi) to develop and commercialize ELOCTATE and ALPROLIX globally. We have rights to commercialize ELOCTATE and ALPROLIX in the United States, Japan, Canada, Australia and the rest of the world excluding Sobi's commercialization territory. Sobi's commercialization territory includes Europe, Russia and certain countries in Northern Africa and the Middle East. See "Business—Our Development and Commercialization Arrangements with Sobi." ELOCTATE and ALPROLIX were approved in the United States and Japan in 2014, and in the European Union in 2015 and 2016, respectively.

        We have multiple programs intended to further support our marketed products and an innovative product pipeline devoted to the creation and delivery of new therapies:

  •
  Research activities relating to our marketed products include ongoing and planned post-marketing studies exploring the potential of Fc fusion technology on long-term joint health, immunogenicity and immune tolerance induction in hemophilia patients who develop inhibitors.

  •
  Research activities relating to new products include discovery and preclinical programs studying longer-acting extended half-life hemophilia product candidates, non-factor products to treat hemophilia (such as bi-specific antibody technology) and gene therapies for both hemophilia A and B. We also have ongoing research programs relating to sickle cell disease. See "Business—Pipeline and Research and Development Activities."

        We generate revenue through sales of our products, royalties earned on sales of ELOCTATE and ALPROLIX by Sobi in its commercialization territory and the supply of ELOCTATE and ALPROLIX to Sobi. For the six month period ended June 30, 2016 and the year ended December 31, 2015, we generated revenue of approximately $402.0 million and $560.3 million, respectively, primarily from our sales of ELOCTATE and ALPROLIX in the United States and Japan.

Strengths

        We believe we possess a number of competitive advantages that distinguish us from our competitors, including:

  •
  Portfolio of marketed hemophilia products.  In 2014, the U.S. Food and Drug Administration (FDA) approved ELOCTATE and ALPROLIX as the first extended half-life clotting-factor therapies for hemophilia A and B, respectively. The extended half-life supported by Fc fusion effectively offers one less infusion per week for hemophilia patients on average relative to typical dosing regimens for conventional short-acting therapies.

  •
  Scientific team with significant expertise in the development of hemophilia and other blood disorders.  Our scientific team is highly experienced and includes scientists formerly of Syntonix Pharmaceuticals (Syntonix, and now known as Bioverativ Therapeutics Inc.), a company acquired by Biogen in 2007, who are principally responsible for the discovery and application of the Fc monomer technology used in ELOCTATE and ALPROLIX. We believe our experience in developing this technology, combined with our expertise in developing hemophilia treatments, positions us well to advance next generation technologies in our product pipeline. We also believe that this scientific expertise is applicable to other blood disorders, such as sickle cell disease. Our scientific team includes Dr. Robert Peters, a leading hematology medical and research expert who will join us from Biogen, and will include the addition of a head of research and development, whom we expect to appoint prior to the distribution date.

  •
  Strong relationships with the hemophilia community.  Our team has developed strong ties with the hemophilia community, earning the trust and confidence of patients and health care providers through our commitment to transforming the standard of care in hemophilia. Our commitment is demonstrated by the introduction of ELOCTATE and ALPROLIX, the first major advances in hemophilia treatment in nearly two decades, ongoing community outreach and global humanitarian aid efforts.

  •
  Exclusive relationship with Biogen to supply high-quality, complex hemophilia products.  Our exclusive manufacturing and supply arrangement with Biogen for hemophilia products, together with manufacturing expertise of our personnel, positions us to offer patients and providers with a consistent supply of complex products for the treatment of hemophilia that meet strict standards of quality at all stages of the manufacturing process and throughout our supply chain. See "Certain Relationships and Related Person Transactions—Agreements with Biogen—Manufacturing and Supply Agreement."

  •
  Financial flexibility to drive future growth.  Since the third quarter of 2015, Bioverativ has generated and expects to continue to generate positive cash flows from operations, which we anticipate will allow us to further invest in our marketed products and pipeline, and to pursue strategic opportunities to enhance growth. In addition, we expect to be capitalized by Biogen prior to the distribution with $[    •    ] in cash and do not expect to have any indebtedness for borrowed money as of the distribution date.

  •
  Innovative pipeline with multiple approaches to targeting hemophilia and other blood disorders.  A key element of our growth strategy is advancing our current products and building and advancing our pipeline. We have multiple research initiatives and programs focused on addressing areas of unmet need in hemophilia and other blood disorders, including (i) research on the use of ELOCTATE to induce immune tolerance induction in hemophilia A patients who develop inhibitors, (ii) BIVV 073, a next generation recombinant factor protein using XTEN technology, which has the potential to achieve once weekly or less frequent dosing in hemophilia A, (iii) a non-factor bi-specific antibody program to treat patients with hemophilia A and patients with inhibitors, (iv) two gene therapy programs for hemophilia A and B and (v) early-stage programs in sickle cell disease.

  •
  Experienced management team with track record of successful performance.  Our management team has a strong track record of leadership, performance and execution in the biopharmaceutical industry. John Cox, appointed as our Chief Executive Officer in July 2016, joined Biogen in 2003, and served as Biogen's Executive Vice President, Pharmaceutical Operations and Technology from 2010 through June 2016. During his tenure at Biogen, Mr. Cox was part of its executive leadership team, where he was responsible for many critical areas of Biogen's business, including leading its complex manufacturing operations, growing its biosimilars business and, most recently, serving as head of its global therapeutic operations. In addition to Mr. Cox, other experienced leaders from Biogen are joining us, including Richard Brudnick, Executive Vice President of Business Development, Andrea DiFabio, Executive Vice President and Chief Legal Officer, and Lucia Celona, Executive Vice President and Chief Human Resources and Corporate Communications Officer.

Strategies

        Our objective is to develop therapies to improve the lives of patients living with hemophilia and other blood disorders. The key elements of our strategy include:

  •
  Increase sales and market share of ELOCTATE and ALPROLIX.  We aim to grow sales of ELOCTATE and ALPROLIX through continued differentiation of our long-acting technology platform, increased patient access and expansion of our geographic footprint. We believe we have opportunities to grow sales of these products in existing markets, such as the United States and Japan, by continuing to increase awareness of the clinical value of ELOCTATE and ALPROLIX through long-term study data and the real world experience of the hemophilia community. In addition, we intend to extend our geographic presence into additional countries and regions.

  •
  Advance treatment attributes for marketed products.  We are dedicated to improving the lives of hemophilia patients and the options available to patients and healthcare providers through continued innovation and advancement of our marketed products. While our marketed products provide a more convenient dosing regimen than conventional therapies, there are still serious unmet medical needs for persons living with hemophilia. Our research activities relating to ELOCTATE and ALPROLIX include studies of Fc fusion and its potential to reduce immunogenicity, improve long-term joint health and shorten the time to immune tolerance for patients who develop inhibitors.

  •
  Develop new products providing meaningful advances in treatment.  We intend to leverage our internal expertise and continue our efforts to actively develop novel therapies for hemophilia A and B and other blood disorders through our research and development platform. In particular, we believe that the development of a longer-acting hemophilia A product, enabling once weekly dosing, could have a meaningful treatment impact. Preclinical work on our novel BIVV 073 molecule suggests that our scientists have overcome some of the half-life limitations associated with Factor VIII binding to von Willebrand Factor, and may have the ability to achieve once weekly or less frequent dosing in humans. We intend to move this product candidate to human clinical trials in 2017.

  •
  Pursue strategic opportunities to enhance our pipeline and product portfolio.  We plan to expand our product portfolio through collaborations, licensing opportunities, strategic alliances and tactical acquisitions that meet our strategic business objectives. We also intend to focus on strategic opportunities that enhance our existing research and development platform, product pipeline and commercial effectiveness. One area of particular strategic interest is sickle cell disease, a genetically defined blood disorder affecting an underserved patient population that the Centers for Disease Control and Prevention reported in February 2016 affected an estimated 100,000 individuals in the United States alone.

Summary of Risk Factors

        An investment in Bioverativ common stock is subject to a number of risks, including risks related to our business, risks related to the separation and risks related to our common stock. The following list of risk factors is not exhaustive. Please read the information in the section captioned "Risk Factors" for a more thorough description of these and other risks.

Risks Related to Our Business

  •
  We are dependent on revenues from our products, ELOCTATE and ALPROLIX. If we or Sobi are unable to successfully commercialize ELOCTATE or ALPROLIX, our results of operations would be materially harmed.

  •
  If our hemophilia products fail to compete effectively, our business and market position would suffer.

  •
  Issues with product quality or safety, including the perception of such issues, could negatively affect our business, subject us to regulatory or other actions and cause a loss of confidence in us or our products.

  •
  Our reliance on third parties for aspects of our manufacturing and distribution processes increases the risk that we will not have available sufficient quantities of ELOCTATE and ALPROLIX, or that such quantities may not be available at an acceptable cost, which could delay, prevent or impair our commercialization efforts and materially harm our business, results of operations and financial condition.

  •
  Our inability to maintain adequate coverage, pricing or reimbursement for our products, could have an adverse effect on our business and results of operations.

  •
  If we are unable to obtain and maintain adequate protection for our intellectual property and other proprietary rights, or if we are unable to avoid violation of the intellectual property or proprietary rights of others, we may be subject to liability, the operation of our business may be interrupted or our business or prospects may be otherwise harmed.

  •
  Our sales and operations are subject to the risks of doing business in Japan and other international markets, which could adversely impact our business, results of operations and financial condition.

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  Development of our product candidates is expensive and uncertain. If we are unable to successfully develop and test our product candidates, our business, financial condition, results of operations and prospects will be harmed.

  •
  If our business development activities are unsuccessful, our business could suffer and our financial performance could be adversely affected.

  •
  We depend on relationships with collaborators and other third parties for revenue, and for the development, regulatory approval, commercialization and marketing of certain products, which are outside our full control. If our collaborative efforts are unsuccessful, our commercialization strategies or product development may be delayed, which could have an adverse impact on our business, prospects and results of operations.

  •
  If we or third parties with whom we do business fail to comply with the extensive legal and regulatory requirements affecting the health care industry, we could face increased costs, penalties and harm to our business.

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  Our business and results of operations may be adversely affected by current and potential future health care reforms.

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  A breakdown or breach of our technology systems could subject us to liability or interrupt the operation of our business.

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  Our business involves environmental risks, which include the cost of compliance and the risk of contamination or injury, which could harm our business.

  •
  Significant legal proceedings may adversely affect our results of operations or financial condition.

Risks Related to the Separation

  •
  We may not achieve some or all of the expected benefits of the separation, and the separation could harm our business, results of operations and financial condition.

  •
  We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we will be reliant on Biogen for the provision of certain services for a period of time.

  •
  We have no history of operating as an independent company and we expect to incur increased administrative and other costs following the separation by virtue of our status as an independent public company. Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and should not be relied upon as an indicator of our future results.

  •
  The separation may adversely impact our ability to attract and retain key personnel, which could materially harm our business.

  •
  The separation may result in disruptions to, and negatively impact our relationships with, our customers and other business partners.

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  Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the distribution.

  •
  If the distribution, together with certain related transactions, does not qualify as a transaction that is tax-free for U.S. federal income tax purposes, Biogen and its stockholders could be subject to significant tax liabilities, and we could be required to indemnify Biogen for material taxes pursuant to indemnification obligations under the tax matters agreement.

  •
  We will be subject to numerous restrictions to preserve the tax-free treatment of the transactions in the United States, which may reduce our strategic and operating flexibility.

  •
  Our agreements with Biogen may not reflect terms that would have resulted from negotiations with unaffiliated third parties.

  •
  We will be subject to continuing contingent tax related liabilities of Biogen following the distribution.

  •
  In connection with the separation, we will assume and agree to indemnify Biogen for certain liabilities. If we are required to make payments pursuant to these indemnities to Biogen, we may need to divert cash to meet those obligations and our financial results could be negatively impacted.

  •
  The combined post-separation value of Biogen and our common stock may not equal or exceed the pre-separation value of Biogen common stock.

  •
  No vote of Biogen stockholders is required in connection with this distribution. As a result, if the distribution occurs and you do not want to receive our common stock in the distribution, your sole recourse will be to divest yourself of your Biogen common stock prior to the record date.

Risks Related to Our Common Stock

  •
  There is no existing market for our shares of common stock and an active trading market may not develop for our shares. In addition, once our shares of common stock begin trading, the market price of these shares may fluctuate widely.

  •
  Substantial sales of shares of our common stock may occur immediately following the distribution which could cause the market price of shares of our common stock to decline.

  •
  If securities or industry analysts fail to initiate or maintain coverage of our stock, publish a negative report or change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

  •
  The reduced disclosure requirements applicable to us as an "emerging growth company" may make our shares of common stock less attractive to investors.

  •
  Your percentage ownership in the company may be diluted in the future.

  •
  The public announcement of data from clinical studies or news of any developments related to our or our competitors' products or pipeline may cause significant volatility in our stock price.

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  We do not expect to declare any dividends in the foreseeable future.

  •
  Provisions to be contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

  •
  Our amended and restated certificate of incorporation will designate the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against us and our directors and officers.

The Separation and Distribution

        On May 3, 2016, Biogen announced its plans to separate its hemophilia business from its neurological and neurodegeneration businesses. The distribution is intended to be tax-free for U.S. federal income tax purposes, except as otherwise noted.

        In furtherance of this plan, on [    •    ], [    •    ], Biogen's board of directors approved the distribution of all of the issued and outstanding shares of Bioverativ common stock on the basis of [    •    ] share[s] of Bioverativ common stock for each [    •    ] share[s] of Biogen common stock issued and outstanding on [    •    ], [    •    ], the record date for the distribution. As a result of the distribution, Bioverativ will become an independent, publicly traded company.

Bioverativ's Post-Distribution Relationship with Biogen

        Bioverativ intends to enter into a separation agreement with Biogen, which is referred to in this information statement as the "separation agreement," and various other agreements with Biogen, including a tax matters agreement, an employee matters agreement, an intellectual property license agreement, a manufacturing and supply agreement and a transition services agreement. These agreements will effectuate the separation and provide a framework for Bioverativ's relationship with

Biogen after the distribution. These agreements will provide for the allocation between Biogen and Bioverativ of Biogen's assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after Bioverativ's separation from Biogen. These agreements will also govern certain relationships between Biogen and Bioverativ after the separation. For additional information regarding the separation agreement and the other related agreements, see "Risk Factors—Risks Related to the Separation" and "Certain Relationships and Related Person Transactions—Agreements with Biogen."

Reasons for the Separation

        The Biogen board of directors believes that separating the hemophilia business from the remainder of Biogen is in the best interests of Biogen and its stockholders for a number of reasons, including that:

  •
  the separation will allow each business to pursue focused operational, commercial and strategic priorities that address the distinct patient, physician and stakeholder dynamics of each business;

  •
  the separation will offer each business the ability to achieve operating efficiencies through the allocation of resources to areas presenting high growth potential for its respective business;

  •
  the separation will give each business the opportunity and flexibility to pursue its own investment, capital allocation and growth strategies consistent with its long-term objectives and with a goal of enhancing value for patients, healthcare providers and other key stakeholders;

  •
  the separation will allow each business to more quickly respond to trends, developments and opportunities in its respective markets; and

  •
  the separation will allow investors to separately value each company based on its unique investment identity, including the merits, performance and future prospects of its business, providing investors with two distinct and targeted investment opportunities.

        The Biogen board of directors considered a number of potentially negative factors in evaluating the separation, including risks relating to the creation of a standalone company and possible increased overall costs as well as one-time separation costs, but concluded that the potential benefits of the separation outweighed these factors. For more information, see "The Separation and Distribution—Reasons for the Separation" and "Risk Factors" included elsewhere in this information statement.

Corporate Information

        Bioverativ Inc. was incorporated in the State of Delaware on August 4, 2016 for the purpose of holding Biogen's hemophilia business in connection with the separation described in this information statement. The contribution of this business to Bioverativ is occurring over a period of several months prior to the distribution, and Bioverativ will have no operations prior to such contribution. The address of Bioverativ's principal executive offices is [    •    ]. Bioverativ's telephone number is [    •    ]. Bioverativ will also maintain an Internet site at www.[    •    ].com.

Reason for Furnishing this Information Statement

        This information statement is being furnished solely to provide information to stockholders of Biogen who will receive shares of Bioverativ common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of Bioverativ's securities.

Implications of Being an Emerging Growth Company

        We qualify as an "emerging growth company" as defined in the JOBS Act. As an emerging growth company we may take advantage of specified reduced disclosure and other obligations that are otherwise applicable generally to public companies. These may include the following:

  •
  provision of only three years of selected financial data with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure;

  •
  provision of reduced disclosure about our executive compensation arrangements;

  •
  omission of a non-binding advisory vote on executive compensation or golden parachute arrangements; and

  •
  exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting.

        We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total gross annual revenues of $1 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the distribution; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

        We have irrevocably elected not to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that do not qualify as emerging growth companies.

Summary Historical and Unaudited Pro Forma Combined Financial Information

        The following table sets forth summary historical financial information for the periods indicated below. The summary balance sheet data as of December 31, 2015 and 2014 and the summary statement of income (loss) data for the years ended December 31, 2015, 2014 and 2013 have been derived from the audited combined financial statements for the hemophilia business of Biogen which are included elsewhere in this information statement. The summary balance sheet data as of June 30, 2016 and the summary statement of income data for the six months ended June 30, 2016 and 2015 are derived from the unaudited condensed combined interim financial statements for the hemophilia business of Biogen which are included elsewhere in this information statement. The unaudited condensed combined interim financial data have been prepared on a basis consistent with the basis on which the audited combined financial statements have been prepared. In the opinion of Bioverativ's management, the unaudited condensed combined interim financial data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such data. These interim results are not necessarily indicative of results to be expected for the full year.

        The combined financial statements were prepared on a "carve-out" basis for purposes of presenting what Bioverativ's financial position, results of operations and cash flows would have been for the periods presented had Bioverativ operated the business as a standalone entity. Bioverativ did not operate as a standalone entity in the past and, accordingly, the summary financial data presented herein is not necessarily indicative of Bioverativ's future performance and does not reflect what Bioverativ's financial performance would have been had the company operated as an independent, publicly traded company during the periods presented, and should not be relied upon as an indicator of our future results.

        The unaudited pro forma combined statement of income data for the year ended December 31, 2015 and for the six months ended June 30, 2016 assumes that the separation occurred as of January 1, 2015. The unaudited pro forma combined balance sheet assumes that the separation occurred as of June 30, 2016. The pro forma adjustments are based upon available information and assumptions that Bioverativ believes are factually supportable. The summary unaudited pro forma condensed financial information is for illustrative and informational purposes only and does not purport to represent what the financial position or results of operations would have been if Bioverativ had operated as an independent company during the periods presented or if the transactions described therein had actually occurred as of the date indicated, nor does it project the financial position at any future date or the results of operations for any future period, and should not be relied upon as an indicator of our future results. Please see the notes to the unaudited pro forma combined financial statements included elsewhere in this information statement for a discussion of adjustments reflected in the unaudited pro forma combined financial statements.

        The summary financial information should be read in conjunction with the discussion in "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the unaudited pro forma combined financial statements and corresponding notes, the audited combined financial statements and corresponding notes and the unaudited condensed combined interim financial statements and corresponding notes included elsewhere in this information statement.

	For the Six Months Ended June 30,			For the Years Ended December 31,
(In millions)	Pro forma 2016	2016	2015	Pro forma 2015	2015	2014	2013
Combined Statement of Income (Loss) Data
Total revenues	$402.0	$402.0	$225.5	$560.3	$560.3	$134.4	$—
Net income (loss)	$79.4	$130.2	$(14.5)	$61.6	$108.6	$(360.3)	$(344.6)

	As of June 30,			As of December 31,
(In millions)	Pro forma 2016	2016	2015	2015	2014
Combined Balance Sheet Data
Total assets	$495.7	$541.4	$413.2	$475.6	$376.4
Total long term liabilities	$47.1	$47.4	$19.8	$30.7	$17.1

 RISK FACTORS

        You should carefully consider the following risks and other information in this information statement in evaluating Bioverativ and Bioverativ's common stock. Any of the following risks could materially and adversely affect our results of operations or financial condition and could adversely impact, or result in volatility to, our stock price following the distribution. The risk factors generally have been separated into three groups: risks related to our business, risks related to the separation and risks related to our common stock.

Risks Related to Our Business

We are dependent on revenues from our products, ELOCTATE and ALPROLIX. If we or Sobi are unable to successfully commercialize ELOCTATE or ALPROLIX, our results of operations would be materially harmed.

        Net sales of ELOCTATE and ALPROLIX represent substantially all of our revenues, and this concentration makes us dependent on these two products. Further, we currently have limited resources for commercializing ELOCTATE and ALPROLIX outside of the United States, Canada and Japan, and are dependent on the efforts of Sobi in its commercialization territory. If we were to experience difficulty with the commercialization of ELOCTATE or ALPROLIX, or if Sobi were to experience difficulty with the commercialization of ELOCTATE or ALPROLIX in its commercialization territory, we could experience a significant reduction in revenue and may not be profitable.

        We expect that continued commercialization of ELOCTATE and ALPROLIX will depend on many factors, including the following:

  •
  the effectiveness of the commercial strategy in and outside the United States for the marketing of ELOCTATE and ALPROLIX;

  •
  our ability to maintain our development and commercialization arrangements with Sobi (see "Business—Our Development and Commercialization Arrangements with Sobi");

  •
  the success of our strategies for maintaining and enhancing a positive reputation among hemophilia patients and those in the hemophilia treatment community as to the efficacy and safety of ELOCTATE and ALPROLIX; and

  •
  other factors described in this "Risk Factors" section.

        Many of these factors are beyond our control, and success in any one of these factors will not guarantee success in any of the others. Accordingly, we cannot assure you that we will be able to continue to generate revenue through the sale of ELOCTATE or ALPROLIX.

If our hemophilia products fail to compete effectively, our business and market position would suffer.

        Due to our dependence on sales of our hemophilia products, our business may be harmed if our products are unable to successfully compete in the hemophilia treatment market. The hemophilia treatment market is highly competitive. We compete in the marketing and sale of our products, and in the development of, and acquisition of rights to, new products and technologies.

        We compete with biotechnology and biopharmaceutical companies that have greater financial, technological and other resources. One or more of our competitors may benefit from significantly greater sales and marketing capabilities, may develop products that are accepted more widely than ours or may receive patent protection that dominates, blocks or adversely affects our product development or business.

        Our ability to successfully compete with other hemophilia treatments may be adversely affected if our therapies are not regarded by patients, healthcare providers or payors as offering significant benefits and value as compared to other current treatments. We are aware of a number of companies, including large biopharmaceutical companies, such as Roche Holding AG, Pfizer Inc., Bayer AG,

CSL Ltd. and Baxalta Inc. that currently market or are pursuing the development of products for the treatment of hemophilia. We are also aware of other extended half-life factor products as well as other new technologies, such as gene therapies and bi-specific antibodies, that are in development and, if successfully developed and approved, would compete with ELOCTATE or ALPROLIX. New therapies and technologies have the potential to transform the standard of care for hemophilia patients, and our products may be unable to compete successfully with such new therapies and technologies that may be developed and marketed by other companies.

        In addition, our relatively recent entrance into the hemophilia treatment market relative to certain of our competitors may impact our ability to develop relationships with the associated medical and scientific community that are necessary to properly inform these communities regarding the relative benefits that our products offer.

Issues with product quality or safety, including the perception of such issues, could negatively affect our business, subject us to regulatory or other actions and cause a loss of confidence in us or our products.

        Our success depends upon the quality and safety of our products. Even after a product is approved for marketing, new safety data may emerge from adverse event reports or post-marketing studies. Previously unknown risks and adverse effects of our products may also be discovered in connection with unapproved or off-label uses of our products. A quality or safety issue, including the perception of such issues, may result in investigations by regulatory authorities, product liability, adverse inspection reports, warning letters, product recalls or seizures, monetary sanctions, injunctions to halt manufacture and distribution of products, civil or criminal sanctions, costly litigation, requirements for additional labeling or safety monitoring, refusal of a government to grant approvals and licenses, restrictions on operations or withdrawal of existing approvals and licenses. An inability to address any of these issues in an effective and timely manner may cause negative publicity, loss of physician and patient confidence in the company or its current or future products and may negatively impact physicians' decisions to prescribe our products. These issues could also result in liabilities, loss of revenue, material write-offs of inventory, withdrawal or voluntary recall of our products from the marketplace, delays or limitations in regulatory approvals, material impairments of intangible assets, goodwill and fixed assets, material restructuring charges, difficulty in successfully launching new products and other adverse impacts on our results of operations.

Our reliance on third parties for aspects of our manufacturing and distribution processes increases the risk that we will not have available sufficient quantities of ELOCTATE and ALPROLIX, or that such quantities may not be available at an acceptable cost, which could delay, prevent or impair our commercialization efforts and materially harm our business, results of operations and financial condition.

        We rely, and expect to continue to rely, on third parties for the commercial manufacture and distribution of ELOCTATE and ALPROLIX. For example, in connection with the separation and the distribution, we intend to enter into a manufacturing and supply agreement with Biogen as our sole supplier of ELOCTATE and ALPROLIX for a specified period of time. Biogen is currently the sole manufacturer of ELOCTATE and ALPROLIX. Biogen also relies on third parties with respect to certain aspects of its manufacturing process, including certain sole sources of raw materials. We also rely, and expect to continue to rely, on third parties to distribute our products, including global, regional, and specialty distribution and logistics providers.

        Biogen and other third party providers are independent entities subject to their own unique operational and financial risks that are outside of our control. Any of these third parties may not perform their obligations in a timely and cost-effective manner or in compliance with applicable regulations. Biogen, for instance, may be unable or unwilling to increase production capacity commensurate with demand for our products. Finding alternative providers could take a significant amount of time and involve significant expense due to the specialized nature of these services.

        In the event we change manufacturing partners or the third parties providing packaging, labeling and/or storage of our products, we may need to obtain approval from applicable regulatory authorities. Manufacturers are generally required to maintain compliance with current Good Manufacturing Practices (cGMPs) and other stringent requirements and are subject to inspections by the FDA and comparable agencies in other jurisdictions to confirm such compliance. These cGMP requirements and regulations are not prescriptive instructions on how to manufacture products, but rather a series of principles that must be observed during manufacturing; as a result, their implementation may not be clearly delineated and may present a challenging task as these regulatory requirements are complex, time-consuming and expensive. Moreover, as our products are biologics, they require processing steps that are more difficult than those required for most chemical pharmaceuticals. Any delay, interruption or other issues that arise in the manufacture, fill-finish, packaging or storage of our products as a result of a failure of our facilities or the facilities or operations of third parties to pass any regulatory agency inspection could result in administrative sanctions by the FDA or other U.S. or non-U.S. regulatory agencies. Significant noncompliance could also result in the imposition of monetary penalties or other civil or criminal sanctions.

        We cannot be certain that we could reach agreement with alternative providers or that the FDA or other regulatory authorities would approve our use of alternative manufacturers or providers on a timely basis. Any adverse developments affecting our supply chain may result in development delays, shipment delays, inventory shortages, lot failures, product withdrawals or recalls or other interruptions in the commercial supply of our products. In addition, loss or damage to a manufacturing facility or storage site due to a natural disaster or otherwise could adversely affect our ability to manufacture sufficient quantities of our products or to deliver products to meet customer demand or contractual requirements, any of which may result in a loss of revenue and other adverse business consequences. We may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives. Such developments could increase our manufacturing or development costs, cause us to lose revenue or market share as patients and physicians turn to competing therapeutics, diminish our profitability or damage our reputation. Moreover, any failure of Biogen to supply ELOCTATE and ALPROLIX could cause us to breach our supply agreements to Sobi for these products, which may subject us to liability under those agreements and impair our relationship with Sobi.

Our inability to maintain adequate coverage, pricing or reimbursement for our products, could have an adverse effect on our business and results of operations.

        Sales of ELOCTATE and ALPROLIX are dependent, in large part, on the availability and extent of coverage, pricing and reimbursement from government health administration authorities, private health insurers and other organizations. When a new biopharmaceutical product is approved, the availability of government and private insurance coverage for that product may be uncertain, as is the pricing of the product and extent to which the product will be reimbursed. Failure to maintain adequate coverage, pricing or reimbursement for our products could have an adverse effect on our business and results of operations.

        Pricing and reimbursement for our products may be adversely affected by a number of factors, including:

  •
  changes in federal, state or foreign government regulations or private third party payors' reimbursement policies;

  •
  pressure by employers on private health insurance plans to reduce costs;

  •
  consolidation and increasing assertiveness of payors, including managed care organizations, health insurers, pharmacy benefit managers, government health administration authorities, private health insurers and other organizations seeking price discounts or rebates in connection with the placement of our products on their formularies and, in some cases, imposing restrictions on access to, coverage of or pricing for particular drugs based on perceived value; and

  •
  the influence of third party organizations advocating for discounted pricing with respect to our products.

        Our ability to set the price for our products can vary significantly from country to country and, as a result, so can the price of our products. Pricing and acceptance of ELOCTATE and ALPROLIX in certain countries are also subject to risks due to the tendering process required in those countries, as well as the comparison of dose pricing of our products against conventional treatments. If we are unable to demonstrate to healthcare providers and payors the value of prophylaxis treatment and reduced consumption of our products compared to conventional treatments, our products may not be accepted or we may not secure adequate prices in a particular country. Our inability to secure adequate prices in a particular country may limit the marketing of our products within that country, and may also adversely affect our ability to obtain acceptable prices in other markets. This may create the opportunity for third party cross-border trade or influence our decision to sell or not to sell a product in a particular country, thus adversely affecting our geographic expansion plans and revenues.

        Pricing for therapies and other health care costs are under significant scrutiny in the markets in which our products are prescribed and continue to be subject to intense political and societal pressures which we anticipate will continue and escalate. As a result, our business and reputation may be harmed.

If we are unable to obtain and maintain adequate protection for our intellectual property and other proprietary rights, or if we are unable to avoid violation of the intellectual property or proprietary rights of others, we may be subject to liability, the operation of our business may be interrupted or our business or prospects may be otherwise harmed.

        Our commercial success depends in part on our ability to obtain and defend patent and other intellectual property rights that are important to the development, manufacture and commercialization of our products and product candidates. The degree of patent protection that will be afforded to our products and processes in the United States and in other important non-U.S. markets remains uncertain and is dependent upon the scope of protection decided upon by the patent offices, courts and lawmakers in those countries. We can provide no assurance that we will successfully obtain or preserve patent protection for the technologies incorporated into our products and processes, or that the scope of patent protection obtained will be sufficient to protect our commercial interests in all countries where we conduct business. If we cannot prevent others from exploiting our inventions, we will not derive the benefit from them that we currently expect.

        We exclusively license, under an agreement with Amunix Operating Inc. (Amunix), the XTEN technology that is used in connection with certain of our pipeline product candidates. If that agreement were to be terminated or if we otherwise lost our rights to such technology, our ability to develop, manufacture and commercialize such product candidates could be adversely affected, and could materially harm our business prospects.

        We also rely on regulatory exclusivity for protection of our products. Implementation and enforcement of regulatory exclusivity varies widely from country to country. Failure to qualify for regulatory exclusivity, or failure to obtain or maintain the extent or duration of such protections that we expect for our products in each of these markets due to challenges, changes of interpretations in the law or otherwise, could affect the revenue for our products, our decision on whether to market our products in a particular country or countries or could otherwise have an adverse impact on our results of operations.

        Additionally, we rely in part on confidentiality and non-use agreements with our employees, consultants, collaborators and other business partners to protect our proprietary technology and processes. If any of these individuals or entities breaches their confidentiality, non-use or similar agreements with us, we may not have adequate remedies for that breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors and even patented by them. If that happens, the potential competitive advantages provided by our intellectual property may be adversely affected. We may then need to license such competing technologies, and we may not be able to obtain licenses on reasonable terms, if at all, which could cause material harm to our business. Moreover, to the extent that our employees, consultants, parties to collaboration agreements and other business partners use intellectual property owned by others in their work for the company, disputes may arise as to the rights in related or resulting know-how and inventions.

        Our success also depends in part on our, and on the people with whom we collaborate and do business, not infringing patents and proprietary rights of others, and not breaching any licenses or other agreements that we or they have entered into with regard to our technologies, products and business. We cannot be certain that patents have not or will not be issued to others that would block our ability to obtain patents or to operate our business as we would like or at all. There may be patents in some countries that, if valid and if we are unsuccessful in circumventing or acquiring rights to them, could block our ability to commercialize products in those countries. There also may be claims in patent applications filed in some countries that, if granted and valid, and if we are unable to circumvent or license them, could also block our ability to commercialize products or processes in those countries.

        Litigation, interferences, oppositions, inter partes reviews or other proceedings are, and may in the future be, necessary in some instances to determine the validity and scope of certain of our proprietary rights, and in other instances to determine the validity, scope or non-infringement of certain patent rights claimed by third parties to be pertinent to the manufacture, use or sale of our products. Patent-related claims could include challenges to the scope and validity of our patents on products or processes as well as allegations that our products infringe patents held by competitors or others. We may also face challenges to regulatory or patent protections covering our products by manufacturers of biosimilars that may choose to launch or attempt to launch their products before the expiration of our regulatory or patent exclusivity.

        Biogen has received communications from a third party, Pfizer, regarding a proposal that Biogen take a license to Pfizer's U.S. Patent No. 8,603,777 (Expression of Factor VII and IX Activities in Mammalian Cells) and pay royalties on past and future sales of ALPROLIX. There is no pending litigation with Pfizer and an estimate of a possible loss or range of loss cannot be made at this time. We do not believe this patent would adversely affect our ability to sell ALPROLIX; however, we cannot assure you that we would ultimately prevail if this or any other intellectual property infringement claim is asserted against us, and we may receive in the future other communications from third parties claiming infringement of third party intellectual property rights.

        The disposition of claims or proceedings is unpredictable and, regardless of the merits or the outcome, may be protracted, expensive and distracting to management. Moreover, the disposition and outcome of any such claims or proceedings could adversely affect the validity and scope of our patent or other proprietary rights; hinder our ability to manufacture, market and sell our products; lead to attempts on the part of other parties to pursue similar claims; force us to redesign those products or processes that use any allegedly infringing or misappropriated technology, which may result in significant cost or delay to us, or which the redesign of could be technically infeasible; require us to seek a license for the impacted product or technology and pay royalties; or result in the assessment of significant monetary damages against us that may exceed amounts, if any, accrued in our financial statements, including the possibility of treble damages in a patent case if a court finds us to have willfully infringed certain intellectual property rights. In addition, payments under any licenses that we are able to obtain would reduce our profits derived from the covered products and services.

Furthermore, many of our collaboration agreements, including with Sobi, require us to indemnify the collaboration parties for third party intellectual property infringement claims, which would increase the cost to us of any such claim. Any of these adverse effects may be material and, consequently, may adversely impact our cash flow, financial position and results of operations.

Our sales and operations are subject to the risks of doing business in Japan and other international markets, which could adversely impact our business, results of operations and financial condition.

        We are increasing our presence in Japan, Canada and other non-U.S. markets, which subjects us to many risks that could adversely affect our business and revenues, such as:

  •
  the inability to obtain necessary non-U.S. regulatory or pricing approvals of products in a timely manner;

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  differing local product preferences and product requirements;

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  changes in medical reimbursement policies and programs;

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  fluctuations in foreign currency exchange rates, in particular the recent strength of the U.S. dollar versus foreign currencies;

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  difficulties in staffing and managing non-U.S. operations;

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  uncertainties regarding the collectability of accounts receivable;

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  differing and increased labor regulations, including non-U.S. work councils;

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  the imposition of governmental controls;

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  less favorable intellectual property or other applicable laws;

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  increasingly complex standards for complying with non-U.S. laws and regulations that may differ substantially from country to country and may conflict with corresponding U.S. laws and regulations;

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  government involvement in funding health care in major overseas markets;

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  the far-reaching anti-bribery and anti-corruption legislation in the United Kingdom and elsewhere, including the U.K. Bribery Act 2010, and the escalation of investigations and prosecutions pursuant to such laws;

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  compliance with complex import and export control laws;

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  restrictions on direct investments by non-U.S. entities and trade restrictions;

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  greater political or economic instability; and

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  changes in tax laws and tariffs.

        We cannot guarantee that our efforts to initiate or expand sales in these markets will succeed. Some non-U.S. markets may be especially vulnerable to periods of financial instability or may have very limited resources to spend on health care. To successfully implement our strategy in non-U.S. markets, we must attract and retain qualified personnel or may be required to increase our reliance on third party distributors within those markets. In addition, many of the countries in emerging markets have currencies that fluctuate substantially. If such currencies devalue and we cannot offset the devaluations, our financial performance within those countries could be adversely affected. In addition, price and currency exchange controls, limitations on participation in local enterprises, expropriation, nationalization and other governmental actions could affect our business and results of operations in these markets.

        In addition, our non-U.S. operations are subject to regulation under U.S. law. For example, the U.S. Foreign Corrupt Practices Act (the FCPA) prohibits U.S. companies and their representatives from offering, promising, authorizing or making payments to foreign officials for the purpose of obtaining or retaining business abroad. In many countries, the health care professionals we regularly interact with may meet the definition of a foreign government official for purposes of the FCPA. Failure to comply with U.S. or non-U.S. laws could result in various adverse consequences, including: possible delay in approval or refusal to approve a product; recalls, seizures or withdrawal of an approved product from the market; disruption in the supply or availability of our products or suspension of export or import privileges; the imposition of civil or criminal sanctions; the prosecution of executives overseeing our international operations; and damage to our reputation. Any significant impairment of our ability to sell products outside of the U.S. could adversely impact our business and financial results.

Development of our product candidates is expensive and uncertain. If we are unable to successfully develop and test our product candidates, our business, financial condition, results of operations and prospects will be harmed.

        A part of our long-term strategy is the continued development of marketed products and our product pipeline programs. The research and development of biological products is subject to numerous risks and uncertainties and requires significant capital expenditures and management resources. Only a small percentage of product candidates that enter the development process ever receive regulatory approval. The process of conducting the preclinical and clinical testing required to establish safety and efficacy and obtain regulatory approval is expensive and uncertain and takes many years. The FDA and non-U.S. regulatory agencies generally require pre-clinical (animal) testing as well as multiple stages of clinical (human) testing before a product gains regulatory approval, and failure may occur at any stage of testing. Positive results in a trial may not be replicated in subsequent or confirmatory trials, and success in preclinical work or early stage clinical trials does not ensure that later stage or larger scale clinical trials will be successful or that regulatory approval will be obtained. Furthermore, our ability to commence and complete clinical trials may be delayed, and our existing trials may be stopped, due to various factors, including: variability in the number and types of patients available for each study; difficulty in maintaining contact with patients after treatment, resulting in incomplete data, unforeseen safety issues or side effects; varying interpretations of clinical trial data; poor or unanticipated effectiveness of candidates during clinical trials; and government or regulatory delays.

        These risks are enhanced by our reliance on third parties for aspects of the research and development process. We rely, and expect to continue to rely, on third parties to store and distribute drug supplies for our clinical trials as well as contract research organizations (CROs), clinical data management organizations, medical institutions and clinical investigators to conduct and manage our preclinical and clinical trials and to accurately report their results. Reduced control over these activities may impact our ability to control the timing, conduct, expense, reliability and quality of our clinical trials, but does not relieve us of our regulatory responsibility for trials that we sponsor. For example, we remain responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial as well as regulatory standards such as current Good Clinical Practices (cGCPs). Failure to fully comply with the study protocol or applicable regulations or regulatory standards could result in the clinical data generated in those studies being deemed unreliable. This failure may also result in the rejection of our product candidates by the FDA or a non-U.S. regulatory agency, or may result in our having to conduct additional audits or require additional clinical studies, which would delay our development programs, require us to incur additional costs and could substantially harm our business and financial condition. If the third parties we rely on for research and development activities do not successfully carry out their contractual duties, do not meet expected deadlines, experience work stoppages, terminate their agreements with us, need to be replaced or do not conduct our clinical trials in accordance with regulatory requirements or our stated protocols, we may need to enter into new arrangements with alternative third parties, which could be difficult, costly or impossible. As a result, our clinical trials may be extended, delayed, terminated or may need to be repeated.

        Even if we are able to successfully develop new products or indications, sales of new products or products with additional indications may not meet expectations. Our products may not achieve an adequate level of acceptance in the medical community until longer-term clinical data or other factors demonstrate their safety and efficacy as compared to other alternative treatments. We may also make a strategic decision to discontinue development of a product or indication if, for example, we believe commercialization will be difficult relative to the standard of care or other opportunities in our pipeline.

        The occurrence of any of these events could result in significant costs and expenses and lost market opportunities.

If our business development activities are unsuccessful, our business could suffer and our financial performance could be adversely affected.

        We intend to engage in business development activities, including evaluating potential acquisitions, strategic alliances, collaborations, technology licensing arrangements and other opportunities. These activities may require a substantial investment of our resources. Our success developing products or expanding our product portfolio from such business development activities will depend on a number of factors, including:

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  our ability to find suitable opportunities for acquisition, investment or alliance;

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  whether we are able to complete an acquisition, investment or alliance on terms that are satisfactory to us;

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  the strength of the technology and products being licensed or acquired;

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  any intellectual property and litigation related to these products or technology; and

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  our ability to successfully integrate the acquired company, business, product, technology or research into our existing operations, including the ability to adequately fund acquired in-process research and development projects and to maintain adequate controls over the combined operations.

        If we are unsuccessful in our business development activities, we may be unable to grow or meet our financial targets and our business and financial performance could be adversely affected.

We depend on relationships with collaborators and other third parties for revenue, and for the development, regulatory approval, commercialization and marketing of certain products, which are outside our full control. If our collaborative efforts are unsuccessful, our commercialization strategies or product development may be delayed, which could have an adverse impact on our business, prospects and results of operations.

        We rely, and expect to continue to rely, on a number of significant collaborative and other third party relationships for revenue, and for the development, regulatory approval, commercialization and marketing of our products and product candidates. These third parties may include other biotechnology and biopharmaceutical companies, academic and research institutions, governments and government agencies and other public and private research organizations. For example, in addition to our collaboration with Sobi, we are pursuing programs with other third parties in hemophilia A and hemophilia B using XTEN technology, gene therapy and non-factor bi-specific antibodies.

        Reliance on collaborative and other third party relationships subjects us to a number of risks, including:

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  we may be unable to control the resources our collaborator devotes to our programs or product candidates;

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  disputes may arise with respect to ownership of rights to technology developed with our collaborator, and the underlying contract with our collaborator may fail to provide us with significant protection or may fail to be effectively enforced if the collaborator fails to perform;

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  our collaborators' interests may not always be aligned with our interests and a collaborator may not pursue regulatory approvals or market a product in the same manner or to the same extent that we would, which could adversely affect our revenues;

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  the failure to effectively cooperate with our collaborators could adversely affect product sales or the clinical development or regulatory approvals of product candidates under joint control and could also result in termination of the research, development or commercialization of product candidates, litigation or arbitration; and

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  any failure on the part of our collaborator to comply with applicable laws and regulatory requirements in the marketing, sale and maintenance of the market authorization of our products or to fulfill any responsibilities our collaborator may have to protect and enforce any intellectual property rights underlying our products or product candidates could have an adverse effect on our revenues and involve us in legal proceedings.

        Given these risks, there is considerable uncertainty regarding the success of our current and future collaborative efforts. If these efforts fail, our product development or commercialization of new products could be delayed or revenues from products could decline.

If we or third parties with whom we do business fail to comply with the extensive legal and regulatory requirements affecting the health care industry, we could face increased costs, penalties and harm to our business.

        Our activities, and the activities of our collaborators, distributors and other third party providers, are subject to extensive government regulation and oversight both in the U.S. and in non-U.S. jurisdictions.

        To be approved for marketing, a potential product must undergo lengthy and rigorous testing and other extensive, costly and time-consuming procedures mandated by the FDA and non-U.S. regulatory authorities. Satisfaction of these regulatory requirements typically takes many years. Moreover, regulatory oversight continues to apply after product marketing approval and covers, among other things, testing, manufacturing, distribution, quality control, labeling, advertising, promotion, risk mitigation and adverse event reporting requirements. Our facilities, or those of third parties on which we rely, must be licensed prior to production and remain subject to inspection from time to time thereafter. Separately, if previously unknown problems occur with regards to our marketed products, any of our products may have to be withdrawn from the market or subject to restrictions. Regulatory agencies may also require additional clinical trials or testing for our products, and our products may be recalled or may be subject to reformulation, changes in labeling, warnings to the public and negative publicity. We cannot guarantee that we will be able to maintain regulatory approval to market our products.

        Further, even if we are successful in gaining regulatory approval of any of our product candidates, the extent to which we are able to commercialize the product may be less than we anticipate. Regulatory authorities may grant marketing approval that is more restricted than anticipated. These restrictions may include limiting indications to narrow patient populations and imposing safety monitoring, educational requirements and risk evaluation and mitigation strategies (REMS). In addition, if we seek to expand or change the use of any of our marketed products, those changes may be subject to vigorous review and include multiple regulatory submissions, and approvals are not certain.

        In addition to FDA and related regulatory requirements, we are subject to health care "fraud and abuse" laws governing our interactions in the U.S. and non-U.S. jurisdictions with physicians or other health care providers that prescribe or purchase our products. In the United States, these laws include the federal False Claims Act, the anti-kickback provisions of the federal Social Security Act, the Physician Payment Sunshine provisions, and other state and federal laws and regulations. In both the United States and other jurisdictions, health care companies such as ours are facing heightened scrutiny of their relationships with health care providers from anti-corruption enforcement officials and private individuals. Many biotechnology and biopharmaceutical companies have been the target of lawsuits and investigations alleging violations of government regulation, including claims asserting submission of incorrect pricing information, impermissible off-label promotion of biotechnology and biopharmaceutical products, payments intended to influence the referral of health care business, submission of false claims for government reimbursement, antitrust violations or violations related to environmental matters. There also recently has been enhanced scrutiny of company-sponsored patient assistance programs, including insurance premium and co-pay assistance programs and donations to third party charities that provide such assistance. If we, or our vendors or donation recipients, fail to comply with relevant laws, regulations or government guidance in the operation of these programs, we could be subject to significant fines or penalties. Our risks under health care fraud and abuse laws may be heightened as we continue to expand our global operations and if we enter new therapeutic areas with different patient populations, which may have product distribution methods distinct from those we currently utilize.

        Violations of governmental regulation, such as a failed inspection or a failure in our adverse event reporting system, or any health care fraud and abuse law may be punishable by criminal, civil and administrative sanctions against us as well as against executives overseeing our business. These may include adverse inspection reports; refusal to grant approvals or licenses; warning letters; fines and civil monetary penalties; withdrawal of regulatory approval or licenses; interruption of production; operating restrictions; product recall or seizure; injunctions; criminal prosecution and exclusion from participation in government programs, including Medicare and Medicaid, as well as against executives overseeing our business. In addition to penalties for violation of laws and regulations, we could be required to repay amounts we received from government payors, or pay additional rebates and interest if we are found to have miscalculated the pricing information we have submitted to the government. We cannot ensure that our compliance controls, policies, and procedures will in every instance protect us from acts committed by our employees, collaborators, partners or third party providers that would violate the laws or regulations of the jurisdictions in which we operate. Whether or not we have complied with the law, an investigation into alleged unlawful conduct could increase our expenses, damage our reputation, divert management time and attention and adversely affect our business. Any of these actions could cause a loss of confidence in us and our products, which could adversely affect our sales. Even if it is later determined that we are not in violation of these laws, we may be faced with negative publicity, incur significant expenses defending our position and have to divert significant management resources from other matters.

Our business and results of operations may be adversely affected by current and potential future health care reforms.

        In the United States, federal and state legislatures, health agencies and third party payors continue to focus on containing the cost of health care. Legislative and regulatory proposals and enactments to reform health care insurance programs could significantly influence the manner in which our products are prescribed and purchased. For example, provisions of the Patient Protection and Affordable Care Act (the PPACA) have resulted in changes in the way health care is paid for by both governmental and private insurers in the United States, including increased rebates owed by manufacturers under the Medicaid Drug Rebate Program, annual fees and taxes on manufacturers of certain branded prescription drugs, the requirement that manufacturers participate in a discount program for certain outpatient drugs under Medicare Part D and the expansion of the number of hospitals eligible for discounts under Section 340B of the Public Health Service Act. Many of the PPACA requirements are new and uncertain, and the penalties for failing to comply with these requirements are unclear. All of these changes have had and are expected to continue to have a significant impact on our business.

        There is also significant economic pressure on U.S. state budgets that may result in states increasingly seeking to achieve budget savings through mechanisms that limit coverage or payment for our drugs. In recent years, some states have considered legislation and ballot initiatives that would control the prices of drugs, including laws to allow importation of biotechnology and biopharmaceutical products from lower cost jurisdictions outside the U.S. and laws intended to impose price controls on state drug purchases. State Medicaid programs are increasingly requesting manufacturers pay supplemental rebates and requiring prior authorization by the state program for use of any drug for which supplemental rebates are not paid. Government efforts to reduce Medicaid expenses may lead to increased use of managed care organizations by Medicaid programs. This may result in managed care organizations influencing prescription decisions for a larger segment of the population and a corresponding constraint on prices and reimbursement for our products. In addition, under the PPACA, as states implement their health care marketplaces or operate under the federal exchange, the impact on drug manufacturers, including us, will depend in part on the formulary and benefit design decisions made by insurance sponsors or plans participating in these programs. It is possible that we may need to provide discounts or rebates to such plans in order to maintain favorable formulary access to our products for this patient population, which could have an adverse impact on our sales and results of operations.

        In the European Union and some other non-U.S. markets, the government provides health care at low cost to consumers and regulates biotechnology and biopharmaceutical prices, patient eligibility or reimbursement levels to control costs for the government-sponsored health care system. Many countries have announced or implemented measures to reduce health care costs to constrain their overall level of government expenditures. These measures vary by country and may include, among other things, patient access restrictions, suspensions on price increases, prospective and possibly retroactive price reductions and other recoupments and increased mandatory discounts or rebates, recoveries of past price increases and greater importation of drugs from lower-cost countries. These measures have negatively impacted our revenues and may continue to adversely affect our revenues and results of operations in the future.

A breakdown or breach of our technology systems could subject us to liability or interrupt the operation of our business.

        We will be increasingly dependent upon technology systems and data, many of which are new or unfamiliar systems following our spin-off from Biogen. Our intellectual property, computer systems, other proprietary technology and other sensitive company data is potentially vulnerable to loss, damage or misappropriation from system malfunction, computer viruses, unauthorized access to data or misappropriation or misuse thereof by those with permitted access and other events. Likewise, data privacy or security breaches by individuals authorized to access our technology systems or others may pose a risk that sensitive data, including intellectual property, trade secrets or personal information belonging to us, our patients, customers or other business partners, may be exposed to unauthorized persons or to the public. The increasing use and evolution of technology, including cloud-based computing, creates additional opportunities for the unintentional dissemination of information and the intentional destruction of confidential information stored in the company's systems or in non-encrypted portable media or storage devices. Cyber attacks are increasing in their frequency, sophistication and intensity. While we continue to build and improve our systems and infrastructure and take appropriate security measures to reduce these risks to our intellectual property, data and information technology systems, there can be no assurance that our efforts will prevent breakdowns, breaches, cyber incidents or other events. Such events could have a negative effect on our reputation, business, financial condition or results of operations. Further, the misappropriation or other loss of our intellectual property from any of the foregoing could have an adverse effect on our competitive position and may cause us to incur substantial litigation costs.

Our business involves environmental risks, which include the cost of compliance and the risk of contamination or injury, which could harm our business.

        Our business and the business of several of our third party contractors involve the controlled use of hazardous materials, chemicals, biologics and radioactive compounds. Although we believe that our and their safety procedures for the handling and disposing of such materials comply with state, federal and non-U.S. laws and standards, there will always be the risk of accidental contamination or injury. If we were to become liable for an accident, or if a facility in which our products or product candidates were manufactured suffered an extended shutdown, we could incur significant costs, damages or penalties that could harm our business. Manufacturing, distribution and disposal of our products and product candidates also requires compliance with environmental laws and may require permits from government agencies, including governmental authorizations or permits for water supply, wastewater discharge and waste disposal. If we or our contract parties do not obtain or comply with appropriate permits and other requirements of environmental laws, we or they could incur significant penalties and other costs and limits on manufacturing volumes that could harm our business.

Significant legal proceedings may adversely affect our results of operations or financial condition.

        We are subject to the risk of litigation, derivative claims, securities class actions, regulatory and governmental investigations and other proceedings, including proceedings arising from investor dissatisfaction with us or our performance. If any claims were brought against us and resulted in a finding of substantial legal liability, the finding could materially adversely affect our business, financial condition or results of operations or cause significant reputational harm to us, which could seriously adversely impact our business. Allegations of improper conduct by private litigants or regulators, regardless of veracity, may harm our reputation and adversely impact our ability to grow our business.

Risks Related to the Separation

We may not achieve some or all of the expected benefits of the separation, and the separation could harm our business, results of operations and financial condition.

        We may not be able to achieve some or all of the anticipated strategic, financial, operational, marketing or other benefits expected to result from the separation, or such benefits may be delayed or not occur at all. For example, in order to position ourselves for the separation, we are undertaking strategic, structural and process realignment actions within our operations. These actions may not provide the benefits we currently expect, and could lead to disruption of our operations, loss of, or inability to recruit, key personnel needed to operate and grow our businesses following the separation, weakening of our internal standards, controls or procedures and impairment of our key customer and supplier relationships. In addition, completion of the separation will require significant amounts of management's time and effort, which may divert management's attention from operating and growing our businesses.

        By separating from Biogen, we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the current Biogen organizational structure. As part of Biogen, we have been able to enjoy certain benefits from Biogen's operating diversity, purchasing power and opportunities to pursue integrated strategies with Biogen's other businesses. As an independent, publicly traded company, we will not have similar diversity or integration opportunities and may not have similar purchasing power or access to capital markets.

Additionally, as part of Biogen, we have been able to leverage Biogen's historical market reputation, performance and brand identity to recruit and retain key personnel to run our business. As an independent, publicly traded company, we will not have the same historical market reputation and performance or brand identity as Biogen. If we fail to achieve some or all of the benefits that we expect to achieve as an independent company, or do not achieve them in the time we expect, our business, operating results, financial condition or prospects may suffer.

We may be unable to make, on a timely or cost-effective basis, the changes necessary to operate as an independent company, and we will be reliant on Biogen for the provision of certain services for a period of time.

        We have historically operated as part of Biogen's corporate organization, and Biogen has assisted us by providing various corporate and other business functions. Following the separation, Biogen will have no obligation to provide us with assistance other than providing certain services pursuant to agreements described under "Certain Relationships and Related Person Transactions—Agreements with Biogen." If Biogen is unable or unwilling to satisfy its obligations under these agreements, we could incur operational difficulties or losses that could have a material and adverse effect on our business, operating results and financial condition.

        The services to be provided by Biogen do not include every service or all of the information and technology systems that we have received from Biogen in the past, and Biogen is only obligated to provide these services for limited periods of time from the distribution date. Accordingly, following the separation, we will need to provide internally or obtain from unaffiliated third parties the systems and services we currently receive from Biogen.

        If we do not have in place our own systems and services, including technology systems and services, or if we do not have agreements with other providers of these services in a timely manner or on terms and conditions as favorable as those we receive from Biogen, we may not be able to operate our business effectively and our profitability may decline. Furthermore, if we fail to obtain the quality of services necessary to operate effectively or incur greater costs in obtaining these services, our profitability, operating results and financial condition may be materially and adversely affected.

We have no history of operating as an independent company and we expect to incur increased administrative and other costs following the separation by virtue of our status as an independent public company. Our historical and pro forma financial information is not necessarily representative of the results that we would have achieved as a separate, publicly traded company and should not be relied upon as an indicator of our future results.

        Our historical information provided in this information statement refers to our business as operated by and integrated with Biogen. Our historical and pro forma financial information included in this information statement is derived from the consolidated financial statements and accounting records of Biogen. Accordingly, the historical and pro forma financial information included in this information statement may not reflect the operating results, financial condition or cash flows that we would have achieved as a separate, publicly traded company during the periods presented or what we will achieve in the future primarily as a result of the following factors, among others:

  •
  Prior to the separation, our business has been operated by Biogen as part of its broader corporate organization, rather than as an independent company. Biogen or one of its affiliates performed various corporate functions for us, including executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology, investor relations, shared services, insurance, employee benefits and incentives and share-based compensation. Our historical and pro forma financial results reflect allocations of corporate expenses from Biogen for such functions, which are likely to be less than the expenses we would have incurred had we operated as a separate, publicly traded company. Following the separation, our costs related to such functions previously provided by Biogen may increase.

  •
  Currently, our business is integrated with the other businesses of Biogen. Historically, we have shared economies of scope and scale in costs, employees, vendor relationships and customer relationships. Although we will enter into certain agreements with Biogen in connection with the separation, these arrangements may not fully capture the benefits that we have enjoyed as a result of being integrated with Biogen and may result in us incurring higher costs than in the past.

  •
  We may lose certain synergies and benefits we enjoyed as a result of being a part of Biogen. As a part of Biogen, we benefited from, among other things, access to potential new customers from Biogen and capital to fund acquisitions and investments. In addition, being a part of Biogen enabled us to leverage Biogen's technological capabilities, data and commerce platforms.

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  Generally, our working capital requirements and capital for our general corporate purposes, including acquisitions and capital expenditures, have historically been satisfied as part of the corporate-wide cash management policies of Biogen. Following the completion of the separation, we may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, or through strategic relationships or other arrangements, which may or may not be available and may be more costly.

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  We will enter into transactions with Biogen that did not exist prior to the separation. See "Certain Relationships and Related Person Transactions" for information regarding these transactions.

        Other significant changes may occur in our cost structure, management, financing and business operations as a result of operating as a company separate from Biogen. For additional information about the past financial performance of our business and the basis of preparation of the historical combined financial statements and the unaudited pro forma condensed combined financial statements of our business, see "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and accompanying notes included elsewhere in this information statement.

The separation may adversely impact our ability to attract and retain key personnel, which could materially harm our business.

        Our success depends in large part upon the leadership and performance of our management team and other key employees. Operating as an independent company will demand a significant amount of time and effort from our management and other employees and may give rise to increased employee turnover. If we lose the services of members of our management team or other key employees, we may not be able to successfully manage our business or achieve our business objectives.

        Following the separation, we will need to continue to attract and retain qualified key personnel in a highly competitive environment. Our ability to attract, recruit and retain such talent will depend on a number of factors, including the hiring practices of our competitors, the performance of our late stage programs, our compensation and benefits, work location and work environment and economic conditions affecting our industry generally. If we cannot effectively hire and retain qualified employees, our business, results of operations and prospects could suffer.

The separation may result in disruptions to, and negatively impact our relationships with, our customers and other business partners.

        Uncertainty related to the separation may lead customers and other parties with which we currently do business or may do business in the future to terminate or attempt to negotiate changes in our existing business relationships, or cause them to delay entering into business relationships with us or consider entering into business relationships with parties other than us. These disruptions could have a material and adverse effect on our business, operating results, financial condition and prospects. The effect of such disruptions could be exacerbated by any delays in the completion of the separation.

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we will be subject following the distribution.

        Our financial results historically were included within the consolidated results of Biogen, and until the distribution occurs, we have not been and will not be directly subject to reporting and other requirements of the Securities and Exchange Act of 1934 (Exchange Act) and Section 404 of the Sarbanes-Oxley Act of 2002. After the distribution, we will qualify as an "emerging growth company" and for so long as we remain so qualified we will be exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002, which requires auditor attestation to the effectiveness of internal control over financial reporting. We will, however, be immediately subject to Section 404(a) of the Sarbanes-Oxley Act of 2002 and, as of the expiration of our emerging growth company status, we will be broadly subject to reporting and other requirements under the Exchange Act and Sarbanes-Oxley Act of 2002, which will require, among other things, annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm addressing these assessments. These and other obligations will place significant demands on our management, administrative and operational resources, including accounting and information technology resources. To comply with these requirements, we anticipate that we will need to further upgrade our systems, including duplicating computer hardware infrastructure, implement additional financial and management controls, reporting systems and procedures and hire additional accounting, finance and information technology staff. If we are unable to do this in a timely and effective fashion, our ability to comply with our financial reporting requirements and other rules that apply to reporting companies could be impaired and our business could be harmed.

If the distribution, together with certain related transactions, does not qualify as a transaction that is tax-free for U.S. federal income tax purposes, Biogen and its stockholders could be subject to significant tax liabilities, and we could be required to indemnify Biogen for material taxes pursuant to indemnification obligations under the tax matters agreement.

        A condition to the distribution is the receipt by Biogen of an opinion from Biogen's tax counsel or other third party advisor regarding the qualification of the distribution, together with certain related transactions, as a transaction that will qualify under Sections 368(a)(1)(D) and 355 of the Code; this condition is waivable by Biogen in its sole discretion. Except as otherwise noted, it is expected that the distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes to Biogen and the holders of Biogen common stock. The opinion will be based on and rely on, among other things, certain facts and assumptions, as well as certain representations, statements and undertakings of us and Biogen, including those relating to the past and future conduct of us and Biogen. If any of these facts, assumptions, representations, statements or undertakings are, or become, inaccurate or incomplete, or if we or Biogen breach any of our respective covenants in the separation documents, the opinion of counsel may be invalid and the conclusions reached therein could be jeopardized.

        Notwithstanding the opinion of counsel, the Internal Revenue Service (the IRS) could determine on audit that the distribution, together with certain related transactions, is taxable for U.S. federal income tax purposes if it determines that any of these facts, assumptions, representations, statements or undertakings are incorrect or have been violated or if it disagrees with the conclusions in the opinion of counsel. An opinion of counsel is not binding on the IRS or any court and there can be no assurance that the IRS will not challenge the conclusions reached in the opinion. The IRS will not provide a ruling in advance of the separation that our proposed transaction will be tax-free.

        If the distribution, together with certain related transactions, is ultimately determined to be taxable, Biogen and its stockholders that are subject to U.S. federal income tax could incur significant tax liabilities. For example, if the distribution fails to qualify for tax-free treatment, Biogen would, for U.S. federal income tax purposes, be treated as if it had sold our common stock in a taxable sale for its fair market value, and those Biogen stockholders who are subject to U.S. federal income tax would be treated as receiving a taxable distribution in an amount equal to the fair market value of our common stock received in the distribution.

        Under the tax matters agreement to be entered into between us and Biogen, we would potentially be required to indemnify Biogen against taxes incurred by Biogen that arise as a result of our taking or failing to take, as the case may be, certain actions that result in the distribution failing to meet the requirements of a tax-free distribution under Section 355 of the Code. If we are required to indemnify Biogen under the circumstances set forth in the tax matters agreement, we may be subject to substantial liabilities, which could materially adversely affect our financial condition.

        For more information, please refer to "Certain Relationships and Related Person Transactions—Agreements with Biogen—Tax Matters Agreement."

We will be subject to numerous restrictions to preserve the tax-free treatment of the transactions in the United States, which may reduce our strategic and operating flexibility.

        Our ability to engage in significant equity transactions could be limited or restricted after the distribution in order to preserve, for U.S. federal income tax purposes, the tax-free nature of the distribution by Biogen. Even if the distribution otherwise qualifies for tax-free treatment, the distribution may result in corporate-level taxable gain to Biogen under Section 355(e) of the Code if 50% or more, by vote or value, of shares of our stock or Biogen's stock are acquired or issued as part of a plan or series of related transactions that includes the distribution. The process for determining whether an acquisition or issuance triggering these provisions has occurred is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. Any acquisitions or issuances of our stock or Biogen's stock within a two-year period after the distribution generally are presumed to be part of such a plan, although we or Biogen, as applicable, may be able to rebut that presumption. Accordingly, under the tax matters agreement that we intend to enter into with Biogen, for the two-year period following the distribution, we will be prohibited, except in certain circumstances, from:

  •
  entering into any transactions resulting in the acquisition of 40% or more of our stock or substantially all of our assets, whether by merger or otherwise;

  •
  merging, consolidating or liquidating;

  •
  issuing equity securities beyond certain thresholds;

  •
  repurchasing our capital stock; or

  •
  ceasing to actively conduct our business.

        These restrictions may limit our ability to pursue certain strategic transactions or other transactions that we may believe to otherwise be in the best interests of our stockholders or that might increase the value of our business. In addition, under the tax matters agreement, we will be required to indemnify Biogen against any such tax liabilities as a result of the acquisition of our stock or assets, even if we do not participate in or otherwise facilitate the acquisition. For a more detailed description, see "Certain Relationships and Related Person Transactions—Agreements with Biogen—Tax Matters Agreement."

Our agreements with Biogen may not reflect terms that would have resulted from negotiations with unaffiliated third parties.

        The agreements related to the separation, including, among others, the separation agreement, the tax matters agreement and the transition services agreement, will have been entered into in the context of the separation while we are still controlled by Biogen. Until the distribution occurs, Biogen will effectively have the sole and absolute discretion to determine and change the terms of the separation, including the terms of any agreements between Biogen and us and the establishment of the record date and distribution date. As a result, any changes could be unfavorable to us and may not reflect terms that would have resulted from negotiations between unaffiliated third parties. In addition, Biogen may decide at any time not to proceed with all or any part of the separation. For a more detailed description, see "Certain Relationships and Related Person Transactions—Agreements with Biogen."

We will be subject to continuing contingent tax related liabilities of Biogen following the distribution.

        After the distribution, there will be several significant areas where the liabilities of Biogen may become our obligations. For example, under the Code and the related rules and regulations, each corporation that was a member of Biogen's consolidated tax reporting group during any taxable period or portion of any taxable period is jointly and severally liable for the U.S. federal income tax liability of the entire consolidated tax reporting group for such taxable period. We intend to enter into a tax matters agreement with Biogen that will allocate the responsibility for prior period taxes of Biogen's consolidated tax reporting group between us and Biogen. If Biogen were unable to pay any prior period taxes for which it is responsible, however, we could be required to pay the entire amount of such taxes, and such amounts could be significant. Other provisions of federal, state, local or foreign law may establish similar liability for other matters, including laws governing tax-qualified pension plans, as well as other contingent liabilities. For a more detailed description, see "Certain Relationships and Related Person Transactions—Agreements with Biogen—Tax Matters Agreement."

In connection with the separation, we will assume and agree to indemnify Biogen for certain liabilities. If we are required to make payments pursuant to these indemnities to Biogen, we may need to divert cash to meet those obligations and our financial results could be negatively impacted.

        Pursuant to the separation agreement and certain other agreements we intend to enter into with Biogen, we will assume and agree to indemnify Biogen for certain liabilities for uncapped amounts, which may include, among other items, associated defense costs, settlement amounts and judgments, as discussed further in "Certain Relationships and Related Person Transactions—Agreements with Biogen" and "Index to Financial Statements—Audited Combined Financial Statements—Notes to Combined Financial Statements." Payments pursuant to these indemnities may be significant and could negatively impact our business, particularly indemnities relating to our actions that could impact the tax-free nature of the distribution and certain related transactions. Third parties could also seek to hold us responsible for any of the liabilities of the Biogen business. Biogen will agree to indemnify us for liabilities of the Biogen business, but such indemnity from Biogen may not be sufficient to protect us against the full amount of such liabilities, and Biogen may not fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Biogen any amounts for which we are held liable, we may be temporarily required to bear these losses ourselves. Each of these risks could negatively affect our business, operating results, financial condition and cash flows.

The combined post-separation value of Biogen and our common stock may not equal or exceed the pre-separation value of Biogen common stock.

        As a result of the distribution, Biogen expects the trading price of Biogen common stock immediately following the distribution to be lower than the "regular way" trading price of such common stock immediately prior to the distribution because the trading price will no longer reflect the value of the our business held by Biogen. The aggregate market value of Biogen common stock and our common stock following the separation may be higher or lower than the market value of Biogen common stock immediately prior to the separation.

No vote of Biogen stockholders is required in connection with this distribution. As a result, if the distribution occurs and you do not want to receive our common stock in the distribution, your sole recourse will be to divest yourself of your Biogen common stock prior to the record date.

        No vote of the Biogen stockholders is required in connection with the distribution. Accordingly, if the distribution occurs and you do not want to receive Bioverativ common stock in the distribution, your only recourse will be to divest yourself of your Biogen common stock prior to the record date for the distribution.

Risks Related to Our Common Stock

There is no existing market for our shares of common stock and an active trading market may not develop for our shares. In addition, once our shares of common stock begin trading, the market price of these shares may fluctuate widely.

        There is currently no public market for our shares of common stock. It is anticipated that on or prior to the record date for the distribution, trading of our shares of common stock will begin on a "when issued" basis and will continue up to and including through the distribution date. However, there can be no assurance that an active trading market for our shares of common stock will develop as a result of the distribution or be sustained in the future.

        We cannot predict the prices at which our shares of common stock may trade after the distribution. The market price of our shares of common stock may fluctuate widely, depending upon many factors, some of which are beyond our control, including the following:

  •
  a relatively thin trading market for our shares of common stock may result, which could cause trades of small blocks of shares to have a significant impact on the price of our shares of common stock;

  •
  our quarterly or annual earnings, or those of other comparable companies;

  •
  actual or anticipated fluctuations in our operating results;

  •
  changes in accounting standards, policies, guidance, interpretations or principles;

  •
  announcements by us or our competitors of significant investments, acquisitions or dispositions;

  •
  the failure of securities analysts to cover our shares of common stock after the distribution;

  •
  changes in earnings estimates by securities analysts or our ability to meet those estimates;

  •
  the operating and stock price performance of other comparable companies;

  •
  overall market fluctuations; and

  •
  general economic conditions.

        Stock markets in general often experience volatility that is unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our shares of common stock. You may not be able to resell your shares of common stock following periods of volatility because of the market's adverse reaction to volatility.

Substantial sales of shares of our common stock may occur immediately following the distribution which could cause the market price of shares of our common stock to decline.

        It is possible that many of Biogen's stockholders will sell the shares of our common stock that they receive in the distribution immediately in the public market because our business profile or market capitalization does not fit their investment objectives, because the shares are not included in certain indices or for other reasons. The sale of significant amounts of our shares or the perception in the market that this will occur may result in the lowering of the market price of our shares. We can offer no assurance that Biogen's stockholders will continue to hold the shares they receive in the distribution.

If securities or industry analysts fail to initiate or maintain coverage of our stock, publish a negative report or change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our business, our market or our competitors. If securities or industry analysts fail to initiate coverage of our stock, the lack of exposure to the market could cause our stock price or trading volume to decline. If any of the analysts who cover us or may cover us in the future publish a negative report or change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, our stock price would likely decline. If any analyst who covers us or may cover us in the future were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

The reduced disclosure requirements applicable to us as an "emerging growth company" may make our shares of common stock less attractive to investors.

        We are an "emerging growth company" as defined in the JOBS Act, and we may avail ourselves of certain exemptions from various reporting requirements of public companies that are not "emerging growth companies," including without limitation, an exemption from complying with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirement of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We may remain an emerging growth company for up to five full fiscal years following the distribution date. If some investors find our shares of common stock less attractive as a result of the exemptions available to us as an emerging growth company, there may be a less active trading market for our shares of common stock (assuming a market develops) and the trading price of shares of our common stock may be more volatile than that of an otherwise comparable company that does not avail itself of the same or similar exemptions. We cannot predict if investors will find our shares of common stock less attractive because we rely on some or all of the JOBS Act exemptions.

Your percentage ownership in the company may be diluted in the future.

        In the future, your percentage ownership in the company may be diluted because of equity issuances for acquisitions, capital market transactions or otherwise, including equity awards that we plan to grant to our directors, officers and employees. Such awards will have a dilutive effect on our earnings per share, which could adversely affect the market price of our common stock. From time to time, we expect to issue stock options or other share-based awards to employees under our employee benefits plans.

        In addition, our amended and restated certificate of incorporation will authorize us to issue, without the approval of stockholders, one or more classes or series of preferred stock having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over the company's common stock respecting dividends and distributions, as the board of directors generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of our common stock. For example, we could grant the holders of preferred stock the right to elect some number of directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred stock could affect the residual value of the common stock. See "Description of Bioverativ's Capital Stock."

The public announcement of data from clinical studies or news of any developments related to our or our competitors' products or pipeline may cause significant volatility in our stock price.

        As we evolve into a standalone company, we will be focusing efforts and resources on further commercializing our existing products, as well as building a diversified pipeline of products into areas of unmet medical need. We expect that investors may place heightened scrutiny on some of our products in development when making investment decisions in the company compared to how such product developments relating to our business were previously viewed by investors when such programs part of the larger Biogen. The announcement of data from clinical studies by us or our collaborators or news of any developments related to our or our competitors' products or pipeline may cause significant volatility in our stock price. Furthermore, the announcement of any negative or unexpected data or the discontinuation of development of any of our key pipeline product candidates, or any delay in anticipated timelines for filing for regulatory approval, could cause our stock price to decline significantly.

We do not expect to declare any dividends in the foreseeable future.

        We do not anticipate declaring any cash dividends to holders of our common stock in the foreseeable future. Consequently, stockholders must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on the value of their shares of our common stock.

Provisions to be contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

        Our amended and restated certificate of incorporation and amended and restated bylaws will contain certain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. For example, our corporate governance documents will include provisions:

  •
  authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to our common stock;

  •
  limiting the liability of, and providing indemnification to, our directors and officers;

  •
  limiting the ability of our stockholders to call and bring business before special meetings;

  •
  limiting the ability of our stockholders to act by written consent in lieu of a meeting;

  •
  requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors; and

  •
  limiting the determination of the number of directors on our board of directors and the filling of vacancies or newly created seats on the board to our board of directors then in office.

These provisions, alone or together, could delay hostile takeovers and changes in control of our company or changes in our management.

        As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law (DGCL), which prevents some stockholders holding more than 15% of our outstanding common stock from engaging in certain business combinations without approval of the holders of substantially all of our outstanding common stock. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

        In addition, an acquisition or further issuance of our stock could trigger the application of Section 355(e) of the Code. For a discussion of Section 355(e), see "U.S. Federal Income Tax Consequences." Under the tax matters agreement, we would be required to indemnify Biogen for any resulting taxes, and this indemnity obligation might discourage, delay or prevent a change of control that our stockholders may consider favorable.

        Please refer to "Certain Relationships and Related Person Transactions—Agreements with Biogen—Tax Matters Agreement" and "Description of Bioverativ's Capital Stock" for a more detailed description of these agreements and provisions.

Our amended and restated certificate of incorporation will designate the state courts of the State of Delaware, or, if no state court located in the State of Delaware has jurisdiction, the federal court for the District of Delaware, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could discourage lawsuits against us and our directors and officers.

        Our amended and restated certificate of incorporation will provide that unless the corporation otherwise determines, the state courts of the State of Delaware, or, if no state court located in the state of Delaware has jurisdiction, the federal court for the District of Delaware, will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, any action asserting a claim against us or any of our directors or officers arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws, or any action asserting a claim against us or any of our directors or officers governed by the internal affairs doctrine. This exclusive forum provision may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors or officers, which may discourage such lawsuits against the company and our directors and officers. Alternatively, if a court outside of Delaware were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, operating results or financial condition.

 CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This information statement and other materials Bioverativ has filed or will file with the SEC include, or will include, forward-looking statements. Use by Bioverativ of the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "seeks," "intends," "evaluates," "pursues," "anticipates," "continues," "designs," "impacts," "affects," "forecasts," "target," "outlook," "initiative," "objective," "designed," "priorities," "goal" or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent Bioverativ's current judgment about possible future events. All statements in this information statement, in other materials Bioverativ has filed or will file with the SEC and in related comments by management, other than statements of historical facts, including statements about future events or financial performance, are forward-looking statements that involve certain risks and uncertainties.

        These forward-looking statements may include statements with respect to: accounting estimates, assumptions and policies; estimates of liabilities; contingent payments including milestone and royalty payment obligations; financial flexibility; our exposure to market volatility and foreign currency and interest rate risks; costs, discounts or rebates in connection with our products; revenues; future cash flows; future transactions in our securities and debt issuances; dividends; litigation related matters including outcomes; the impact of healthcare reform; business development activities; business and strategic objectives; our manufacturing and supply arrangements; our research and development activities and priorities; geographic expansion; our growth, including patient share growth; the sufficiency of our facilities; our relationship with our employees; our operation as a standalone company; the timing and expected impact of the separation; agreements to be entered into in connection with the separation; and all other statements that do not relate to historical facts.

        These forward-looking statements are based on certain assumptions and analyses made in light of experience and perception of historical trends, current conditions and expected future developments as well as other factors that Bioverativ believes are appropriate in the circumstances. While these statements represent Bioverativ's current judgment on what the future may hold, and Bioverativ believes these judgments are reasonable, whether actual future results and developments will conform to expectations and predictions is subject to a number of risks and uncertainties. Consequently, all of the forward-looking statements made in this information statement are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated will be realized or, even if realized, that they will have the expected consequences or effects on Bioverativ or its subsidiaries, business or operations. Bioverativ does not undertake any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where we are expressly required to do so by law. Factors that could cause actual results or events to differ materially from those anticipated include the matters described under the sections entitled "Information Statement Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and "The Separation and Distribution," all of which contain forward-looking statements.

 DIVIDEND POLICY

        We do not expect to pay a regular cash dividend following the distribution. The payment of any dividends in the future, and the timing and amount thereof, is within the discretion of our board of directors. Our board of directors' decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, industry practice, legal requirements, regulatory constraints and other factors that our board of directors deems relevant. Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if and when we commence paying dividends.

 CAPITALIZATION

        The following table sets forth Bioverativ's capitalization as of June 30, 2016 on a historical basis and on a pro forma basis to give effect to the pro forma adjustments included in Bioverativ's unaudited pro forma financial information. The information below is not necessarily indicative of what Bioverativ's capitalization would have been had the separation, distribution and related financing transactions been completed as of June 30, 2016. In addition, it is not indicative of Bioverativ's future capitalization. This table should be read in conjunction with "Unaudited Pro Forma Combined Financial Statements," "Selected Historical Combined Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Bioverativ's combined financial statements and notes included elsewhere in this information statement.

	As of June 30, 2016 (unaudited)
(In millions)	Actual	Pro Forma
Cash and cash equivalents	$—	$
Debt:
Long-term debt	$—	$
Total debt	$—	$
Equity:
Common stock, par value $0.001 per share	$—	$
Additional paid-in capital	—
Net parent company investment	388.5
Accumulated other comprehensive loss	4.3

Total Capitalization	$392.8	$

        Although Bioverativ has not yet finalized its post-distribution capitalization, we expect to be capitalized by Biogen prior to the distribution with $[    •    ] in cash and do not expect to have any indebtedness for borrowed money as of the distribution date. We intend to update our financial information to reflect our post-distribution capitalization in an amendment to this information statement.

 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial statements consist of unaudited pro forma combined statements of income (loss) for the six months ended June 30, 2016 and for the year ended December 31, 2015 and an unaudited pro forma condensed combined balance sheet as of June 30, 2016.

        The unaudited pro forma financial statements illustrate the financial impacts of the separation and the related transactions described below. The unaudited pro forma balance sheet gives effect to the separation and related transactions described below as if they had occurred as of June 30, 2016. The unaudited pro forma combined statements of income (loss) for the six months ended June 30, 2016 and for the year ended December 31, 2015 assume that the separation and related transactions described below had occurred as of January 1, 2015.

        The unaudited pro forma combined balance sheet and statements of income (loss) have been derived from the historical audited combined annual and unaudited condensed combined interim financial statements included elsewhere in this information statement, and have been adjusted to give effect to the following items related to the separation and the associated transactions:

  •
  the contribution by Biogen to Bioverativ of the assets and liabilities that comprise the hemophilia business;

  •
  the expected retention by Biogen of certain property, plant and equipment included in Bioverativ's historical financial statements; and

  •
  the expected Bioverativ tax expense as a standalone company using an effective income tax rate of 37.5%. The historical financials of Bioverativ reflect an income tax benefit due to net operating losses and general business credit carryforwards that the company would have generated on a standalone basis had it filed separate tax returns. These income tax benefits will not be available to reduce our future tax liabilities since those tax benefits have already been utilized by Biogen.

        The unaudited pro forma combined financial statements are for informational purposes only and do not purport to represent what Bioverativ's financial position and results of operations actually would have been had the separation and related transactions occurred on the dates indicated, or to project Bioverativ's financial performance for any future period. The unaudited pro forma combined financial statements are based on information and assumptions, which are described in the accompanying notes.

        The historical financial information of the hemophilia business of Biogen, which was the basis for the unaudited pro forma combined financial statements, was prepared on a carve-out basis as Bioverativ was not operated as a separate, independent company for the periods presented. Accordingly, such financial information reflects an allocation of certain research and development and selling, general and administrative costs not directly attributable to the hemophilia business of Biogen. The research and development costs include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects. The selling, general and administrative costs include certain services provided by Biogen, which include executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology, investor relations, shared services, insurance, employee benefits and incentives and share-based compensation. These historical allocations may not be indicative of Bioverativ's future cost structure; however, the pro forma results have not been adjusted to reflect any potential changes associated with Bioverativ being an independent public company since amounts are not factually supportable.

        The unaudited pro forma combined financial statements reported below should be read in conjunction with the section herein entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as the historical audited combined annual and unaudited condensed combined interim financial statements and the corresponding notes included elsewhere in this information statement.

 UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE SIX MONTHS ENDED JUNE 30, 2016

(In millions, except share and per share data)	Historical	Pro Forma Adjustments	Pro Forma
Total revenues	$402.0	$—	$402.0
Costs and expenses
Cost of sales	90.6	—	90.6
Research and development	87.6	—	87.6
Selling, general and administrative	95.0	—	95.0

Total costs and expenses	273.2	—	273.2

Income from operations	128.8	—	128.8
Other income (expense)	(1.0)	—	(1.0)

Income before tax	127.8	—	127.8
Income tax (benefit) expense	(2.4)	2.4(A)	—
		47.9(B)	47.9

Net income	$130.2	$(50.3)	$79.9

Earnings per share
Basic	N/A
Diluted	N/A
Common shares outstanding
Basic	N/A
Diluted	N/A

(A)
Reflects elimination of historical Bioverativ tax benefit.

(B)
Reflects expected tax expense using an effective income tax rate of 37.5%.

 UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2015

(In millions, except share and per share data)	Historical	Pro Forma Adjustments	Pro Forma
Total revenues	$560.3	$—	$560.3
Costs and expenses
Cost of sales	52.9	—	52.9
Research and development	186.1	—	186.1
Selling, general and administrative	223.3	—	223.3

Total costs and expenses	462.3	—	462.3

Income from operations	98.0	—	98.0
Other income and expense	0.6	—	0.6

Income before tax	98.6	—	98.6
Income tax expense	(10.0)	10.0(A)	—
		37.0(B)	37.0

Net income	$108.6	$(47.0)	$61.6

Earnings per share
Basic	N/A
Diluted	N/A
Common shares outstanding
Basic	N/A
Diluted	N/A

(A)
Reflects elimination of historical Bioverativ tax benefit.

(B)
Reflects expected tax expense using an effective income tax rate of 37.5%.

 UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF JUNE 30, 2016

(In millions)	Historical	Pro Forma Adjustments	Pro Forma
ASSETS
Current Assets
Accounts receivable, net	$118.2	$—	$118.2
Inventory	284.9	—	284.9
Other current assets	4.4	(0.2)(A)	4.2

Total current assets	407.5	(0.2)	407.3
Property, Plant and Equipment, Net	56.4	(39.1)(A)	17.3
Intangibles, net	54.5	—	54.5
Other long-term assets	23.0	(6.4)(B)	16.6

Total assets	$541.4	$(45.7)	$495.7

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$8.3	$—	$8.3
Accrued expense and other current liabilities	92.9	(2.5)(A)	90.4

Total current liabilities	101.2	(2.5)	98.7
Long-term liabilities	47.4	(0.3)(A)	47.1

Total liabilities	148.6	(2.8)	145.8

Equity
Common stock
Additional paid-in capital
Net parent company investment	388.5	(42.9)(A)(B)	345.6
Accumulated other comprehensive loss	4.3	—	4.3

Total equity	392.8	(42.9)	349.9

Total liabilities and equity	$541.4	$(45.7)	$495.7

(A)
Reflects the net book value of a Biogen manufacturing facility and related assets and liabilities that was reflected in the historical combined financial statements but will not transfer to Bioverativ.

(B)
Reflects a Biogen prepaid manufacturing asset in the historical combined financial statements that will not transfer to Bioverativ.

 SELECTED HISTORICAL COMBINED FINANCIAL DATA

        The selected combined income (loss) statement data for the years ended December 31, 2015, 2014 and 2013 and the selected combined balance sheet data as of December 31, 2015 and 2014 have been derived from the audited combined financial statements for the hemophilia business of Biogen, which are included elsewhere in this information statement.

        The combined income (loss) statement data for the six months ended June 30, 2016 and June 30, 2015 and the combined balance sheet data as of June 30, 2016 have been derived from the unaudited condensed combined interim financial statements for the hemophilia business of Biogen, which are included elsewhere in this information statement.

        The unaudited combined financial statement data has been prepared on a basis consistent with which the audited combined financial statements have been prepared, and in the opinion of management, includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of such data. These interim results are not necessarily indicative of results to be expected for the full year.

        The historical combined financial statements have been prepared on a carve-out basis for the purpose of presenting what the company's historical financial position, results of operations and cash flows would have been for the periods presented had Bioverativ operated the hemophilia business as a standalone entity. Bioverativ did not operate as a standalone entity in the past and accordingly the selected financial data presented herein is not necessarily indicative of the company's future performance and does not reflect what the company's performance would have been had Bioverativ operated as an independent, publicly traded company during the periods presented, and accordingly should not be relied upon as an indicator of our future results.

        The selected financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the audited combined financial statements and the corresponding notes, the unaudited condensed combined interim financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes included elsewhere in this information statement.

	For the Six Months Ended June 30,		For the Years Ended December 31,
(In millions)	2016	2015	2015	2014	2013
Combined Statement of Income (Loss) Data
Total revenues	$402.0	$225.5	$560.3	$134.4	$—
Net income (loss)	$130.2	$(14.5)	$108.6	$(360.3)	$(344.6)

	As of June 30,		As of December 31,
(In millions)	2016	2015	2015	2014
Combined Balance Sheet Data
Total assets	$541.4	$413.2	$475.6	$376.4
Total long term liabilities	$47.4	$19.8	$30.7	$17.1

 MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the audited combined financial statements and the corresponding notes, the unaudited condensed combined interim financial statements and the corresponding notes, and the unaudited pro forma combined financial statements and the corresponding notes included elsewhere in this information statement. This Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please see "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" for a discussion of the uncertainties, risks and assumptions associated with these statements.

        On May 3, 2016, Biogen announced its plans to separate into two independent, publicly traded companies. For purposes of the following discussion, Bioverativ refers to the hemophilia business of Biogen prior to the separation. To accomplish this separation, Biogen created a new company, Bioverativ Inc., to be the parent company for the hemophilia business. Bioverativ Inc. was incorporated in the State of Delaware on August 4, 2016 and is currently a wholly owned subsidiary of Biogen. To effect the separation, Biogen will make a pro rata distribution of Bioverativ Inc.'s common stock to Biogen's stockholders. The distribution is subject to a number of conditions, including the receipt of an opinion from tax counsel or a third party advisor that is in substance and form satisfactory to Biogen. See "The Separation and Distribution" section of this information statement for additional details on these conditions. After the distribution, Bioverativ Inc. will operate as an independent, publicly traded company.

Overview

        We are a global biotechnology company focused on the discovery, research, development and commercialization of innovative therapies for the treatment of hemophilia and other blood disorders. We have two marketed products, ELOCTATE [Antihemophilic Factor (Recombinant), Fc Fusion Protein] and ALPROLIX [Coagulation Factor IX (Recombinant), Fc Fusion Protein], and an innovative product pipeline.

        Our business strategy is aimed at improving treatment and standards of care for hemophilia and other blood disorder patients by further increasing sales and market share of our marketed products, advancing treatment attributes for our marketed products, leveraging our internal expertise to develop new products that meaningfully advance treatment and opportunistically pursuing strategic alliances and tactical acquisitions.

        The audited combined financial statements and unaudited condensed combined interim financial statements have been prepared on a carve-out basis for the purpose of presenting our historical financial position, results of operations and cash flows. We did not operate on a standalone basis during the periods presented.

        Our revenues are primarily derived from sales of ELOCTATE and ALPROLIX in the United States and Japan. We also earn revenue from the supply of ELOCTATE and ALPROLIX to Sobi and royalties on sales of ELOCTATE and ALPROLIX by Sobi in its commercialization territory, which is Europe, Russia and certain countries in Northern Africa and the Middle East. See "Business—Our Development and Commercialization Arrangements with Sobi."

Financial Results Overview—Six Months Ended June 30, 2016 and 2015

	Six Months Ended June 30,
(In millions, except percentages)	2016	2015	Percent change
Total revenues	$402.0	$225.5	78.3%
Net income (loss)	$130.2	$(14.5)	**

**
Percentage not meaningful.

        Refer to the "Results of Operations—Six Months Ended June 30, 2016 and 2015" section below for further discussion of our results.

Financial Results Overview—Full-Year 2015, 2014 and 2013

	Years ended December 31,			Percent change
(In millions, except percentages)	2015	2014	2013	2015	2014
Total revenues	$560.3	$134.4	$—	316.9%	**
Net income (loss)	$108.6	$(360.3)	$(344.6)	130.1%	4.6%

**
Percentage not meaningful.

        Refer to the "Management's Discussion and Analysis and Results of Operations—Years Ended December 31, 2015, 2014 and 2013" section below for further discussion of our results.

Key Commercial Highlights

        The United States and Japan are currently the principal markets outside of Sobi's commercialization territory for our marketed products. We began selling ELOCTATE in the United States and Japan in the third quarter of 2014 and in the first quarter of 2015, respectively. We began selling ALPROLIX in the United States and Japan in the second and fourth quarters of 2014, respectively. We expect to continue to drive revenue growth and increased patient share of ELOCTATE and ALPROLIX by expanding into new geographies and continuing to penetrate our existing geographies. In addition, in 2016 we began earning royalties from Sobi on sales of ELOCTA and ALPROLIX following Sobi's commercial launch of ELOCTA and ALPROLIX in the European Union.

Research and Development

        We continue to make substantial investments in research and development in support of our ongoing proprietary research programs and through collaborations with third parties for the development of new products and therapies. Research and development expenses were $186.1 million, or approximately 33% of total revenue, during 2015, and $87.6 million, or approximately 22% of total revenue during the first six months of 2016. We believe our product pipeline has the potential to provide a catalyst for future growth. See "Business—Pipeline and Research and Development Activities."

        Our overall research and development strategy includes the continued pursuit of collaborations and strategic relationships with third parties that are developing new products and therapies. These collaborations and relationships generally involve the granting or obtaining development and commercialization rights to or from third parties in exchange for an upfront payment upon execution of the agreement and potential future payments related to the achievement of development, regulatory approval or commercial milestones, as well as royalties. Our most significant collaboration is our relationship with Sobi for the development and commercialization of ELOCTATE and ALPROLIX.

Please refer to Note 3, Collaborations, to the audited combined financial statements included elsewhere in this information statement for additional details on our collaboration with Sobi.

Key Factors Affecting Results of Operations

Separation from Biogen

        We have not previously operated as an independent, standalone company, but rather as a part of Biogen. There are limitations inherent in the preparation of all carve-out financial statements due to the fact that the business was previously part of a larger organization. The basis of preparation included in the combined financial statements provides a detailed description of the treatment of historical transactions. Our net income has been most notably impacted by the following consequences of carve-out accounting and the planned separation:

  •
  Biogen utilizes a centralized treasury management system and cash or debt was not allocated to Bioverativ in the carve-out financial statements. In connection with the separation, the capital structures of both companies will be re-aligned on or before the distribution date, resulting in Bioverativ having adequate cash to fund its operations.

  •
  The combined statements of income include an allocation from Biogen to us for certain research and development and selling, general and administrative costs not directly attributable to the hemophilia business of Biogen. The research and development costs include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects. The selling, general and administrative costs include certain services provided by Biogen, which include executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology, investor relations, shared services, insurance, employee benefits and incentives and share-based compensation. The amounts of these allocations may not necessarily be indicative of the similar costs we will incur as an independent, standalone company. The total amount allocated to us from Biogen was $72.7 million and $76.1 million during the six months ended June 30, 2016 and 2015, respectively, and $148.6 million, $155.2 million and $110.1 million, in 2015, 2014 and 2013, respectively.

  •
  We may incur certain one-time separation costs, which are primarily associated with the design and establishment of us as a standalone public company.

  •
  Income tax expense is computed on a separate company basis, as if operated as a standalone entity or a separate entity or a separate consolidated group in each material jurisdiction in which we operate. As a result of potential changes to our business model, income tax expense included in the combined financial statements may not be indicative of our future expected effective income tax rate.

  •
  Concurrent with the separation, we will enter into a manufacturing and supply agreement with Biogen whereby Biogen will continue to produce ELOCTATE and ALPROLIX for us on terms to be agreed upon. As products were historically transferred at cost between Biogen and Bioverativ, these manufacturing and supply arrangements will likely result in changes to cost of goods sold in future periods.

Results of Operations—Six Months Ended June 30, 2016 and 2015

Revenues

Total Revenues

	For the Six Months Ended		Percent change
			2016 compared to 2015
(In millions, except percentages)	2016	2015
Product Revenues:
United States	$336.6	$215.5	56.2%
Rest of world	51.1	9.9	416.2%

Total product revenues	387.7	225.4	72.0%
Revenue from collaborative partners	14.3	0.1	**

Total revenues	$402.0	$225.5	78.3%

**
Percentage not meaningful.

Product Revenues

	For the Six Months Ended		Percent change
			2016 compared to 2015
(In millions, except percentages)	2016	2015
ELOCTATE	$232.4	$127.9	81.7%
ALPROLIX	155.3	97.5	59.3%

Total product revenues	$387.7	$225.4	72.0%

ELOCTATE

        For the six months ended June 30, 2016, compared to the same period in 2015, the increase in U.S. ELOCTATE revenues was primarily due to an increase in unit sales volume of 70%. The increase in rest of world ELOCTATE revenues was due to an increase in unit sales volume in Japan compared to the same period in 2015, due to its launch in the second quarter of 2015, as well as ELOCTATE's launch in Canada in the first quarter 2016.

ALPROLIX

        For the six months ended June 30, 2016, compared to the same period in 2015, the increase in U.S. ALPROLIX revenues was primarily due to an increase in unit sales volume of approximately 43%. The increase in rest of world ALPROLIX revenues was due to an approximately 118% unit sales volume increase in Japan compared to the same period in 2015.

Discounts and allowances

        Discounts and allowances for both the six months ended June 30, 2016 and 2015 were 27% of gross sales, respectively.

Revenue from collaborative partners

        For the six months ended June 30, 2016, compared to the same period in 2015, the increase in revenue from collaborative partners is attributable to a $13.0 million increase in contract manufacturing revenue and $1.2 million of royalty revenue from Sobi. See Note 3, Collaborations, to the audited combined financial statements included elsewhere in this information statement for additional information on our collaboration with Sobi.

Costs and Expenses

	For the Six Months Ended June 30,
			Percent change
(In millions, except percentages)	2016	2015
Costs and expenses:
Cost of sales	$90.6	$28.8	214.6%
Research and development	87.6	94.0	(6.8)%
Selling, general and administrative	95.0	116.9	(18.7)%

Total costs and expenses	$273.2	$239.7	14.0%

Cost of Sales

	For the Six Months Ended June 30,
			Percent change
(In millions, except percentages)	2016	2015
Product	$54.4	$21.0	159.1%
Royalty	34.2	6.3	442.9%
Amortization of acquired intangible assets	2.0	1.5	33.3%

Total cost of sales	$90.6	$28.8	214.6%

        For the six months ended June 30, 2016 compared to the same period in 2015, the increase in cost of sales was driven by increased volume of both ELOCTATE and ALPROLIX and an increase in royalty rate as a result of Sobi's first commercial sales of ELOCTATE and ALPROLIX. Also included in product cost of sales in the six months ended June 30, 2016 is approximately $15.0 million of accelerated depreciation associated with Biogen's Cambridge, Massachusetts manufacturing facility, which is primarily dedicated to hemophilia manufacturing. In June 2016, Biogen announced its intent to cease manufacturing at this facility by the end of 2016.

        Inventory amounts written down as a result of excess, obsolescence, unmarketability or other reasons totaled $2.2 million and $0.6 million, for the six months ended June 30, 2016 and 2015, respectively.

Research and Development Expenses

	For the Six Months Ended June 30,
(In millions)	2016	2015
Upfront and milestone payments	$—	$—
Research and discovery	20.6	12.8
Early stage programs	—	—
Late stage programs	—	—
Marketed programs	29.3	44.2
Other research and development expenses	37.7	37.0

Total research and development	$87.6	$94.0

        Research and discovery includes costs incurred to support our discovery research and translational science efforts up to the initiation of Phase 1 development. Early stage programs are programs in Phase 1 or Phase 2 development activities. Late stage programs are programs in Phase 3 development or in registration stage. Marketed programs are programs in support of our marketed products, including costs associated with product lifecycle management activities and, if applicable, costs associated with the development of new indications for existing products. Other research and development expenses consist mainly of allocations from Biogen and include costs not directly attributable to individual projects and include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance and other infrastructure and management costs supporting multiple projects. Costs are reflected in the development stage based upon the program status when incurred. Therefore, the same program could be reflected in different development stages in the same year.

        For the six months ended June 30, 2016 compared to the same period in 2015, the decrease in research and development is primarily due to a decrease in clinical trial costs and pre-commercial production partially offset by an increase in indirect costs incurred in support of overall research and development programs, such as management costs as well as depreciation and other facility costs.

Selling, General and Administrative Expenses

	For the Six Months Ended June 30,
			Percent change
(In millions, except percentages)	2016	2015
Selling, general and administrative	$95.0	$116.9	(18.7)%

        For the six months ended June 30, 2016 compared to the same period in 2015, the decrease in selling, general and administrative was mainly due to a decrease in fees paid to third party service providers.

Income Taxes

        We recorded income tax (benefit) expense of $(2.4) million and $1.3 million for the six months ended June 30, 2016 and 2015, respectively. Our effective income tax rate was (1.9)% and (9.8)% of income (loss) before income tax expense (benefit) for the six months ended June 30, 2016 and 2015, respectively.

Results of Operations—Years Ended December 31, 2015, 2014 and 2013

Revenue

Total Revenue

	For the Years Ended December 31,			Percent change
(In millions, except percentages)	2015	2014	2013	2015 compared to 2014	2014 compared to 2013
Product revenues
United States	$517.1	$130.5	$—	296.2%	**
Rest of world	37.0	3.9	—	848.7%	**

Total product revenues	554.1	134.4	—	312.3%	**
Revenue from collaborative partners	6.2	—	—	**	**

Total revenues	$560.3	$134.4	$—	316.9%	**

**
Percentage not meaningful.

Product Revenues

	For the Years Ended December 31,			Percent change
(In millions, except percentages)	2015	2014	2013	2015 compared to 2014	2014 compared to 2013
ELOCTATE	$319.7	$58.4	$—	447.4%	**
ALPROLIX	234.4	76.0	—	208.4%	**

Total product revenues	$554.1	$134.4	$—	312.3%	**

**
Percentage not meaningful.

        Revenues totaled $560.3 million in 2015, an increase of 316.9% over 2014. In 2015, product sales in the United States totaled $517.1 million, an increase of 296.2% over 2014 and sales outside the United States totaled $37.0 million, an increase of 848.7% over 2014. Net sales growth was attributable to a full year of sales of ELOCTATE and ALPROLIX in 2015. We had no sales in 2013 as our products launched in 2014.

        In the first and second quarters of 2016, Sobi had its first commercial sales of ELOCTATE and ALPROLIX, respectively. As a result, we expect to continue to receive both contract manufacturing revenue and royalty revenue, which will be a component of revenue from collaborative partners.

ELOCTATE

        Sales of ELOCTATE for the year ended December 31, 2015 increased $261.3 million or 447.4%. The increase in ELOCTATE revenues was due to increases in unit sales volume since the product launch in 2014. Sales of ELOCTATE in the United States and Japan began in the third quarter of 2014 and in the first quarter of 2015, respectively.

ALPROLIX

        Sales of ALPROLIX for the year ended December 31, 2015 increased $158.4 million or 208.4%. The increase in ALPROLIX revenues was primarily due to increases in unit sales volume since the product launch in 2014. Sales of ALPROLIX in the United States and Japan began in the second and fourth quarters of 2014, respectively.

Discounts and allowances

        Discounts and allowances for the years ended December 31, 2015 and 2014 were 28% and 27% of gross sales, respectively.

Costs and Expenses

	For the Years Ended December 31,			Percent change
(In millions, except percentages)	2015	2014	2013	2015 compared to 2014	2014 compared to 2013
Costs and expenses:
Cost of sales	$52.9	$34.7	$0.4	52.4%	**
Research and development	186.1	239.8	191.8	(22.4)%	25.0%
Selling, general and administrative	223.3	220.0	149.8	1.5%	46.9%

Total costs and expenses	$462.3	$494.5	$342.0	(6.5)%	44.6%

**
Percentage not meaningful.

Cost of Sales

	For the Years Ended December 31,			Percent change
(In millions, except percentages)	2015	2014	2013	2015 compared to 2014	2014 compared to 2013
Product	$34.7	$28.8	$0.4	20.5%	**
Royalty	15.2	3.7	—	310.8%	**
Amortization of acquired intangibles	3.0	2.2	—	36.4%	**

Total cost of sales	$52.9	$34.7	$0.4	52.4%	**

**
Percentage not meaningful.

        For 2015 compared to 2014, the increase in cost of sales was driven by a full year of sales for both ELOCTATE and ALPROLIX partially offset by higher inventory write downs in 2014 compared to 2015 due mainly to process rejects associated with ALPROLIX and excess and obsolete inventory associated with ELOCTATE.

        For 2014 compared to 2013, the increase in cost of sales was due to the launch of ALPROLIX and ELOCTATE in 2014 as well as the inventory write down noted above.

        Royalty cost of sales consists mainly of our royalty to Sobi. As a result of Sobi's first commercial sales of ELOCTATE and ALPROLIX in 2016, our royalty rate to Sobi for our sales of ELOCTATE and ALPROLIX will increase from 2% to a full year effective rate of approximately 11%. Please refer to Note 3, Collaborations, to the audited combined financial statements included elsewhere in this information statement for further information regarding our royalty structure with Sobi.

        Inventory amounts written down as a result of excess, obsolescence, unmarketability or other reasons totaled $1.3 million and $14.3 million for 2015 and 2014, respectively. Inventory written down in 2014 was related to excess and obsolete inventory associated with ELOCTATE and process rejects associated with ALPROLIX. There were no significant write-offs during the year ended December 31, 2013.

Research and Development Expenses

	For the Years Ended December 31,
(In millions)	2015	2014	2013
Upfront and milestone payments	$—	$20.0	$—
Research and discovery	30.8	23.9	9.9
Early stage programs	—	—	—
Late stage programs	—	34.7	111.6
Marketed programs	81.9	67.5	—
Other research and development expenses	73.4	93.7	70.3

Total research and development	$186.1	$239.8	$191.8

        Research and discovery includes costs incurred to support our discovery research and translational science efforts up to the initiation of Phase 1 development. Early stage programs are programs in Phase 1 or Phase 2 development activities. Late stage programs are programs in Phase 3 development or in registration stage. Marketed programs are programs in support of our marketed products, including costs associated with product lifecycle management activities and, if applicable, costs associated with the development of new indications for existing products. Other research and development expenses consist mainly of allocations from Biogen and include costs not directly attributable to individual projects and include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects. Costs are reflected in the development stage based upon the program status when incurred. Therefore, the same program could be reflected in different development stages in the same year.

        For 2015 compared to 2014, the decrease in research and development is primarily due to the approval of ELOCTATE and ALPROLIX in 2014 resulting in a decrease in costs associated with regulatory approvals, as well as a decrease in workforce expenses and allocations from Biogen due to lower Bioverativ allocation rates and lower overall allocation amounts. Also included in 2014 is a $20.0 million upfront fee paid to a third party collaborator.

        For 2014 compared to 2013, the increase in research and development is primarily due to higher allocations from Biogen due to higher overall allocation amounts partially offset by lower Bioverativ allocation rates and a $20.0 million upfront payment to a third party collaborator.

Selling, General and Administrative Expenses

	For the Years Ended December 31,			Percent change
				2015 compared to 2014	2014 compared to 2013
(In millions, except percentages)	2015	2014	2013
Selling, general and administrative	$223.3	$220.0	$149.8	1.5%	46.9%

        For 2015 compared to 2014, the increase in selling, general and administrative expenses was mainly due to an increase in the allocations from Biogen partially offset by decreases in costs associated with third party service providers and corporate giving. The increase in allocations from Biogen is due to higher Bioverativ allocation rates.

        For 2014 compared to 2013, the increase in selling, general and administrative expenses was due to increased selling and marketing activities supporting the launches of ELOCTATE and ALPROLIX as well as an increase in the allocations from Biogen. The increase in allocations from Biogen is due to higher overall allocation amounts and higher Bioverativ allocation rates.

Income Taxes

        We recorded income tax (benefit) expense of $(10.0) million, $1.3 million and $0.6 million for 2015, 2014 and 2013, respectively. Our effective income tax rate was (10.2)%, (0.4)% and (0.2)% of income (loss) before income taxes for 2015, 2014 and 2013, respectively. See Note 11, Income Taxes, in our audited combined financial statements included elsewhere in this information statement for further information regarding our income taxes.

        We have deferred tax assets of $255.7 million and $298.0 million as of December 31, 2015 and 2014, respectively, comprised primarily of net operating losses and general business credit carryforwards for federal and state income tax purposes. We have incurred cumulative operating losses to date and, as such, we have established a valuation allowance of $247.3 million and $288.7 million as of December 31, 2015 and 2014, respectively. Management continues to monitor the positive and negative evidence supporting the realization of the deferred tax assets. Given our cumulative losses as of June 30, 2016, we continue to believe a full valuation allowance is appropriate. Factors that affect our judgment around the realizability of our deferred tax assets include our ongoing profitability, establishment of our cost structure as a standalone company and the determination of the terms of transition services agreements with Biogen. The valuation allowance could be released in 2016 or 2017 once it is determined it is more likely than not that the deferred tax assets will be realizable. Following the release of the valuation allowance, which will create substantial tax benefit in the period it is released, our tax rate will increase substantially to be more in line with the statutory rates of the jurisdictions where the income is earned.

        The net operating losses and general business credit carryforwards represent tax attributes that the business would have generated on a standalone basis had the company filed separate returns. While the income statement effect is reflected in our standalone financial statements, the deferred tax assets resulting from our net losses and business credit carryforwards will not be available to reduce our tax liabilities in the future since those attributes have already been utilized in the tax returns of Biogen, thereby increasing our future taxes payable.

Liquidity and Capital Resources

        We have historically participated in Biogen's centralized treasury management, including centralized cash pooling and overall financing arrangements. Since the third quarter of 2015, we have generated and expect to continue to generate positive cash flow from operations on an annual basis. Net cash provided from (used for) financing activities in the historical periods primarily reflects changes in Biogen's investment in us. We have not reported cash or cash equivalents on our balance sheet for the periods presented due to our participation in Biogen's centralized treasury management.

        Subsequent to the separation, we will no longer participate in cash management and funding arrangements with Biogen. Our ability to fund our operations and capital needs will depend on our ongoing ability to generate cash from operations and access to capital markets, as further described under the "Debt and Capital" caption directly below. We anticipate that our principal uses of cash in the future will be primarily to fund our operations, working capital needs, capital expenditures and strategic investments.

Debt and Capital

        We expect to be capitalized by Biogen prior to the distribution with $[    •    ] in cash and we do not expect to have any indebtedness for borrowed money as of the distribution date. We expect that our initial cash capitalization, future cash from operations and access to capital markets will provide adequate resources to fund our ongoing cash flow obligations.

Historical Cash Flow Trends

	For the Six Months Ended June 30,		For the Years Ended December 31,
(In millions)	2016	2015	2015	2014	2013
Net cash (used for) provided from operations	$157.2	$(42.7)	$41.4	$(456.3)	$(418.9)
Net cash used for investing activities	$(28.8)	$(5.8)	$(10.6)	$(56.3)	$(19.2)
Net cash provided from (used for) financing activities	$(128.4)	$48.5	$(30.8)	$512.6	$438.1

        Net cash provided by operations increased $199.9 million during the first six months of 2016 as compared to the prior period driven primarily by increases in ELOCTATE and ALPROLIX sales of $176.5 million and changes in working capital of $26.8 million, partially offset by a $33.5 million increase in operating expenses.

        Net cash provided by operations increased by $497.7 million in 2015 compared to 2014 driven primarily by an increase in ELOCTATE and ALPROLIX sales of $425.9 million and a $32.2 million decrease in operating expenses.

        Net cash used for operations increased in 2014 compared to 2013. The growth in net cash used for operations was driven primarily by an increase in operating expenses associated with launching ELOCTATE and ALPROLIX in the United States.

Contractual Obligations

        The following table summarizes our contractual obligations as of December 31, 2015, excluding funding commitments and contingent regulatory milestone payments, as described below.

	Payments due by period
(In millions)	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
Non-cancellable operating leases(1)	$37.4	$4.2	$8.4	$8.3	$16.5
Purchase and other obligations(2)	37.5	15.4	18.6	3.5	—

Net minimum payments	$74.9	$19.6	$27.0	$11.8	$16.5

(1)
We lease property and equipment for use in our operations. We also lease cars for use by our sales force. Amounts reflected in the table above detail future minimum rental commitments under non-cancelable operating leases as of December 31, 2015 for each period presented. In addition to the minimum rental commitments, these leases may require us to pay additional amounts for taxes, insurance, maintenance and other operating expenses.

(2)
Purchase and other obligations primarily include our obligations to purchase materials or services.

Funding Commitments

        As of December 31, 2015, we have several on-going clinical studies in various stages. Our most significant clinical trial expenditures are to CROs. The contracts with CROs are generally cancellable, with notice, at our option.

Former Syntonix Shareholders

        In connection with the acquisition of Syntonix in 2007, we agreed to pay an additional $80.0 million if certain milestone events associated with the development of ALPROLIX were achieved. The first $40.0 million milestone payment was achieved in 2010 and was recorded as research and development expense. The final milestone payments of $20.0 million each were paid in the second quarter of 2014 and the third quarter of 2016 in connection with the approval of ALPROLIX in the United States and European Union, respectively. Both milestones were capitalized as intangible assets in the second quarters of 2014 and 2016, respectively.

Other Contingent Development, Regulatory and Commercial Milestone Payments

        Based on our development plans primarily in gene therapy for hemophilia and other blood disorders as of June 30, 2016, we could make potential future milestone payments to third party collaborators of up to approximately $440.0 million. The milestones are comprised of the following:

(In millions)
Development	$110.0
Regulatory	70.0
Commercial	260.0

Total	$440.0

        Payments to these collaborators generally become due and payable upon achievement of certain development, regulatory or commercial milestones. Because the achievement of these milestones had not occurred as of June 30, 2016, such contingencies have not been recorded in our financial statements. We do not expect to make any significant milestone payments in the next twelve months. Amounts related to contingent milestone payments are not considered contractual obligations as they are contingent on the successful achievement of certain development, regulatory approval and commercial milestones. Many of our programs are in preclinical and early stage development and the outcomes of these activities are uncertain. The amount we pay to third parties upon the achievement of future milestones is based on current assumptions and estimates, which are subject to change as programs progress.

Off-Balance Sheet Arrangements

        We do not have any relationships with entities often referred to as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

        We are subject to certain risks which may affect our results of operations, cash flows and fair values of assets and liabilities, including volatility in foreign currency exchange rates, interest rate movements, pricing pressures worldwide and weak economic conditions in the foreign markets in which we operate.

Foreign Currency Exchange Risk

        Our results of operations are subject to foreign currency exchange rate fluctuations due to the global nature of our operations. We currently have operations in the United States, Japan and Canada. As a result, our financial position, results of operations and cash flows can be affected by market fluctuations in foreign exchange rates, primarily with respect to the Japanese yen and the Canadian dollar.

        While the financial results of our global activities are reported in U.S. dollars, the functional currency for our foreign subsidiaries is their respective local currency. Fluctuations in the foreign currency exchange rates of the countries in which we do business will affect our operating results, often in ways that are difficult to predict. In particular, as the U.S. dollar strengthens versus other currencies, the value of the non-U.S. revenue will decline when reported in U.S. dollars. The impact to net income as a result of a strengthening U.S. dollar will be partially mitigated by the value of non-U.S. expense which will also decline when reported in U.S. dollars. As the U.S. dollar weakens versus other currencies, the value of the non-U.S. revenue and expenses will increase when reported in U.S. dollars.

Pricing Pressure

        In the United States, federal and state legislatures, health agencies and third party payors continue to focus on containing the cost of health care. Legislative and regulatory proposals, enactments to reform health care insurance programs and increasing pressure from social sources could significantly influence the manner in which our products are prescribed and purchased. It is possible that additional federal health care reform measures will be adopted in the future, which could result in increased pricing pressure and reduced reimbursement for our products and otherwise have an adverse impact on our financial position or results of operations.

        There is also significant economic pressure on state budgets that may result in states increasingly seeking to achieve budget savings through mechanisms that limit coverage or payment for our drugs.

        Governments in some international markets in which we operate have also implemented measures aimed at reducing healthcare costs to constrain the overall level of government expenditures. These implemented measures vary by country and include, among other things, mandatory rebates and discounts, prospective and possible retroactive price reductions and suspensions on price increases of pharmaceuticals.

Interest Rate Risk

        While we do not expect to have any indebtedness for borrowed money as of the distribution date, to the extent we later incur such indebtedness we will be exposed to interest rate fluctuation and risk. We may or may not attempt to mitigate this risk by entering into hedging arrangements that effectively convert floating interest rate payments into fixed rate obligations, or vice-versa, as applicable.

Critical Accounting Policies and Estimates

        The preparation of financial statements in accordance with U.S. generally accepted accounting principles (GAAP) requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. A summary of our significant accounting policies is included in Note 2, Summary of Significant Accounting Policies, to the audited combined financial statements included elsewhere in this information statement. Certain of our accounting policies are considered critical because these policies are the most important to the depiction of our financial statements and require significant, difficult or complex judgments by us, often requiring the use of estimates about the effects of matters that are inherently uncertain. Actual results that differ from our estimates could have an unfavorable effect on our results of operations and financial position. We apply estimation methodologies consistently from year to year. The following is a summary of accounting policies that we consider critical to the combined financial statements.

Revenue Recognition

        We recognize revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price to the customer is fixed or determinable; and collectability is reasonably assured.

Product Revenues

        We sell mainly to specialty distributors, specialty pharmacies, public hospitals and other government entities with whom we have contracted directly. Any discounts offered to these customers are reflected as on-invoice discounts. We also sell to specialty distributors who receive both on-invoice discounts as well as chargebacks for sales to various U.S. government agencies such as the U.S. Public Health Service (PHS). Provisions for rebates, chargebacks to distributors, and discounts are provided for at the time the related sales are recorded, and are reflected as a reduction of sales. Reserves established for these discounts and allowances are classified as reductions of accounts receivable (if the amount is payable to our customer) or a liability (if the amount is payable to a party other than our customer). Our estimates take into consideration our historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying and payment patterns. Actual amounts may ultimately differ from our estimates. If actual results vary, we adjust these estimates, which could have an effect on earnings in the period of adjustment.

        Product revenue reserves are categorized as discounts and contractual adjustments. Discounts include trade term discounts and volume discounts. Trade term discounts relate to estimated obligations for credits to be granted to customers for remitting payment on their purchases within established incentive periods. Volume discounts are earned as customers reach certain tier levels based upon their purchases. Contractual adjustments primarily relate to Medicaid and PHS discounts. Historically, adjustments have not been significant.

Accounts Receivable

        The majority of accounts receivable arise from product sales and primarily represent amounts due from specialty distributors, specialty pharmacies, public hospitals and other government entities. We monitor the financial performance and creditworthiness of our customers so that we can properly assess and respond to changes in their credit profile. We provide reserves against trade receivables for estimated losses that may result from a customer's inability to pay. Amounts determined to be uncollectible are charged or written-off against the reserve. To date, we have not had any write-offs.

Concentration of Credit Risk

        Sales to two specialty pharmacies individually represent 20% and 15%, respectively, of total revenues for the six months ended June 30, 2016; 21% and 16%, respectively, of total revenues for the year ended December 31, 2015; and 20% for each of total revenues for the year ended December 31, 2014. Concentration of credit risk with respect to receivables, which are typically unsecured, is largely mitigated due to the wide variety of customers. The majority of accounts receivable currently arise from product sales in the United States and Japan and have standard payment terms which generally require payment within 30 to 90 days. We monitor the financial performance and creditworthiness of our customers so that we can properly assess and respond to changes in their credit profile. We continue to monitor these conditions and assess their possible impact on our business.

Inventory

        Inventories are stated at the lower of cost or market with cost based on the first-in, first-out method. Inventory that can be used in either the production of clinical or commercial products is expensed as research and development costs when selected for use in a clinical manufacturing campaign.

Capitalization of Inventory Costs

        We capitalize inventory costs associated with our products prior to regulatory approval, when, based on management's judgment, future commercialization is considered probable and the future economic benefit is expected to be realized. In determining whether or not to capitalize such inventories, we evaluate, among other factors, information regarding the drug candidate's safety and efficacy, the status of regulatory submissions and communications with regulatory authorities and the outlook for commercial sales, including the existence of current or anticipated competitive drugs and the availability of reimbursement. In addition, we evaluate risks associated with manufacturing the drug candidate and the remaining shelf-life of the inventories.

Obsolescence and Unmarketable Inventory

        We periodically review our inventories for excess or obsolescence and write-down obsolete or otherwise unmarketable inventory to our estimated net realizable value.

Impairment of Long-Lived Assets

        Long-lived assets to be held and used, including property, plant and equipment and definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets or asset group may not be recoverable.

        Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written-down to their fair values. Long-lived assets to be disposed of are carried at fair value less costs to sell.

Income Taxes

        In our combined financial statements, income tax expense and deferred tax balances have been calculated on a separate return basis although our operations have historically been included in the tax returns filed by the respective Biogen entities of which our business is a part. In the future, as a standalone entity, we will file tax returns on our own behalf and our deferred taxes and effective income tax rate may differ from those in historical periods.

        Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates. We maintain valuation allowances unless it is more likely than not that the deferred tax asset will be realized. With respect to uncertain tax positions, we determine whether the position is more likely than not to be sustained upon examination, based on the technical merits of the position. Any tax position that meets the more-likely-than-not recognition threshold is measured and recognized in the combined financial statements at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The liability relating to uncertain tax positions is classified as current in the combined balance sheets to the extent we anticipate making a payment within one year. Interest and penalties associated with income taxes are classified in the income tax expense line in the combined statements of income.

        We maintain an income taxes payable to/from account with Biogen. We are deemed to settle current tax balances with the Biogen tax paying entities in the respective jurisdictions. Our current income tax balances are reflected as income taxes payable and settlements, which are deemed to occur in the year following incurrence, are reflected as changes in net parent company investment in the combined balance sheets. As a standalone entity, we will no longer maintain an income tax payable to/from account with Biogen and we will file tax returns on our own behalf. Our deferred taxes and effective income tax rate may differ from those in historical periods.

New Accounting Standards

        We have irrevocably elected not to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that do not qualify as emerging growth companies.

        For a discussion of new accounting standards please read Note 2, Summary of Significant Accounting Policies, to the audited combined financial statements included elsewhere in this information statement.

 BUSINESS

Summary

        Bioverativ is a global biotechnology company focused on the discovery, research, development and commercialization of innovative therapies for the treatment of hemophilia and other blood disorders.

        We market two products, ELOCTATE [Antihemophilic Factor (Recombinant), Fc Fusion Protein] and ALPROLIX [Coagulation Factor IX (Recombinant), Fc Fusion Protein], extended half-life clotting-factor therapies for the treatment of hemophilia A and hemophilia B, respectively. ELOCTATE and ALPROLIX use a process known as Fc fusion to link recombinant factor VIII and factor IX, respectively, to a protein fragment in the body known as Fc. The fusion of the factor with the Fc protein fragment uses a naturally occurring pathway and is designed to extend the half-life of the factor thereby making the product last longer in a person's blood than traditional factor therapies.

        We collaborate with Sobi to develop and commercialize ELOCTATE and ALPROLIX globally. We have rights to commercialize ELOCTATE and ALPROLIX in the United States, Japan, Canada, Australia and the rest of the world excluding Sobi's commercialization territory. Sobi's commercialization territory includes Europe, Russia and certain countries in Northern Africa and the Middle East. See "—Our Development and Commercialization Arrangements with Sobi" below. ELOCTATE and ALPROLIX were approved in the United States and Japan in 2014, and in the European Union in 2015 and 2016, respectively.

        We have multiple programs intended to further support our marketed products and an innovative product pipeline devoted to the creation and delivery of new therapies:

  •
  Research activities relating to our marketed products include ongoing and planned post-marketing studies exploring the potential of Fc fusion technology on long-term joint health, immunogenicity and immune tolerance induction in hemophilia patients who develop inhibitors.

  •
  Research activities relating to new products include discovery and preclinical programs studying longer-acting extended half-life hemophilia product candidates, non-factor products to treat hemophilia (such as bi-specific antibody technology) and gene therapies for both hemophilia A and B. We also have ongoing research programs relating to sickle cell disease. See "—Pipeline and Research and Development Activities" below.

        We generate revenue through sales of our products, royalties earned on sales of ELOCTATE and ALPROLIX by Sobi in its commercialization territory and the supply of ELOCTATE and ALPROLIX to Sobi. For the six month period ended June 30, 2016 and the year ended December 31, 2015, we generated revenue of approximately $402.0 million and $560.3 million, respectively, primarily from our sales of ELOCTATE and ALPROLIX in the United States and Japan.

        Bioverativ Inc. was incorporated in the State of Delaware on August 4, 2016 in connection with the separation of Biogen's hemophilia business from Biogen. Our corporate offices are located in [    •    ].

Strengths

        We believe we possess a number of competitive advantages that distinguish us from our competitors, including:

  •
  Portfolio of marketed hemophilia products.  In 2014, the FDA approved ELOCTATE and ALPROLIX as the first extended half-life clotting-factor therapies for hemophilia A and B, respectively. The extended half-life supported by Fc fusion effectively offers one less infusion per week for hemophilia patients on average relative to typical dosing regimens for conventional short-acting therapies.

  •
  Scientific team with significant expertise in the development of hemophilia and other blood disorders.  Our scientific team is highly experienced and includes scientists formerly of Syntonix (now known as Bioverativ Therapeutics Inc.), a company acquired by Biogen in 2007, who are principally responsible for the discovery and application of the Fc monomer technology used in ELOCTATE and ALPROLIX. We believe our experience in developing this technology, combined with our expertise in developing hemophilia treatments, positions us well to advance next generation technologies in our product pipeline. We also believe that this scientific expertise is applicable to other blood disorders, such as sickle cell disease. Our scientific team includes Dr. Robert Peters, a leading hematology medical and research expert who will join us from Biogen, and will include the addition of a head of research and development, whom we expect to appoint prior to the distribution date.

  •
  Strong relationships with the hemophilia community.  Our team has developed strong ties with the hemophilia community, earning the trust and confidence of patients and health care providers through our commitment to transforming the standard of care in hemophilia. Our commitment is demonstrated by the introduction of ELOCTATE and ALPROLIX, the first major advances in hemophilia treatment in nearly two decades, ongoing community outreach and global humanitarian aid efforts.

  •
  Exclusive relationship with Biogen to supply high-quality, complex hemophilia products.  Our exclusive manufacturing and supply arrangement with Biogen for hemophilia products, together with manufacturing expertise of our personnel, positions us to offer patients and providers with a consistent supply of complex products for the treatment of hemophilia that meet strict standards of quality at all stages of the manufacturing process and throughout our supply chain. See "Certain Relationships and Related Person Transactions—Agreements with Biogen—Manufacturing and Supply Agreement."

  •
  Financial flexibility to drive future growth.  Since the third quarter of 2015, Bioverativ has generated and expects to continue to generate positive cash flows from operations, which we anticipate will allow us to further invest in our marketed products and pipeline, and to pursue strategic opportunities to enhance growth. In addition, we expect to be capitalized by Biogen prior to the distribution with $[    •    ] in cash and do not expect to have any indebtedness for borrowed money as of the distribution date.

  •
  Innovative pipeline with multiple approaches to targeting hemophilia and other blood disorders.  A key element of our growth strategy is advancing our current products and building and advancing our pipeline. We have multiple research initiatives and programs focused on addressing areas of unmet need in hemophilia and other blood disorders, including (i) research on the use of ELOCTATE to induce immune tolerance induction in hemophilia A patients who develop inhibitors, (ii) BIVV 073, a next generation recombinant factor protein using XTEN technology, which has the potential to achieve once weekly or less frequent dosing in hemophilia A, (iii) a non-factor bi-specific antibody program to treat patients with hemophilia A and patients with inhibitors, (iv) two gene therapy programs for hemophilia A and B and (v) early-stage programs in sickle cell disease.

  •
  Experienced management team with track record of successful performance.  Our management team has a strong track record of leadership, performance and execution in the biopharmaceutical industry. John Cox, appointed as our Chief Executive Officer in July 2016, joined Biogen in 2003, and served as Biogen's Executive Vice President, Pharmaceutical Operations and Technology from 2010 through June 2016. During his tenure at Biogen, Mr. Cox was part of its executive leadership team, where he was responsible for many critical areas of Biogen's business, including leading its complex manufacturing operations, growing its biosimilars business and, most recently, serving as head of its global therapeutic operations. In addition to Mr. Cox, other experienced leaders from Biogen are joining us, including Richard Brudnick, Executive Vice President of Business Development, Andrea DiFabio, Executive Vice President and Chief Legal Officer, and Lucia Celona, Executive Vice President and Chief Human Resources and Corporate Communications Officer.

Strategies

        Our objective is to develop therapies to improve the lives of patients living with hemophilia and other blood disorders. The key elements of our strategy include:

  •
  Increase sales and market share of ELOCTATE and ALPROLIX.  We aim to grow sales of ELOCTATE and ALPROLIX through continued differentiation of our long-acting technology platform, increased patient access and expansion of our geographic footprint. We believe we have opportunities to grow sales of these products in existing markets, such as the United States and Japan, by continuing to increase awareness of the clinical value of ELOCTATE and ALPROLIX through long-term study data and the real world experience of the hemophilia community. In addition, we intend to extend our geographic presence into additional countries and regions.

  •
  Advance treatment attributes for marketed products.  We are dedicated to improving the lives of hemophilia patients and the options available to patients and healthcare providers through continued innovation and advancement of our marketed products. While our marketed products provide a more convenient dosing regimen than conventional therapies, there are still serious unmet medical needs for persons living with hemophilia. Our research activities relating to ELOCTATE and ALPROLIX include studies of Fc fusion and its potential to reduce immunogenicity, improve long-term joint health and shorten the time to immune tolerance for patients who develop inhibitors.

  •
  Develop new products providing meaningful advances in treatment.  We intend to leverage our internal expertise and continue our efforts to actively develop novel therapies for hemophilia A and B and other blood disorders through our research and development platform. In particular, we believe that the development of a longer-acting hemophilia A product, enabling once weekly dosing, could have a meaningful treatment impact. Preclinical work on our novel BIVV 073 molecule suggests that our scientists have overcome some of the half-life limitations associated with Factor VIII binding to von Willebrand Factor, and may have the ability to achieve once weekly or less frequent dosing in humans. We intend to move this product candidate to human clinical trials in 2017.

  •
  Pursue strategic opportunities to enhance our pipeline and product portfolio.  We plan to expand our product portfolio through collaborations, licensing opportunities, strategic alliances and tactical acquisitions that meet our strategic business objectives. We also intend to focus on strategic opportunities that enhance our existing research and development platform, product pipeline and commercial effectiveness. One area of particular strategic interest is sickle cell disease, a genetically defined blood disorder affecting an underserved patient population that the Centers for Disease Control and Prevention reported in February 2016 affected an estimated 100,000 individuals in the United States alone.

        We can provide no assurance that we will be able to implement our business strategies or achieve our desired growth. Our business is subject to a number of risks and uncertainties. See "Risk Factors" beginning on page 18.

Hemophilia A and B

        Hemophilia A and hemophilia B are rare, x-linked genetic disorders that impair the ability of a person's blood to clot due to reduced levels of a protein known as factor VIII or factor IX, respectively. This impairment can lead to recurrent and extended bleeding episodes that may cause pain, irreversible joint damage and life-threatening hemorrhages. In 2014, the World Federation of Hemophilia (WFH) estimated that over 143,000 people worldwide were identified as living with hemophilia A and nearly 29,000 people were diagnosed with hemophilia B.

        Hemophilia is usually diagnosed at birth or at a very young age, and predominantly affects males. An individual's hemophilia is classified as mild, moderate or severe and is based on the level of factor activity in the blood. Although hemophilia care varies widely across the globe, in the United States a majority of patients receive care from specialized hemophilia treatment centers.

        Hemophilia is treated by injecting the missing clotting factor directly into the patient's bloodstream. Therapies can be administered either on a schedule to help prevent or reduce bleeding episodes (prophylaxis) or to control bleeding when it occurs (on-demand). Over time, regimens have shifted from on-demand treatment to routine prophylaxis due to observed improvements in long-term clinical outcomes, such as joint damage. In the United States, the February 2016 guidelines of the Medical and Scientific Advisory Council of the National Hemophilia Foundation recommend routine prophylaxis as optimal for the treatment of people with severe hemophilia.

        Historically, hemophilia treatments were derived from factors taken from human blood plasma. In the early 1990's, recombinant factor products, developed in a lab through the use of DNA technology, became available. In 2014, use of recombinant factor product accounted for over 70% of sales globally. In 2014, ELOCTATE and ALPROLIX became the first available extended half-life recombinant factor therapies in the United States with the benefit of less frequent, more convenient dosing requirements.

        Patients may experience complications with factor therapies. In some cases, patients may develop inhibitors that recognize the infused factor as a foreign body. Inhibitors occur when a person with hemophilia has an immune response to treatment with clotting factor concentrates. According to the WFH, an inhibitor usually occurs within the first 75 exposures to factor concentrates and thus is most often seen in children with severe hemophilia. In 2014, the WFH estimated that approximately 25% to 30% of children with severe hemophilia A and approximately 1% to 6% of individuals with hemophilia B will develop inhibitors. A common treatment to rid the body of the inhibitor is immune tolerance induction. Immune tolerance induction involves exposure to frequent doses of factor until the body can tolerate the factor. While this treatment can be effective, the treatment burden is high as it can take weeks or even years for the inhibitor to resolve.

Our Marketed Products

        Our marketed products, ELOCTATE and ALPROLIX, leverage expertise in Fc fusion technology that was originally acquired by Biogen from Syntonix in 2007. Fc fusion is a proprietary technology used to link recombinant factor VIII and factor IX in the case of ELOCTATE and ALPROLIX, respectively, to a protein fragment in the body known as Fc. The fusion with Fc uses a naturally occurring pathway and is designed to extend the half-life of the factor, thereby making the product last longer in a patient's blood than traditional factor therapies. ELOCTATE consists of the Coagulation Factor VIII molecule (historically known as Antihemophilic Factor) linked to Fc and ALPROLIX consists of the Coagulation Factor IX molecule linked to Fc.

Product	General Description
ELOCTATE is approved in the United States, Japan, Canada, Australia, the European Union and certain other countries for the treatment of adults and children with hemophilia A to control and prevent bleeding episodes. In the United States, it is indicated for use in adults and children with hemophilia A for on-demand treatment and control of bleeding episodes, perioperative management of bleeding and routine prophylaxis to reduce the frequency of bleeding episodes. ELOCTATE has received orphan designation in the United States.

Bioverativ's principal markets for ELOCTATE currently include the United States, Japan and Canada. Sobi began commercializing ELOCTA (the approved tradename for ELOCTATE in the European Union) in some European countries in 2016.

ALPROLIX is approved in the United States, Japan, Canada, Australia, the European Union and certain other countries for the treatment of adults and children with hemophilia B to control and prevent bleeding episodes. In the United States, it is indicated for use in adults and children with hemophilia B for control and prevention of bleeding episodes, perioperative management and routine prophylaxis to reduce the frequency of bleeding episodes. ALPROLIX has received orphan designation in the United States and the European Union.

Bioverativ's principal markets for ALPROLIX currently include the United States, Japan and Canada. Sobi began commercializing ALPROLIX in some European countries in 2016 following its approval by the European Medicines Agency (EMA) in May 2016.

        Through a development and commercialization agreement with Sobi, Bioverativ has rights to commercialize ELOCTATE and ALPROLIX in the United States, Japan, Canada, Australia and the rest of the world excluding Sobi's commercialization territory. Sobi's commercialization territory for these therapies is Europe, Russia and certain countries in Northern Africa and the Middle East. For a further description of our development and collaboration agreement with Sobi, see "—Our Development and Commercialization Arrangements with Sobi" below.

Pipeline and Research and Development Activities

        Our research activities relating to ELOCTATE and ALPROLIX include ongoing and planned post-marketing studies exploring the potential impact of the Fc fusion technology on long-term joint health, immunogenicity and immune tolerance induction in hemophilia patients who develop inhibitors.

        In addition to work relating to our current marketed products, we are also engaged in discovery and preclinical programs focused on advancing new technologies for the treatment of hemophilia and other blood disorders, such as sickle cell disease. Our scientific and medical leaders, many of whom were part of Biogen's research and development organization, plan to renew focus on advancing discovery work with small molecules and cell and gene therapy in the hopes of developing treatments for this disease. A brief description of our most advanced programs, together with certain related business relationships and collaborations, is described below.

        BIVV 073 (rFVIIIFc-VWF-XTEN).    A preclinical program of the combination of our proprietary recombinant factor VIII-VWF fusion protein with proprietary XTEN technology licensed from Amunix Operating Inc. The product candidate is being developed with the objective of achieving once weekly or less frequent dosing by intravenous administration in patients with hemophilia A.

        rFIXFc-XTEN.    A preclinical program for a next generation recombinant factor IX replacement product using XTEN technology exploring the use of subcutaneous dosing for patients with hemophilia B with the objective of achieving once weekly or less frequent dosing, which we believe would simplify the administration process for patients with hemophilia B.

        Gene Therapy Programs.    We are collaborating with Fondazione Telethon and Ospedale San Raffaele S.r.l. to develop gene therapies for hemophilia A and B. This collaboration centers on advanced lentiviral gene transfer technology of the San Raffaele Telethon Institute for Gene Therapy.

        Bi-Specific Antibody Program.    A preclinical program to develop a non-factor bi-specific antibody for the treatment of patients with hemophilia A with inhibitors and the general hemophilia A population.

        Sickle Cell Disease.    We are currently pursuing opportunities in sickle cell disease, including carrying out small molecule screens against targets that we believe have potential to intervene in sickle cell disease as well as performing clinical research in an effort to develop better measures of efficacy.

        Our expenses for research and development activities were $186.1 million in 2015, $239.8 million in 2014 and $191.8 million in 2013. These expenses include costs associated with research and development activities performed while part of Biogen, collaboration payments and expenses primarily to Sobi, salaries and related expenses for personnel, license fees, consulting payments, contract research, clinical trial costs, manufacturing and the costs of laboratory equipment and facilities. In addition these expenses include allocations from Biogen to us for depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects. As a result, these expenses are not necessarily indicative of Bioverativ's expenses for research and development activities as a standalone company.

        Investment in research and development is critical to our future growth and our ability to remain competitive in the markets in which we participate. We intend to continue to make significant investment in research and development programs in addition to seeking to enhance future growth through internal efforts, acquisitions and collaborations with third parties.

Our Development and Commercialization Arrangements with Sobi

        Our wholly owned subsidiary, Bioverativ Therapeutics Inc. (formerly Biogen Idec Hemophilia Inc.), is a party to a development and commercialization agreement with Sobi, under which it has agreed to develop and commercialize in defined territories ELOCTATE, ALPROLIX and certain compound constructs that Sobi elects to designate as subject to the parties' collaboration. Generally, these compound constructs include fusion proteins containing both a recombinant factor and the Fc portion of an immunoglobulin, including certain constructs that may be developed using technology we license from Amunix.

        The development and commercialization agreement generally defines Bioverativ's commercialization territory as the United States, Japan, Canada, Australia and the rest of the world excluding Sobi's commercialization territory, and Sobi's commercialization territory as Europe, Russia and certain countries in Northern Africa and the Middle East.

        Under the development and commercialization agreement, prior to May 5, 2024, either Bioverativ or Sobi may present a compound construct as a potential product candidate that the parties may consider developing and commercializing under the collaboration. Upon Sobi's election to treat a compound construct as a product, and in the case of a novel compound construct Sobi's payment of an upfront fee to us, Sobi is granted the right to opt-in to such compound construct and become responsible for final development and commercialization of that compound construct in Sobi's commercialization territory. Generally, upon opt-in, Sobi becomes obligated to make an advance payment and reimburse Bioverativ for certain development expenses incurred with respect to the compound construct. Until Sobi's portion of the development expenses are fully paid, Sobi's royalty rate payable to Bioverativ is increased, and the royalty payment payable by Biogen Hemophilia Inc. to Sobi for the sale of products in Bioverativ's territory is decreased.

        The development and commercialization agreement provides for royalty payments between the parties for sales of collaboration products, including ELOCTATE and ALPROLIX, that vary based upon, among other things, the territory in which the sale was made and how the product is commercialized.

        The following is a summary of the royalty rates between the parties:

			Rates post Sobi Opt-In(3)
Royalty and Net Revenue Share Rates(1)	Method	Rate prior to 1st commercial sale in the Sobi Territory	Base Rate following 1st commercial sale in the Sobi Territory	Rate during the Reimbursement Period
Sobi rate to Bioverativ on net sales in the Sobi Territory	Royalty	N/A	10 or 12%	Base Rate plus 5%
Bioverativ rate to Sobi on net sales in the Bioverativ North America Territory	Royalty	2%	10 or 12%	Base Rate less 5%
Bioverativ rate to Sobi on net sales in the Bioverativ Direct Territory	Royalty	2%	15 or 17%	Base Rate less 5%
Bioverativ rate to Sobi on net revenue(2) from the Bioverativ Distributor Territory	Net Revenue Share	10%	50%	Base Rate less 15%

(1)
For purposes of this table, the "Sobi Territory" means territories in which Sobi has commercial rights, meaning Europe, Russia and certain countries in Northern Africa and the Middle East; the "Bioverativ North America Territory" means territories in North America in which Bioverativ has commercial rights; the "Bioverativ Direct Territory" means territories in which Bioverativ has commercial rights other than the Sobi Territory and the Bioverativ North America Territory; and

  the Bioverativ Distributor Territory means Bioverativ territories where sales are derived by Bioverativ utilizing a third-party distributor.

(2)
Net revenue represents Bioverativ's pre-tax receipts from third-party distributors, less expenses incurred by Bioverativ in the conduct of commercialization activities supporting the distributor activities.

(3)
A credit will be issued to Sobi against its reimbursement of the Opt-in Consideration in an amount equal to the difference in the rate paid by Bioverativ to Sobi on sales in the Bioverativ territories for certain periods prior to the first commercial sale in the Sobi Territory versus the rate that otherwise would have been payable on such sales. The first commercial sale of ELOCTA and ALPROLIX in the Sobi Territory occurred in January 2016 and June 2016, respectively.

        The development and commercialization agreement is terminable in its entirety or with respect to a product developed under the collaboration by either party upon six months' written notice. The agreement is also terminable in its entirety under certain conditions and subject to certain dispute resolution procedures following a party's uncured material breach of a material obligation of the agreement. Unless earlier terminated, the duration of the agreement continues with respect to each product, for so long as such product is being sold anywhere in the world.

        In September 2014, Sobi elected to treat BIVV 073 (rFVIIIFc-VWF-XTEN), a preclinical compound construct developed using the XTEN technology licensed by Bioverativ from Amunix, as subject to the collaboration.

        In November 2014, Sobi exercised its option to assume final development and commercialization activities in Sobi's commercialization territory for ELOCTA, the approved trade name for ELOCTATE in the European Union. ELOCTA was approved by the European Commission (EC) in November 2015, and Sobi had its first commercial sales in January 2016. In March 2016, the EC approved the transfer of the marketing authorization for ELOCTA to Sobi, making Sobi the marketing authorization holder of ELOCTA in the European Union. As the marketing authorization holder, Sobi assumes legal responsibility for ELOCTA, from a regulatory perspective, during its entire life cycle in the European Union. The opt-in consideration and aggregate amount reimbursable by Sobi to us for ELOCTA was $210.0 million. As of June 30, 2016, approximately $157.0 million remained reimbursable to us by Sobi.

        In July 2015, Sobi exercised its option to assume final development and commercialization activities in the Sobi territory for ALPROLIX. ALPROLIX was approved by the EC in May 2016, and it is intended that the marketing authorization be transferred to Sobi. In August 2016, the Committee for Medicinal Products for Human Use (CHMP) of the EMA issued a positive opinion recommending to the EC that the marketing authorization for ALPROLIX in the European Union be transferred to Sobi. The opt-in consideration and aggregate amount reimbursable by Sobi to us for ALPROLIX was $187.0 million. As of June 30, 2016, approximately $130.0 million remained reimbursable to us by Sobi.

        Pursuant to the development and commercialization agreement, Bioverativ and Sobi are also parties to ancillary agreements, including manufacturing and supply agreements for ELOCTATE and ALPROLIX pursuant to which Sobi forecasts, orders and purchases drug substance and drug product that is supplied to Sobi by Bioverativ. Bioverativ expects to satisfy its supply obligations to Sobi by obtaining ELOCTATE and ALPROLIX drug substance and drug product through Bioverativ's manufacturing and supply arrangements with Biogen as well as other third party contract manufacturing organizations. See "—Manufacturing and Facilities" below.

        The foregoing summary of the development and commercialization agreement with Sobi does not purport to be complete and is subject to, and qualified in its entirety by, reference to the actual agreement, a copy of which, together with its amendments, is filed as an exhibit to the registration statement of which this information statement is a part.

        For more information on Bioverativ's collaboration with Sobi, see Note 3, Collaborations, to the audited combined financial statements included elsewhere in this information statement.

Our International Operations

        We anticipate that, in addition to the United States and Canada, Japan will remain a significant focus for growing patient share of ELOCTATE and ALPROLIX in the near term. We have conducted research and development activities for hemophilia treatments in Japan since 2010. Through our dedicated Japanese sales force and marketing team, we have sold ELOCTATE and ALPROLIX in Japan since receipt of marketing approval in December 2014 and June 2014, respectively. For the year ended December 31, 2015 and the six month period ended June 30, 2016, we generated revenue of approximately $37.0 million and $51.1 million, respectively, outside the United States, primarily from our sales of ELOCTATE and ALPROLIX in Japan.

Intellectual Property

        We rely on patents and other proprietary rights to develop, maintain and strengthen our competitive position. We own a number of patents and trademarks throughout the world and have entered into license arrangements relating to various third party patents and technologies.

Patents

        Patents are important to obtaining and protecting exclusivity in our products and product candidates. We regularly seek patent protection in the U.S. and in selected countries outside the U.S. for inventions originating from our research and development efforts. In addition, we license rights from others to various patents and patent applications.

        U.S. patents, as well as most non-U.S. patents, are generally effective for 20 years from the date the earliest application was filed; however, U.S. patents that issue on applications filed before June 8, 1995 may be effective until 17 years from the issue date, if that is later than the 20 year date. In some cases, the patent term may be extended to recapture a portion of the term lost during regulatory review of the claimed therapeutic, and in the case of the United States, also because of U.S. Patent and Trademark Office (USPTO) delays in prosecuting the application. Specifically, in the U.S., under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly known as the Hatch-Waxman Act, a patent that covers an FDA approved drug may be eligible for patent term extension (for up to five years, but not beyond a total of 14 years from the date of product approval) as compensation for patent term lost during the FDA regulatory review process, but only one patent per approved drug product may be so extended. The duration and extension of the term of foreign patents varies, in accordance with local law.

        Our patent portfolio includes issued patents and pending applications relating to our marketed products and our product pipeline. We hold patents for ELOCTATE and ALPROLIX that cover the composition of matter and methods of treatment of those therapies. Patents of primary importance to ELOCTATE and ALPROLIX have issued in the United States and Europe and, based on the applicable patent statutes and in the ordinary course, generally expire between 2024 and 2031. We also continue to pursue additional patents and patent term extensions in the United States and other territories covering various aspects of our products that may, if issued, extend exclusivity beyond the expiration of these patents.

        The existence of patents does not guarantee our right to practice the patented technology or commercialize the patented product. Patents relating to biopharmaceutical and biotechnology products, compounds and processes, such as those that cover our existing compounds, products and processes and those that we will likely file in the future, do not always provide complete or adequate protection. Our patents may be invalidated earlier based on a competitor's challenge in an applicable patent office or court proceeding.

Regulatory Exclusivity

        In addition to patent protection, certain of our products are entitled to regulatory exclusivity which may consist of regulatory data protection and market protection. The expected expiration of this regulatory exclusivity in the United States and the European Union is set forth below:

Product	Territory	Expected Expiration
ELOCTATE	United States	2026
ELOCTA(1)	European Union	2025
ALPROLIX	United States	2026
ALPROLIX(1)	European Union	2026	(2)

(1)
Sobi has assumed responsibility for commercializing ELOCTA and ALPROLIX in Sobi's commercialization territory pursuant to our development and commercialization agreement with Sobi.

(2)
This date has the potential to be extended by two years subject to EMA review and certification of activities conducted under our pediatric investigational plan.

        Regulatory data protection provides to the holder of a drug or biologic marketing authorization, for a set period of time, the exclusive use of the proprietary preclinical and clinical data that it created at significant cost and submitted to the applicable regulatory authority to obtain approval of its product. After the applicable set period of time, third parties are then permitted to rely upon our data to file for approval of their abbreviated applications for, and to market (subject to any applicable market protection), their generic drugs and biosimilars referencing our data. Market protection provides to the holder of a drug or biologic marketing authorization the exclusive right to commercialize its product for a set period of time, thereby preventing the commercialization of another product containing the same active ingredient(s) during that period. Although the World Trade Organization's agreement on trade-related aspects of intellectual property rights requires signatory countries to provide regulatory exclusivity to innovative pharmaceutical products, implementation and enforcement varies widely from country to country. In the United States, biologics, such as ELOCTATE and ALPROLIX, are entitled to exclusivity under the Biologics Price Competition and Innovation Act, which was passed on March 23, 2010 as Title VII to the PPACA. The PPACA provides a pathway for approval of biosimilars following the expiration of 12 years of exclusivity for the innovator biologic and a potential additional 180 day-extension term for conducting pediatric studies. Under this framework, FDA cannot make a product approval effective for any biosimilar application until at least 12 years after the reference product's date of first licensure. The PPACA also includes an extensive process for the innovator biologic and biosimilar manufacturer to litigate patent infringement, validity, and enforceability prior to the approval of the biosimilar. The PPACA does not, however, change the duration of patents granted on biologic products.

        Japan also provides for market exclusivity through a re-examination system, which prevents the entry of generics and biosimilars until the end of the re-examination period (REP), which can be up to eight years from marketing approval. ELOCTATE and ALPROLIX are expected to have REPs ending in 2022.

Other Proprietary Rights

        We also rely upon other forms of unpatented confidential information to remain competitive. We protect such information principally through confidentiality and non-use agreements with our employees, consultants, outside scientific collaborators and scientists whose research we sponsor and other advisers. In the case of our employees, these agreements also provide, in compliance with relevant law, that inventions and other intellectual property conceived by such employees during their employment shall be our exclusive property.

        Our trademarks are important to us and are generally covered by trademark applications or registrations in the USPTO and the patent or trademark offices of other countries. Trademark protection varies in accordance with local law, and continues in some countries as long as the trademark is used and in other countries as long as the trademark is registered. Trademark registrations generally are for fixed but renewable terms.

        Litigation, interferences, oppositions, inter partes reviews or other proceedings are, have been and may in the future be necessary in some instances to determine the validity and scope of certain of our patents, regulatory exclusivities or other proprietary rights, and in other instances to determine the validity, scope or non-infringement of certain patent rights claimed by others to be pertinent to the manufacture, use or sale of our products. We may also face challenges to our patents, regulatory exclusivities and other proprietary rights covering our products by manufacturers of generic drugs and biosimilars. A discussion of certain risks and uncertainties that may affect our patent position, regulatory exclusivities and other proprietary rights is set forth in "Risk Factors" and for information on our litigation and other claims against us, see "Business—Legal Proceedings."

Manufacturing and Facilities

        ELOCTATE and ALPROLIX are currently manufactured at Biogen-owned facilities located in North Carolina and Massachusetts. The manufacturing process for bulk drug substance includes protein production, purification and viral clearance. Manufacture and supply of drug product, which includes fill finish, labelling and packaging, are provided primarily through third party contract manufacturing organizations.

        In connection with our separation from Biogen, we intend to enter into an exclusive manufacturing and supply agreement with Biogen for hemophilia products, pursuant to which Biogen will manufacture and supply ELOCTATE and ALPROLIX drug substance exclusively for us. Fill finish, label and packaging, distribution and logistics services for ELOCTATE and ALPROLIX drug product will initially continue to be provided by Biogen directly or through third party contract manufacturing organizations under a transition services agreement between us and Biogen. We anticipate increasing our level of direct contractual responsibility with third party contract manufacturing organizations, logistics providers and distributors as we scale up our internal supply management capabilities. For additional information regarding manufacturing services following the separation, see the discussion of the manufacturing and supply and transition services arrangements to be entered into between Biogen and Bioverativ under "Certain Relationships and Related Person Transactions—Agreements with Biogen."

        Following the separation, our corporate offices will be located in [    •    ]. Our properties include facilities which, in our opinion, are suitable and adequate for development and distribution of our products.

Raw Materials

        We expect to rely on Biogen for all supplies and raw materials used in the production of ELOCTATE and ALPROLIX drug substance for a limited time period.

Sales, Marketing and Distribution

        We have our own direct sales force. We distribute our products to and through specialty pharmacies, hemophilia treatment centers, public and private hospitals and independent distributors. In the United States, our two largest customers are CVS Health Corporation and Accredo Health Incorporated. No individual customer accounted for greater than 20% of our total revenues for the six months ended June 30, 2016. Our sales, particularly to specialty pharmacies and hemophilia treatment centers, are subject to discounted pricing. See "—Regulatory Matters—Pricing and Reimbursement"

below. We review our sales channels from time to time, and will make changes in our sales and distribution model as we believe necessary to best implement our business plan and strategies.

        In the United States, a third party warehouses and ships a significant portion of our products through its distribution centers. These centers are generally stocked with adequate inventories to facilitate prompt customer service. Sales and distribution methods include frequent contact by sales and customer service representatives, automated communications via various electronic purchasing systems, circulation of catalogs and merchandising bulletins, direct-mail campaigns, trade publication presence and advertising.

        Our non-U.S. sales and product distributions, which currently occur only in Japan and Canada, are made on a direct basis. We use and expect to continue to use a variety of collaboration, distribution and other marketing arrangements with one or more third parties to commercialize our products outside the United States. Under our development and commercialization arrangement with Sobi, for example, Sobi has assumed responsibility for commercializing ELOCTATE and ALPROLIX in its territory. See "—Our Development and Commercialization Arrangements with Sobi" above.

Competition

        Bioverativ faces substantial competition from biotechnology, biopharmaceutical and other companies of all sizes, in the United States and other countries, as such competitors continue to expand their manufacturing capacity and sales and marketing channels. Many of our competitors are working to develop products similar to those we are developing or those that we already market. Competition is primarily focused on cost-effectiveness, price, service, product effectiveness and quality, patient convenience and technological innovation, such as longer-acting, extended half-life therapies for hemophilia. The introduction of new products by competitors and changes in medical practices and procedures can impact our products.

        The principal sources of competition for Bioverativ's products globally are as follows:

  •
  ELOCTATE: ELOCTATE competes with recombinant Factor VIII products including:

  •
  ADVATE® (Antihemophilic Factor (Recombinant))—Baxalta(1)

  •
  ADYNOVATE (Antihemophilic Factor (Recombinant), PEGylated)—Baxalta

  •
  KOVALTRY® Antihemophilic Factor (Recombinant)—Bayer KOGENATE® FS (Antihemophilic Factor (Recombinant))—Bayer

  •
  HELIXATE® FS (Antihemophilic Factor (Recombinant))—CSL Behring

  •
  NovoEight® (Antihemophilic Factor (Recombinant))—Novo Nordisk

  •
  Nuwiq® Recombinant Factor VIII—Octapharma.

  •
  RECOMBINATE (Antihemophilic Factor (Recombinant))—Baxalta

  •
  XYNTHA®/ReFacto AF® (Antihemophilic Factor (Recombinant), Plasma/Albumin-Free)—Pfizer and Sobi

(1)
Baxalta was acquired by Shire Plc on June 3, 2016.

  •
  ALPROLIX: competes with recombinant Factor IX products including:

  •
  BENEFIX® (Coagulation Factor IX (Recombinant))—Pfizer

  •
  IDELVION® (Coagulation Factor IX (Recombinant), Albumin Fusion Protein)—CSL Behring

  •
  IXINITY® (Coagulation Factor IX (Recombinant))—Aptevo (a spin-off from Emergent Biosolutions completed in August 2016)

  •
  RIXUBIS® (Coagulation Factor IX (Recombinant))—Baxalta

        Our products also compete with a number of plasma derived Factor VIII and IX products. We are also aware of other longer-acting products and new technologies, such as gene therapies and bi-specific antibodies, that are in development and, if successfully developed and approved, would compete with our hemophilia products. New therapies and technologies have the potential to transform the standard of care for hemophilia patients, and our products may be unable to compete successfully with such new therapies and technologies that may be developed and marketed by other companies.

        There are additional competitive products or alternative therapy regimens available on a more limited geographic basis throughout the world.

        For additional information regarding competition, see the discussion of such matters in the "Risk Factors" section of this information statement, including the following: "Risk Factors—Risks Related to Our Business—If our hemophilia products fail to compete effectively, our business and market position would suffer."

Regulatory Matters

        The operations of Bioverativ and many of the products it manufactures or sells are subject to extensive regulation by numerous government agencies, both within and outside the United States. The FDA, the EMA, the Ministry of Health, Labour and Welfare in Japan (the MHLW) and other government agencies both inside and outside of the United States, regulate the testing, safety, effectiveness, manufacturing, labeling, promotion and advertising, distribution and post-market surveillance of Bioverativ's products. Bioverativ must obtain specific approval from FDA and non-U.S. regulatory authorities before it can market and sell most of its products in a particular country. The requirements and process governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country.

Clinical Trial and Approval Process

        The FDA, the EMA and other regulatory agencies promulgate regulations and standards for designing, conducting, monitoring, auditing and reporting the results of clinical trials to ensure that the data and results are accurate and that the rights and welfare of trial participants are adequately protected (commonly referred to as current cGCPs). Regulatory agencies enforce cGCPs through periodic inspections of trial sponsors, principal investigators and trial sites, CROs, and institutional review boards. If studies fail to comply with applicable cGCPs, the clinical data generated may be deemed unreliable and relevant regulatory agencies may conduct additional audits or require additional clinical trials before approving a marketing application. Noncompliance can also result in civil or criminal sanctions. We rely on third parties, including CROs, to carry out many of our clinical trial-related activities. Failure of such third parties to comply with cGCPs can likewise result in rejection of our clinical trial data or other sanctions.

        Before new biologic products may be sold in the United States, preclinical studies and clinical trials of the products must be conducted and the results submitted to the FDA for approval. With limited exceptions, the FDA requires companies to register both pre-approval and post-approval clinical trials and disclose clinical trial results in public databases. Failure to register a trial or disclose study results within the required time periods could result in penalties, including civil monetary penalties. To support marketing approval, clinical trial programs must establish a candidate product's efficacy, determine an appropriate dose and dosing regimen and define the conditions for safe use. This is a high-risk process that requires stepwise clinical studies, usually conducted in three phases, in which the candidate product must successfully meet predetermined endpoints. The results of the preclinical and clinical testing of a product are then submitted to the FDA in the form of a Biologics License Application (BLA). In response to a BLA, the FDA may grant marketing approval, request additional information or deny the application if it determines the application does not provide an adequate basis for approval.

        Product development and receipt of regulatory approval takes a number of years, involves the expenditure of substantial resources and depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments, potential safety signals observed in preclinical or clinical tests and the risks and benefits of the product as demonstrated in clinical trials. Many research and development programs do not result in the commercialization of a product. The FDA has substantial discretion in the product approval process, and it is impossible to predict with any certainty whether and when the FDA will grant marketing approval, or whether an approval, if granted, will be subject to limitations based on the FDA's interpretation of the relevant pre-clinical or clinical data. The agency also may require the sponsor of a BLA to conduct additional clinical studies or to provide other scientific or technical information about the product, and these additional requirements may lead to unanticipated delay or expense.

        Most non-U.S. jurisdictions have product approval and post-approval regulatory processes that are similar in principle to those in the United States. In Europe, for example, there are several tracks for marketing approval, depending on the type of product for which approval is sought. Under the centralized procedure in Europe, a company submits a single application to the EMA that is similar to the BLA in the United States. A marketing application approved by the EC is valid in all member states. In addition to the centralized procedure, Europe also has various other methods for submitting applications and receiving approvals. Regardless of the approval process employed, various parties share responsibilities for the monitoring, detection and evaluation of adverse events post-approval, including national authorities, the EMA, the EC and the marketing authorization holder. In some regions, it is possible to receive an "accelerated" review whereby the national regulatory authority will commit to truncated review timelines for products that meet specific medical needs.

        Under the U.S. Orphan Drug Act, the FDA may grant orphan drug designation to biologics intended to treat a "rare disease or condition," which generally is a disease or condition that affects fewer than 200,000 individuals in the United States. If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to orphan exclusivity. This means that the FDA may not approve any other applications to market the same drug for the same indication for a period of seven years following marketing approval, except in certain very limited circumstances, such as if the later product is shown to be clinically superior to the orphan product. Legislation similar to the U.S. Orphan Drug Act has been enacted in other countries to encourage the research, development and marketing of medicines to treat, prevent or diagnose rare diseases. In the European Union, medicinal products intended for diagnosis, prevention or treatment of life-threatening or very serious diseases affecting less than five in 10,000 people receive 10-year market exclusivity, protocol assistance, and access to the centralized procedure for marketing authorization. ELOCTATE and ALPROLIX have each received an orphan drug designation in the United States and have received orphan exclusivity through June and March 2021, respectively. ALPROLIX has received an orphan drug designation in the European Union.

        Biologic products may be subject to increased competition from biosimilar formulations of reference biologic products in the future. The complex nature of biologic products has warranted the creation of biosimilar regulatory approval pathways with strict, science-based approval standards that take into account patient safety considerations. These biosimilar approval pathways are considered to be more abbreviated than for new biologics, although they are significantly different from the abbreviated approval pathways available for "generic drugs" (small-molecule drugs that are the same as, and bioequivalent to, an already-approved small molecule drug). The European Union has created a pathway for the approval of biosimilars, and has published guidance for approval of certain biosimilar products. More recently, in 2010, the PPACA authorized the FDA to approve biosimilars, but only a small number of biosimilars have been approved by the FDA to date and the U.S. approval pathway for biosimilars remains subject to ongoing guidance from the FDA. While mature pathways for regulatory approval of generic drugs and healthcare systems exist around the globe that support and promote the substitutability of generic drugs, the approval pathways for biosimilar products remain in various stages of development, as do private and public initiatives or actions supporting the substitutability of biosimilar products. Thus, the extent to which biosimilars will be viewed as readily substitutable, and in practice readily substituted, for the reference biologic product is largely yet to be determined.

Post-Approval Requirements

        The FDA may require a sponsor to conduct additional post-marketing studies as a condition of approval to provide data on safety and effectiveness. If a sponsor fails to conduct the required studies, the agency may withdraw its approval. In addition, if the FDA concludes that a product that has been shown to be effective can be safely used only if distribution or use is restricted, it can mandate post-marketing restrictions as necessary to assure safe use. These may include requiring the sponsor to establish rigorous systems, such as REMS, to assure use of the product under safe conditions. The FDA can impose financial penalties for failing to comply with certain post-marketing commitments, including REMS. In addition, any changes to approved REMS must be reviewed and approved by the FDA prior to implementation.

        Changes to approved products, such as adding an indication, making certain manufacturing changes, or changing manufacturers or suppliers of certain ingredients or components, may be subject to vigorous review, including multiple regulatory submissions, and approvals are not certain. For example, to obtain a new indication, a company must demonstrate with additional clinical data that the product is safe and effective for the new use. FDA regulatory review may result in denial or modification of the planned changes, or requirements to conduct additional tests or evaluations that can substantially delay or increase the cost of the planned changes.

        Even after a company obtains regulatory approval to market a product, the product and the company's manufacturing processes and quality systems are subject to continued review by the FDA and other regulatory authorities globally. We and our contract manufacturers also must adhere to cGMPs and product-specific regulations enforced by regulatory agencies both before and after product approval. Regulatory agencies regulate and inspect equipment, facilities and processes used in the manufacturing and testing of biologic products prior to approving a product, as well as periodically following the initial approval of a product. If, as a result of these inspections, it is determined that our equipment, facilities or processes or that of our manufacturers do not comply with applicable regulations and conditions of product approval, we may face civil, criminal or administrative sanctions or remedies, including significant financial penalties and the suspension of our manufacturing operations.

        Manufacturers are also required to monitor information on side effects and adverse events reported during clinical studies and after marketing approval and report such information and events to regulatory agencies. Non-compliance with the FDA's safety reporting requirements may result in civil or criminal penalties. Side effects or adverse events that are reported during clinical trials can delay, impede or prevent marketing approval. Based on new safety information that emerges after approval, the FDA can mandate product labeling changes, impose a new REMS or the addition of elements to an existing REMS, require new post-marketing studies (including additional clinical trials) or suspend or withdraw approval of the product. These requirements may affect a company's ability to maintain marketing approval of its products or require a company to make significant expenditures to obtain or maintain such approvals.

Pricing and Reimbursement

        In both U.S. and non-U.S. markets, sales of our products depend, in part, on the availability and amount of reimbursement by third party payors, including governments, private health plans and other organizations. Substantial uncertainty exists regarding the coverage, pricing and reimbursement of our products. Governments may regulate coverage, reimbursement and pricing of our products to control healthcare cost or affect utilization of the products. The U.S. and non-U.S. governments have enacted and regularly consider additional reform measures that affect health care and drug coverage and costs. Private health plans may also seek to manage cost and utilization by implementing coverage and reimbursement limitations. Other payors, including managed care organizations, health insurers, pharmacy benefit managers, government health administration authorities and private health insurers, seek price discounts or rebates in connection with the placement of our products on their formularies and, in some cases, the imposition of restrictions on access or coverage of particular drugs or pricing determined based on perceived value.

Within the United States

  •
  Medicaid:  Medicaid is a joint federal and state program that is administered by the states for low-income and disabled beneficiaries. Under the Medicaid Drug Rebate Program, we are required to pay a rebate for each unit of product reimbursed by the state Medicaid programs. For most brand name drugs, the amount of the basic rebate for each product is set by law as 17.1% for clotting factors and certain other products of the average manufacturer price (AMP) or the difference between AMP and the best price available from us to any customer (with limited exceptions). The rebate amount must be adjusted upward if AMP increases more than inflation (measured by the Consumer Price Index—Urban). This adjustment can cause the total rebate amount to exceed the minimum 17.1% basic rebate amount. The rebate amount is calculated each quarter based on our report of current AMP and best price for each of our products to the Centers for Medicare & Medicaid Services (CMS). The requirements for calculating AMP and best price are complex. We are required to report any revisions to AMP or best price previously reported within a certain period, which revisions could affect our rebate liability for prior quarters. In addition, if we fail to provide information timely or are found to have knowingly submitted false information to the government, the statute governing the Medicaid Drug Rebate Program provides for civil monetary penalties.

  •
  Medicare:  Medicare is a federal program that is administered by the federal government and covers individuals age 65 and over, as well as those with certain disabilities. Medicare Part B generally covers drugs that must be administered by physicians or other health care practitioners; are provided in connection with certain durable medical equipment; or certain oral anti-cancer drugs and certain oral immunosuppressive drugs. Clotting factors for hemophilia are typically paid under Medicare Part B. Medicare Part B pays for such drugs under a payment methodology based on the average sales price (ASP) of the drugs. Manufacturers, including us, are required to provide ASP information to the CMS on a quarterly basis. The manufacturer-submitted information is used to calculate Medicare payment rates. For drugs administered outside the hospital outpatient setting, the current payment rate for Medicare Part B drugs is ASP plus six percent, but CMS has proposed a model that would test whether changing the add-on payment to 2.5% plus a flat fee payment of $16.80 per drug per day changes prescribing incentives and leads to improved quality and value, and that would incorporate certain "value-based pricing" tools. The payment rates for drugs in the hospital outpatient setting are subject to periodic adjustment. If a manufacturer is found to have made a misrepresentation in the reporting of ASP, the governing statute provides for civil monetary penalties.
    Medicare Part D provides coverage to enrolled Medicare patients for self-administered drugs (i.e., drugs that are not administered by a physician). Medicare Part D is administered by private prescription drug plans approved by the U.S. government and each drug plan establishes its own Medicare Part D formulary for prescription drug coverage and pricing, which the drug plan may modify from time-to-time. The prescription drug plans negotiate pricing with manufacturers and may condition formulary placement on the availability of manufacturer discounts. In addition, manufacturers, including us, are required to provide to CMS a 50% discount on brand name prescription drugs utilized by Medicare Part D beneficiaries when those beneficiaries reach the coverage gap in their drug benefits.

  •
  Federal Agency Discounted Pricing:  Our products are subject to discounted pricing when purchased by federal agencies via the Federal Supply Schedule (FSS). FSS participation is required for our products to be covered and reimbursed by the Veterans Administration (VA), Department of Defense, Coast Guard and PHS. Coverage under Medicaid, Medicare and the PHS pharmaceutical pricing program is also conditioned upon FSS participation. FSS pricing is intended not to exceed the price that we charge our most-favored non-federal customer for a product. In addition, prices for drugs purchased by the VA, Department of Defense (including drugs purchased by military personnel and dependents through the TriCare retail pharmacy program), Coast Guard, and PHS are subject to a cap on pricing equal to 76% of the non-federal average manufacturer price (non-FAMP). An additional discount applies if non-FAMP increases more than inflation (measured by the Consumer Price Index—Urban). In addition, if we fail to provide information timely or are found to have knowingly submitted false information to the government, the governing statute provides for civil monetary penalties.

  •
  340B Discounted Pricing:  To maintain coverage of our products under the Medicaid Drug Rebate Program and Medicare Part B, we are required to extend significant discounts to certain covered entities that purchase products under Section 340B of the PHS pharmaceutical pricing program. Purchasers eligible for discounts include hospitals that serve a disproportionate share of financially needy patients, community health clinics, hemophilia treatment centers and other entities that receive certain types of grants under the Public Health Service Act. For all of our products, we must agree to charge a price that will not exceed the amount determined under statute (the "ceiling price") when we sell outpatient drugs to these covered entities. In addition, we may, but are not required to, offer these covered entities a price lower than the 340B ceiling price. The 340B discount formula is based on AMP and is generally similar to the level of rebates calculated under the Medicaid Drug Rebate Program.

Outside the United States

        Within the European Union, products sold by Sobi are paid for by a variety of payors, with governments being the primary source of payment. Governments may determine or influence reimbursement of products. Governments may also set prices or otherwise regulate pricing. Negotiating prices with governmental authorities can delay commercialization of our products. Governments may use a variety of cost-containment measures to control the cost of products, including price cuts, mandatory rebates, "value-based pricing" and reference pricing (i.e., referencing prices in other countries and using those reference prices to set a price). Budgetary pressures in many E.U. countries are continuing to cause governments to consider or implement various cost-containment measures, such as price freezes, increased price cuts and rebates and expanded generic substitution and patient cost-sharing.

Japanese Regulatory Matters

        In Japan, the MHLW is responsible for regulating biological and pharmaceutical products under the the Pharmaceuticals and Medical Devices Law (PAL), which provides a regulatory framework similar to that of the United States. Specifically, with regard to the clinical trial and approval process, before a new biological product may be sold in Japan, clinical trials must be conducted for the product of which the MHLW/ the Pharmaceuticals and Medical Devices Agency (PMDA), a governmental organization authorized by the MHLW, must be notified. For the product to be approved, the results of such clinical trials must then be submitted to the PMDA. Approved products are subject to regulatory requirements similar to those of the United States, including (i) the possibility of the MHLW requiring post-marketing studies to gather data on a product's safety and efficacy as a condition for approval, (ii) re-examination of the approved product within a specific time period following approval (e.g., 8 years for a new product) to verify its safety and efficacy and (iii) the reporting of any adverse event to the PMDA. With regard to pricing and reimbursement, Japan has a single health insurance system (National Health Insurance), under which drugs are provided to patients at a price designated by the MHLW in its discretion after negotiations between the applicable biopharmaceutical company and the MHLW under the National Health Insurance Act.

Other Laws

        We and our products are also subject to various other regulatory regimes both inside and outside the United States. Various laws, regulations and recommendations relating to data privacy and protection, safe working conditions, laboratory practices, the experimental use of animals, and the purchase, storage, movement, import, export and use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work are or may be applicable to our activities. In the United States alone, we are subject to the oversight of FDA, the Office of the Inspector General within the Department of Health and Human Services, the CMS, the Department of Justice (DOJ), the Environmental Protection Agency, the Department of Defense and Customs and Border Protection, in addition to others. In jurisdictions outside the United States, our activities are subject to regulation by government agencies including the EMA in Europe, and other agencies in other jurisdictions. Many of the agencies enforcing these laws have increased their enforcement activities with respect to healthcare companies in recent years. These actions appear to be part of a general trend toward increased enforcement activity globally. In addition, certain agreements entered into by us involving exclusive license rights may be subject to national or international antitrust regulatory control, the effect of which cannot be predicted. The extent of government regulation, which might result from future legislation or administrative action, cannot accurately be predicted.

Patient Engagement and Access

        We interact with patients, advocacy organizations and healthcare societies in order to gain insights into unmet needs in the hemophilia treatment community. The insights gained from these engagements help develop services, programs and applications that are designed to help patients lead better lives.

        We are dedicated to helping patients obtain access to our therapies. For example, we provide charitable contributions that may assist eligible patients to receive our products. We expect to continue Biogen's commitment, together with Sobi, to donate up to one billion international units (IUs) of clotting factor therapy for humanitarian use, of which up to 500 million IUs will be donated to the WFH over a period of five years. We will be responsible for half of the committed donation. In 2015, the first shipments of hemophilia therapy were made to the WFH.

Employees

        We expect to employ approximately [    •    ] persons as of the distribution date. We believe that we have good relations with our employees.

Environmental Matters

        Our environmental policies require compliance with all applicable environmental regulations and contemplate, among other things, appropriate capital expenditures for environmental protection.

Legal Proceedings

        We are involved in various claims and legal proceedings, including the matters described below.

Patent Matter

        Biogen has received communications from a third party, Pfizer, regarding a proposal that Biogen take a license to Pfizer's U.S. Patent No. 8,603,777 (Expression of Factor VII and IX Activities in Mammalian Cells) and pay royalties on past and future sales of ALPROLIX. There is no pending litigation with Pfizer and an estimate of a possible loss or range of loss cannot be made at this time.

Government Matters

        On March 4, 2016, Biogen received a subpoena from the federal government for documents relating to our relationship with non-profit organizations that provide assistance to patients taking drugs sold by Biogen. Biogen is cooperating with the government.

        On July 1, 2016, Biogen received civil investigative demands from the federal government for documents and information relating to our treatment of certain service agreements with wholesalers when calculating and reporting AMPs in connection with the Medicaid Drug Rebate Program. Biogen is in the process of responding to the government.

 MANAGEMENT

Executive Officers Following the Distribution

        The following sets forth information regarding individuals who are expected to serve as our executive officers following completion of the distribution, including their positions. Additional individuals will be selected prior to the distribution to serve as executive officers after the distribution, and information concerning those executive officers will be included in an amendment to this information statement. While some of these individuals currently serve as officers and employees of Biogen, after the distribution, none of our executive officers will be officers or employees of Biogen.

Name	Age	Title
John G. Cox	53	Chief Executive Officer
Andrea DiFabio	48	Executive Vice President and Chief Legal Officer
Richard Brudnick	60	Executive Vice President of Business Development
Lucia Celona	50	Executive Vice President, Chief Human Resources and Corporate Communications Officer

        John G. Cox became Chief Executive Officer of Bioverativ in July 2016. Previously, from June 2010 through June 2016, Mr. Cox served on Biogen's executive committee as Executive Vice President, Pharmaceutical Operations & Technology, where he oversaw Biogen's global manufacturing facilities, supply chain operations, technical development, quality and engineering. Mr. Cox also had responsibility for the development and commercialization of Biogen's biosimilar business. From October 2015 to May 2016, Mr. Cox also served as interim Executive Vice President, Global Therapeutic Operations, responsible for Biogen's therapeutic groups of Specialty Medicines and Rare Diseases, which included responsibility for the global commercial performance of Biogen's marketed products. Mr. Cox joined Biogen in 2003, holding several senior executive positions including Senior Vice President of Technical Operations, Senior Vice President of Global Manufacturing and Vice President of Manufacturing and General Manager of Biogen's operations in Research Triangle Park, North Carolina. He reported to Biogen's Chief Executive Officer as a member of Biogen's executive committee, since 2010. Mr. Cox serves on the board of directors of Repligen Corporation, a life sciences company. He also served on the board of Biogen's biosimilars joint venture, Samsung Bioepis, until July 2016. Mr. Cox received his B.S. in biology from Arizona State University, M.B.A. from the University of Michigan, and M.S. in cell biology from California State University.

        Andrea DiFabio has been named to serve as the Executive Vice President and Chief Legal Officer of Bioverativ. Ms. DiFabio has served as Biogen's Senior Vice President, Chief Research and Business Development Counsel since 2015. Ms. DiFabio joined Biogen in 2006 and has held positions across the company including serving as Chief US Counsel, Interim Chief Compliance Officer and Chief Research and Development Counsel. Prior to Biogen, she was Corporate Vice President and Deputy General Counsel at Parexel International, a global contract research organization. Prior to her work at Parexel International, Ms. DiFabio was a trial lawyer for two Boston law firms, Brown Rudnick Freed & Gesmer and Robins, Kaplan Miller & Ceresi.

        Richard Brudnick has been named to serve as the Executive Vice President of Business Development of Bioverativ. Mr. Brudnick has served as Biogen's Senior Vice President of Corporate Development since 2014. Mr. Brudnick joined Biogen in 2001 and has held senior positions in the areas of Portfolio Strategy & Business Development and Corporate Development. Before joining Biogen, Mr. Brudnick was the Chief Executive Officer of a regional pharmaceutical distribution business, a co-founder of two companies and a strategy consultant at Bain & Company.

        Lucia Celona has been named to serve as the Executive Vice President, Chief Human Resources and Corporate Communications Officer of Bioverativ. Ms. Celona served as the Vice President of Human Resources for the Pharmaceutical Operations and Technology function of Biogen from 2013 through June 2016. Ms. Celona joined Biogen in 2006 and has held senior level positions including Vice President, Talent Acquisition & Global Mobility, interim Vice President of Compensation & Benefits, Chief of Staff to the Executive Vice Presidents of Human Resources and Executive Vice President of Global Therapeutic Operations. Before joining Biogen, Ms. Celona was head of human resources for Sentillion Inc., a privately held company that focused on single-sign on solutions for healthcare providers, and the human resources director for two manufacturing sites at Philips Medical Systems in Andover, Massachusetts.

Board of Directors Following the Distribution

        We are in the process of identifying individuals to serve on our board of directors following the distribution, and we expect to provide information regarding these individuals in an amendment to this information statement.

Director Independence

        It is anticipated that a majority of our board of directors will satisfy the independence standard established by the listing standards of Nasdaq Global Select Market as well as the corporate governance principles to be adopted by our board of directors.

Committees of the Board of Directors

        Effective upon the completion of the distribution, our board of directors will have the following standing committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. Our board of directors will adopt a written charter for each of these committees, which will be posted on our website, www.[    •    ].com.

Audit Committee

        The responsibilities of the Audit Committee will be more fully described in our Audit Committee Charter and are expected to include, among other duties:

  •
  appointing and approving the compensation of our independent registered public accounting firm;

  •
  overseeing the independence, qualifications and performance of our independent registered public accounting firm and ensuring receipt of their annual independence statement;

  •
  pre-approving, with sole authority and direct responsibility, all audit, audit-related and permitted non-audit services to be provided to us by the independent registered public accounting firm;

  •
  reviewing annual audited and quarterly financial statements, as well as our disclosures under "Management's Discussion and Analysis of Financial Conditions and Results of Operations," with management and the independent auditors;

  •
  obtaining and reviewing periodic reports, at least annually, from management assessing the effectiveness of our internal control over financial reporting;

  •
  reviewing our accounting, financial reporting and other processes to assure compliance with all applicable laws, regulations and corporate policy;

  •
  reviewing our tax strategy and internal audit and corporate compliance functions;

  •
  establishing policies regarding hiring employees from our independent registered public accounting firm;

  •
  preparing audit committee reports required by applicable SEC rules; and

  •
  overseeing management's exercise of its responsibility to assess and manage risks associated with the company's financial, accounting and disclosure matters.

        The Audit Committee will consist entirely of independent directors, and we intend that each will meet the independence requirements set forth in the listing standards of the Nasdaq Global Select Market and Rule 10A under the Exchange Act. Each member of the Audit Committee will be financially literate and have accounting or related financial management expertise, as such terms are interpreted by our board of directors in its business judgment. Additionally, at least one member of the Audit Committee will be an "audit committee financial expert" under SEC rules and the Nasdaq Global Select Market listing standards applicable to audit committees. The initial members of the Audit Committee will be determined prior to the completion of the distribution.

Compensation Committee

        The responsibilities of the Compensation Committee will be more fully described in our Compensation Committee Charter and are expected to include, among other duties:

  •
  reviewing our strategy, policies and practices in the areas of compensation, benefits, management and leadership development, diversity and equal employment opportunity and human resource planning;

  •
  assessing current and future senior leadership talent, including assisting our board of directors in succession plans for executives and other senior management;

  •
  reviewing and approving our programs for executive development, performance and skill evaluations;

  •
  overseeing the performance evaluation of the Chief Executive Officer based on input from other independent directors;

  •
  recommending, for approval by the independent directors, the Chief Executive Officer's compensation;

  •
  approving the compensation of our other executive officers;

  •
  overseeing and administering our equity and other management incentive plans;

  •
  preparing the compensation committee report required by applicable SEC rules;

  •
  reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, and evaluating compensation policies and practices that could mitigate any such risk; and

  •
  overseeing management's exercise of its responsibility to assess and manage risks associated with workforce and compensation matters.

        The Compensation Committee will consist entirely of independent directors, and we intend that each will meet the independence requirements set forth in the listing standards of the Nasdaq Global Select Market. We also intend the members of the Compensation Committee will qualify as "non-employee directors" (within the meaning of Rule 16b-3 of the Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Code). The initial members of the Compensation Committee will be determined prior to the completion of the distribution.

Corporate Governance Committee

        The responsibilities of the Corporate Governance Committee will be more fully described in our Corporate Governance Committee Charter and are expected to include, among other duties:

  •
  developing and recommending a set of corporate governance principles and making recommendations for changes as needed from time to time;

  •
  identifying individuals qualified to become directors, including reviewing director candidates recommended by stockholders, and recommending candidates for all directorships;

  •
  considering questions of independence and possible conflicts of interest and related party transactions involving directors and executive officers;

  •
  reviewing the committee structure of the board of directors and recommending directors to serve as chair and as members of each committee; and

  •
  taking an oversight role in shaping our policies and procedures and considering risk exposures relating to corporate governance and board succession.

        The Corporate Governance Committee will consist entirely of independent directors, and we intend that each will meet the independence requirements set forth in the listing standards of the Nasdaq Global Select Market. The initial members of the Corporate Governance Committee will be determined prior to the completion of the distribution.

Compensation Committee Interlocks and Insider Participation

        During the 2015 fiscal year, Bioverativ did not exist and did not have a compensation committee or any other committee serving a similar function. Decisions as to the compensation of those who are expected to serve as our executive officers were made by Biogen's Compensation and Management Development Committee.

Corporate Governance

Corporate Governance Principles and Codes

        In connection with the separation and the distribution, our board of directors is expected to adopt corporate governance principles that set forth the responsibilities of the board of directors and the qualifications and independence of its members and the members of its standing committees. In addition, in connection with the separation and distribution, our board of directors is expected to adopt, among other codes and policies, a code of conduct setting forth standards applicable to all of our companies and our directors, officers and employees. The corporate governance principles and code of conduct will be available on Bioverativ's website at www.[    •    ].com. We expect that any amendment to the code, or any waivers of its requirements, will be disclosed on our website.

Communications with the Board of Directors and Procedures for Treatment of Complaints Regarding Accounting, Internal Accounting Controls and Auditing Matters

        Upon the distribution, Bioverativ expects that the Audit Committee will establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters (accounting matters) and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting matters. Such complaints or concerns are expected to be able to be submitted to Bioverativ, care of its Secretary or through another method as published on Bioverativ's website. Stockholders who wish to communicate directly with our board of directors, or any individual director, should direct questions in writing to the Secretary, Bioverativ, [    •    ].

Communications addressed in this manner will be forwarded directly to our board of directors or named individual director(s).

Board Leadership Structure

        Our governing documents allow the roles of chairman and chief executive officer to be filled by the same or different individuals. This approach allows our board of director's flexibility to determine whether the two roles should be separated or combined based upon our needs and our board of director's assessment of our leadership from time to time. It is expected that our board of directors will regularly consider the advantages of having an independent chairman and a combined chairman and chief executive officer and is open to different structures as circumstances may warrant.

        At this time, our board of directors believes that separating the roles of chairman and chief executive officer serves the best interests of Bioverativ and its stockholders. We believe that having an independent chairman promotes a greater role for the independent directors in the oversight of our company, including oversight of material risks facing the company, encourages active participation by the independent directors in the work of our board of directors, enhances our board of directors' role of representing stockholders' interests and improves our board of directors' ability to supervise and evaluate our chief executive officer and other executive officers.

Qualification and Nomination of Directors

        The Corporate Governance Committee charter that is expected to be adopted in connection with the separation and the distribution will provide that the Corporate Governance Committee considers and recommends to our board of directors nominees for election to, or for filling any vacancy on, Bioverativ's board of directors in accordance with its bylaws, its corporate governance principles and the committee's charter. The committee is expected to periodically review the requisite skills and characteristics of board members as well as the size, composition, functioning and needs of Bioverativ's board of directors as a whole. To be considered for board membership, a nominee for director must be an individual who has the highest personal and professional ethics and integrity, understands and is aligned with our core values and is committed to representing the long-term interests of our stockholders. Our directors must also be inquisitive and objective and have practical wisdom and mature judgment. In accordance with our corporate governance principles, we will endeavor to have a board of directors that collectively represents diverse experience at strategic and policy making levels in business, government, education, healthcare, science and technology and the international arena, and collectively has knowledge and expertise in the functional areas of accounting and finance, risk management and compliance, strategic and business planning, corporate governance, human resources, marketing and commercial and research and development. We expect that in selecting nominees to our board of directors, the Corporate Governance Committee will consider the diversity of skills and experience that a potential nominee possesses and the extent to which such diversity would enhance the perspective, background, knowledge and experience of our board of directors as a whole. We expect that the board of directors will consider personal diversity, including gender, ethnic and racial diversity, as an additional benefit to the board of directors as a whole.

        Whenever the Corporate Governance Committee concludes, based on the reviews or considerations described above or due to a vacancy, that a new nominee to Bioverativ's board of directors is required or advisable, it will consider recommendations from directors, management, stockholders and, if it deems appropriate, consultants retained for that purpose. In such circumstances, it will evaluate individuals recommended by stockholders in the same manner as nominees recommended from other sources. Stockholders who wish to recommend an individual for nomination should send that person's name and supporting information to the committee, care of the Secretary, Bioverativ, [    •    ]. Stockholders who wish to directly nominate an individual for election as a director, without going through the Corporate Governance Committee must comply with the procedures in Bioverativ's amended and restated bylaws.

Director Compensation

        Director compensation will be determined by our board of directors. At present, it is anticipated that each non-employee director of Bioverativ will receive:

  •
  An annual cash retainer of $60,000.

  •
  An initial election stock option grant with a grant date value of $450,000. The initial election grant will generally vest ratably on each of the first three anniversaries of the date of grant (subject to continued service) and will be granted pursuant to a non-employee director equity plan to be adopted in connection with the distribution.

  •
  For each term of service after the initial term, an annual equity retainer with a grant date value of $300,000, divided equally between stock options and full value awards such as restricted stock or restricted stock units (RSUs). The annual equity retainer will generally vest on the first anniversary of the date of grant (subject to continued service) and will be granted pursuant to a non-employee director equity plan to be adopted in connection with the distribution.

        In addition to the foregoing remuneration, it is anticipated that (i) our non-executive chair of the board of directors will receive an additional $100,000 annual retainer, of which $50,000 will be paid in cash and the remaining $50,000 will be divided equally between stock options and full value awards such as restricted stock or RSUs generally vesting on the first anniversary of the date of grant (subject to continued service); (ii) the chair of each of the Audit Committee, Compensation Committee and the Corporate Governance Committee will receive an additional annual cash retainer of $25,000, $20,000 and $15,000, respectively; and (iii) directors serving on each of the Audit Committee, Compensation Committee and the Corporate Governance Committee, other than the chairs of such committees, will receive an additional annual cash retainer of $10,000, $8,000 and $6,000, respectively.

 EXECUTIVE COMPENSATION

        The disclosure set forth below describes the compensation paid to or earned by the Chief Executive Officer of Bioverativ from Biogen for the 2015 fiscal year. Prior to the distribution, Bioverativ will continue to be part of Biogen and, therefore, compensation of executives of Bioverativ will be determined by Biogen's Compensation and Management Development Committee. In connection with the distribution, Bioverativ's board of directors will form the Compensation Committee. Following the distribution, Bioverativ's Compensation Committee will determine the executive compensation policies of Bioverativ following the distribution. The Chief Executive Officer of Bioverativ and the two other executive officers who are expected to be the most highly compensated executive officers will be Bioverativ's "Named Executive Officers." Once those other two executive officers have been determined, we will identify them in an amendment to this information statement and, to the extent the executives were employed by Biogen during the 2015 fiscal year, will include the executive's compensation in the compensation tables set forth below.

SUMMARY COMPENSATION TABLE

        The Summary Compensation Table shows the compensation paid to or earned by the Bioverativ Named Executive Officer listed below for 2015 under Biogen's compensation programs and plans. Following the separation, Named Executive Officers will receive compensation and benefits under our compensation programs and plans.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change In Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
John G. Cox	2015	674,753	3,559,612	258,348	144,138	340,997	4,977,848
Chief Executive Officer

(1)
The amount reflects the grant date fair value computed in accordance with FASB ASC Topic 718 for market stock units (MSUs) and cash-settled performance units (CSPUs) granted by Biogen during 2015, excluding the effect of estimated forfeitures. The fair value of the MSU grant is estimated as of the date of grant using a lattice model with a Monte Carlo simulation. Assumptions used in this calculation are included in Note 9, Share-Based Compensation, to the audited combined financial statements elsewhere in this information statement. The MSU and CSPU grants are estimated based on target performance. The table below shows the target and maximum payouts possible for the 2015 MSU and CSPU awards based on the value at the date of grant and the payout ranges.

Named Executive Officer	Target Payout ($)	Maximum Payout ($)
Mr. Cox	3,559,612	7,119,225
(2)
The amount in the column titled "Non-Equity Incentive Plan Compensation" reflects the actual bonus paid under Biogen's 2008 Performance-Based Management Incentive Plan.

(3)
The amount in the column titled "Change in Pension Value and Nonqualified Deferred Compensation Earnings" reflects earnings in Biogen's Supplemental Savings Plan that are in excess of 120% of the applicable federal long-term rate. The federal long-term rate applied in this calculation is 3.16% for 2015.

(4)
The amount in the column titled "All Other Compensation" is reflected in the following table:

Executive Officer	Biogen Matching Contribution to 401(k) Plan Account ($)	Biogen Contribution to SSP Account ($)	Personal Financial and Tax Planning Reimbursement ($)(A)	Value of Biogen-Paid Life Insurance Premiums ($)
Mr. Cox	15,900	308,927	15,000	1,170

(A)
The amount for Mr. Cox includes the 2015 benefit of $7,500 and reimbursement during 2015 of the 2014 benefit of $7,500, each provided under Biogen's personal financial and tax planning reimbursement program.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

        The Outstanding Equity Awards At Fiscal Year-End Table summarizes the number of securities underlying equity awards outstanding under Biogen's equity plans for the Bioverativ Named Executive Officer listed below as of December 31, 2015.

Option Awards(1)						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
John G. Cox	2/12/2008	2,892	—	60.56	2/11/2018	—	—	—	—
	2/24/2009	7,588	—	49.65	2/23/2019	—	—	—	—
	2/8/2012	—	—	—	—	—	—	4,026	1,233,365
	2/12/2013	—	—	—	—	3,459	1,059,518	—	—
	2/12/2013	—	—	—	—	—	—	4,494	1,376,737
	2/12/2014	—	—	—	—	4,965	1,520,951	—	—
	2/12/2014	—	—	—	—	—	—	2,447	749,638
	2/23/2015	—	—	—	—	3,428	1,050,168	—	—
	2/23/2015	—	—	—	—	—	—	3,630	1,112,051

(1)
All stock options were granted with a ten-year term. Stock options vest 25% on each of the first four anniversaries of the grant date.

(2)
CSPUs were granted in 2015, 2014 and 2013. Numbers reflect the number of CSPUs earned and eligible to vest based on Biogen's financial performance for each of 2015, 2014 and 2013, but that have not satisfied the service-based vesting requirement as of December 31, 2015. CSPUs that have been earned upon satisfaction of the performance conditions vest ratably over three years from the grant date. The cash payout for these awards will be based on Biogen's 60-day average stock price at vesting for awards granted prior to 2014 and Biogen's 30-day average stock price at vesting for awards granted in 2014 and 2015.

(3)
The market value of awards is based on the closing price of Biogen's stock on December 31, 2015 ($306.35), as reported by the Nasdaq Global Select Market.

(4)
MSUs were granted in 2015, 2014, 2013 and 2012. These are performance-based RSUs tied to the growth in Biogen's stock price between the dates of grant and vesting. MSUs are eligible to vest ratably over four years for grants made prior to 2014, and three years for grants made in 2014 and 2015. The numbers and values shown reflect maximum performance results for MSUs granted in 2012 and 2013 and target performance results for MSUs granted in 2014 and 2015 based on Biogen's prior year's performance in each case.

Bioverativ Employment Arrangement

        In connection with the planned separation of Biogen and Bioverativ, Biogen entered into an offer letter agreement with our Chief Executive Officer, John G. Cox, on May 19, 2016, a copy of which will be filed as an exhibit to the registration statement of which this information statement is a part. The offer letter agreement is contingent upon the occurrence of the distribution and Mr. Cox's continued employment with Biogen through the date of the distribution. Pursuant to the terms of the offer letter agreement, Mr. Cox's employment with Bioverativ will be on an at-will basis and he will be entitled to a post-distribution starting annual base salary of $800,000 and an annual cash target bonus of 100% of his annual base salary. Following the distribution, Mr. Cox will receive a one-time Founder's Grant of Bioverativ stock options with an approximate grant date expected value of $6,500,000 and with an exercise price equal to the fair market value of Bioverativ's common stock on the date of grant. The initial grant of stock options will vest on the third anniversary of the date of grant and will be subject to the terms of an omnibus incentive plan. Subject to the determination of Bioverativ's board of directors and Compensation Committee, the offer letter agreement also provides for an annual long-term incentive award with a planning reference value of $6,500,000, divided equally in approximate grant value between RSUs and stock options.

        In the event Mr. Cox is involuntarily terminated other than for "cause" (as defined in Biogen's Amended and Restated 2008 Omnibus Equity Plan) by Biogen prior to the distribution or by Bioverativ within one year of the distribution, or he experiences an "involuntary employment action" within one year of the distribution following a "corporate change in control" of Bioverativ (each as defined in Biogen's Amended and Restated 2008 Omnibus Equity Plan), and subject to his execution of a release of claims, Mr. Cox will be entitled to receive (i) a lump sum severance payment equal to 24 months of base salary and target bonus, (ii) up to 12 months of outplacement services and (iii) continued subsidized health benefits for up to 21 months. In addition, in the event that the distribution does not occur and Mr. Cox's current position at Biogen is no longer available, his unvested Biogen long-term incentive awards will vest as of the date of his termination. In the event Mr. Cox experiences an "involuntary employment action" within one year of the distribution following a "corporate change in control" of Bioverativ, it is expected that the new Bioverativ omnibus incentive plan to be adopted will provide that his unvested Bioverativ long-term incentive awards will vest as of the date of his termination. The offer letter agreement further provides that no severance or benefit payable to Mr. Cox following a change in control is subject to a gross-up for golden parachute excise taxes, and if the amounts payable to Mr. Cox otherwise would be subject to those taxes, the payment amount will be reduced to the maximum amount that will not trigger those taxes.

Anticipated Bioverativ Compensation Plans

        Below is a description of the material terms of the equity compensation and cash incentive compensation plans, which Bioverativ is expected to adopt in connection with the distribution. The terms of the plans have not yet been finalized, and the following descriptions will be updated to reflect the final terms of the plans as so adopted. Once finalized and adopted, the full text of these plans will be filed with an amendment to the registration statement on Form 10 of which this information statement is a part and these descriptions will be subject to the terms of the plans as filed in all respects.

Bioverativ Omnibus Incentive Plan

        In connection with the distribution, we expect to adopt the Bioverativ omnibus incentive plan (the Omnibus Plan). The Omnibus Plan will become effective as of the distribution date, subject to the occurrence of the distribution. The following is a summary of the expected material terms of the Omnibus Plan; it is anticipated that Bioverativ will have approximately [    •    ] employees immediately following the distribution.

        General.    The Compensation Committee will administer the Omnibus Plan. Awards under the Omnibus Plan may include stock options, stock appreciation rights (SARs), restricted stock, RSUs, performance shares, other stock or cash-based awards, cash-settled performance units, converted Biogen awards (Conversion Awards) and dividend equivalents (each individually, an Award, and collectively, the Awards). The Compensation Committee will have discretionary authority to determine the size of an Award, whether it will be tied to meeting performance criteria and whether it will be settled in the form of stock and/or cash. Bioverativ expects that all employees of Bioverativ will be eligible to participate in the Omnibus Plan.

        Shares Available; Award Limits.    A total of [    •    ] million shares of Bioverativ common stock will be reserved for issuance under the Omnibus Plan, inclusive of Conversion Awards. Shares subject to options or SARs will count against the shares authorized as one (1) share. Shares subject to restricted stock or other full-value Awards will count as [    •    ] shares. In any calendar year, no participant may receive Awards covering more than [    •    ] shares in the aggregate, and for performance-vested

Awards that are settled in cash, no more than $[    •    ] may be paid to our Chief Executive Officer and no more than $[    •    ] may be paid to any other participant [in any given calendar year].

        Performance Goals.    Awards under the Omnibus Plan that are intended to qualify as performance-based compensation under Section 162(m), will be based on objectively determinable measures of performance relating to any of or to any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, functional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition, expansion or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or achievement of clinical trial or measurable research objectives. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Compensation Committee may provide that one or more of the performance goals applicable to an Award will be adjusted in an objectively determinable manner to reflect events (such as acquisitions or dispositions) occurring during the performance period that affect the applicable performance criteria. Before the grant, exercisability, vesting, payment or full enjoyment of any Award that is designed to be performance-based compensation under Section 162(m), the Compensation Committee must determine that the applicable performance goals have been attained and such determination will be conclusive. If the performance criteria are not attained, payment will not be made with respect to the Award and no other Award will be provided in substitution of the performance Award with respect to which such performance criteria have not been met.

        Adjustments.    The Compensation Committee may make appropriate adjustments in outstanding Awards and the number of shares available for issuance under the Omnibus Plan, including the individual limitations on Awards, to reflect changes to our stock, such as stock dividends, stock splits, reverse stock splits, recapitalizations, distributions to stockholders other than stock or normal cash dividends, material changes in accounting practices, or any other event, if it determines that adjustments are appropriate to avoid distortion in the operation of the Omnibus Plan and to preserve the value of Awards made under the Omnibus Plan.

        Stock Options and SARs.    The exercise price of stock options and base value of SARs granted under the Omnibus Plan generally may not be less than the fair market value of our common stock on the date of grant, and the term may not be longer than 10 years. The Compensation Committee will determine at the time of grant when each Award becomes exercisable, but the minimum vesting period for time-based Awards will be equal increments over three years. Payment of the exercise price of a stock option may be in cash, common stock owned by the participant or such other consideration, including a cashless exercise, or by a combination of these payment methods. We may require that the participant remit an amount in cash or common stock sufficient to satisfy tax withholding requirements. Similar provisions govern awards of SARs, which entitle the holder upon exercise to receive common stock or cash equal to the excess of the fair market value of the underlying shares on the date of exercise over the base value of the SAR.

        Restricted Stock and RSUs.    Awards of restricted stock and RSUs will vest, and the related restrictions will lapse, based on either the conclusion of a specified period of continuous employment or upon the satisfaction of pre-established performance conditions approved by the Compensation

Committee. For time-based Awards, the minimum ordinary course vesting period will be in equal increments over three years.

        Effect of a Corporate Change in Control or Corporate Transaction.    In the event of a specified corporate transaction or a change in control, as described below, the Omnibus Plan will provide for the ability to make various adjustments to outstanding awards depending upon the circumstances. These adjustments may include assumption and substitution of our awards by the acquirers, or cash payment of the value of the Awards.

        If the transaction is a corporate transaction or a corporate change in control, certain participants designated by the Compensation Committee who terminate employment for certain reasons within two years following the corporate transaction will be eligible to receive accelerated vesting of their Awards, and Awards requiring exercise will generally remain exercisable for one year. In order to be eligible, the designated participants must have terminated employment as a result of an involuntary employment action within two years following the corporate transaction. A "corporate transaction" includes a consolidation, merger or similar transaction, a sale of substantially all of our assets or a liquidation or dissolution. A "corporate change in control" will generally mean a sale of more than 50% of the voting power of our stock (other than in a merger) or a change in membership of a majority of our board of directors without the approval of the incumbent board. In general, an involuntary employment action will mean that we have terminated the participant's employment without cause or the participant has resigned because of a material reduction in authority, duties and responsibilities; a reduction in base pay or target bonus opportunity; or a relocation of the participant's principal office by more than 100 miles round-trip.

        Termination, Death and Retirement.    Generally, the unvested Awards held prior to termination by reason of death or disability will vest upon death or disability, and awards requiring exercise generally will remain exercisable for one year. If a participant retires (defined as termination after age 55 with at least 10 years of service), a portion of the unvested Awards will become vested, and Awards requiring exercise generally will remain exercisable for three years. If a participant terminates for cause, all Awards, whether vested or unvested, terminate immediately. If a participant terminates for reasons other than death, disability, retirement or for cause, then upon termination the unvested Awards will terminate automatically and vested awards requiring exercise generally will remain exercisable for six months.

        Amendment and Termination.    Our board of directors will be able to amend, alter or discontinue the Omnibus Plan at any time, subject to any requirement under applicable law to obtain stockholder approval of the amendment, and provided that our board may not amend the Omnibus Plan to permit the repricing of stock options or SARs without first obtaining stockholder approval. No amendment to the Omnibus Plan will amend or impair any rights or obligations under any Award theretofore granted under the Omnibus Plan without the written consent of the holder of the affected award. Unless earlier terminated by our board of directors, the Omnibus Plan will terminate on the tenth anniversary of the date the Omnibus Plan is approved.

Bioverativ Performance-Based Management Incentive Plan

        In connection with the distribution, Bioverativ expects to adopt a performance-based management incentive plan (the Incentive Plan). The Incentive Plan will become effective as of the distribution date, subject to the occurrence of the distribution. Under the Incentive Plan, the Compensation Committee may grant performance awards to participants, the payment of which is determined by the achievement of one or more performance goals over a performance period. Participation in the Incentive Plan is limited to our executive officers and certain other key employees who are nominated by our Chief Executive Officer and approved by the Compensation Committee. Payments made to a participant in any calendar year may not exceed (i) $[    •    ] for our Chief Executive Officer, (ii) $[    •    ] for any

other participant and (iii) [    •    ]% of a participant's target incentive award. Each performance period may be a minimum of six (6) and a maximum of sixty (60) consecutive months in length, as determined by the Compensation Committee.

        Awards under the Incentive Plan may qualify as performance-based compensation under Section 162(m), and performance goals must be based on one or more objectively determinable measures of performance relating to any one or to any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, functional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization or other items, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition, expansion or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings; or achievement of clinical trial or measurable research objectives. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Compensation Committee may provide that one or more of the performance goals applicable to an award will be adjusted in an objectively determinable manner to reflect events (such as acquisitions or dispositions) occurring during the performance period that affect the applicable performance criteria. Before the vesting or payment of any award that is designed to be performance-based compensation under Section 162(m), the Compensation Committee must determine that the applicable performance goals have been attained.

        No incentive awards are paid unless the Compensation Committee certifies in writing that the applicable performance criteria have been attained, and such determination will be final and conclusive. The Compensation Committee has no discretion to increase the amount of a participant's incentive award as determined under the applicable formula, but it may in its sole discretion reduce an incentive award otherwise payable to a participant, on the basis of Bioverativ and/or specific individual goals, which may be based on objective or non-objective factors related to Bioverativ's and/or the participant's performance.

 CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Agreements with Biogen

        Following the distribution, Bioverativ and Biogen will operate separately, each as an independent public company. Prior to the distribution, Bioverativ and Biogen intend to enter into a separation agreement and several other agreements to effect the separation and provide a framework for Bioverativ's relationship with Biogen after the distribution. These agreements will govern the relationships between Biogen and Bioverativ subsequent to the completion of the distribution and provide for the separation between Biogen and Bioverativ of the assets, employees, liabilities and obligations (including investments, property and employee benefits and tax-related assets and liabilities) attributable to periods prior to, at and after the distribution. In addition to the separation agreement (which contains many of the key provisions related to Bioverativ's separation from Biogen, including the distribution of Bioverativ's shares of common stock to Biogen stockholders), these agreements include:

  •
  the tax matters agreement;

  •
  the employee matters agreement;

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  the intellectual property license agreement;

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  the manufacturing and supply agreement; and

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  the transition services agreement.

        The forms of material agreements described below will be filed as exhibits to the registration statement on Form 10 of which this information statement is a part, and the summaries below set forth the terms of the agreements that Bioverativ believes are material. These summaries are qualified in their entireties by reference to the full text of the applicable agreements, which are incorporated by reference into this information statement.

        The terms of the agreements described below that will be in effect following the distribution have not yet been finalized. Changes to these agreements, some of which may be material, may be made prior to the distribution.

The Separation Agreement

        We intend to enter into a separation agreement with Biogen prior to the distribution of our common stock to Biogen stockholders. The separation agreement will set forth our agreements with Biogen regarding the principal actions to be taken in connection with the separation, including the distribution. The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Bioverativ and Biogen as part of the separation, and it will provide for when and how these transfers, assumptions and assignments will occur.

        Transfer of Assets and Assumption of Liabilities.    The separation agreement will identify assets to be transferred, liabilities to be assumed and contracts to be assigned to each of Biogen and us as part of an internal reorganization, and will describe when and how these transfers, assumptions and assignments will occur, though many of the transfers, assumptions and assignments will have already occurred prior to the parties' entering into the separation agreement. The separation agreement will provide for those transfers of assets and assumptions of liabilities that are necessary in connection with the separation so that we and Biogen retain the assets necessary to operate our respective businesses and retain or assume the liabilities allocated in accordance with the separation. The separation agreement will also provide for the settlement or extinguishment of certain liabilities and other obligations between us and Biogen.

        Except as otherwise set forth in the separation agreement or any ancillary agreement, each party to the separation agreement will assume the liability for, and control of, all pending, threatened and future legal matters related to its own business or its assumed or retained liabilities.

        The allocation of liabilities with respect to taxes, except for payroll taxes and reporting and other tax matters expressly covered by the employee matters agreement, are solely covered by the tax matters agreement.

        Further Assurances.    Each party will agree to use commercially reasonable efforts to take or to cause to be taken all actions, and to do, or to cause to be done, all things reasonably necessary under applicable law or contractual obligations to consummate and make effective the transactions contemplated by the separation agreement and other transaction agreements.

        The Distribution.    The separation agreement will govern the rights and obligations of the parties with respect to the distribution and certain actions that must occur prior to the distribution. Biogen will cause its agent to distribute to holders of shares of Biogen's common stock as of the record date for the distribution all of the issued and outstanding shares of our common stock. Biogen will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the date of the distribution.

        Conditions.    The separation agreement will provide that the distribution is subject to several conditions that must be satisfied (or waived by Biogen, in its sole discretion). For further information regarding these conditions, see "The Separation and Distribution—Conditions to the Distribution." Biogen may, in its sole discretion, determine the record date, the distribution date and the terms of the distribution and may at any time prior to the completion of the distribution decide to abandon or modify the distribution.

        Indemnification.    The separation agreement will provide for cross-indemnities that, except as otherwise provided in the separation agreement, are principally designed to place financial responsibility for the obligations and liabilities allocated to us under the separation agreement with us and financial responsibility for the obligations and liabilities allocated to Biogen under the separation agreement with Biogen.

        The separation agreement will also specify procedures with respect to claims subject to indemnification and related matters. Indemnification with respect to taxes will be governed by the tax matters agreement.

        Term/Termination.    Prior to the distribution, Biogen will have the unilateral right to terminate or modify the terms of the separation agreement. After the effective time of the distribution, the term of the separation agreement is indefinite and it may only be terminated with the prior written consent of both Biogen and us.

        Other Matters Governed by the Separation Agreement.    Other matters governed by the separation agreement include, without limitation, access to financial and other information, confidentiality and access to and provision of records.

Tax Matters Agreement

        We intend to enter into a tax matters agreement with Biogen prior to the distribution which will generally govern Bioverativ's and Biogen's respective rights, responsibilities and obligations after the distribution with respect to taxes for any tax period ending on or before the distribution date, as well as tax periods beginning before and ending after the distribution date. In addition, the tax matters agreement will address the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the distribution. The tax matters agreement will also provide that

Bioverativ is liable for taxes incurred by Biogen that may arise if Bioverativ takes, or fails to take, as the case may be, certain actions that may result in the distribution failing to meet the requirements of a tax-free distribution under Section 355 of the Code.

Employee Matters Agreement

        We intend to enter into an employee matters agreement with Biogen prior to the distribution. The employee matters agreement will allocate assets, liabilities and responsibilities relating to employee compensation and benefit plans and programs and other related matters in connection with the separation, including the treatment of outstanding incentive awards and certain retirement and welfare benefit obligations, both in and outside of the United States.

Intellectual Property License Agreement

        We intend to enter into an intellectual property license agreement with Biogen prior to the distribution pursuant to which each party will grant a license under certain intellectual property and technology. Such licenses between the parties generally will allow current or future uses of the intellectual property that were contemplated prior to the separation.

Manufacturing and Supply Agreement

        We intend to enter into a manufacturing and supply agreement with Biogen prior to the distribution pursuant to which Biogen will manufacture and supply ELOCTATE and ALPROLIX drug substance exclusively for Bioverativ.

Transition Services Agreement

        We intend to enter into a transition services agreement with Biogen prior to the distribution pursuant to which Biogen will provide functional and supply-chain related services to Bioverativ following the distribution. The agreement will provide for Biogen to provide such services for a limited time, generally for no longer than [    •    ] months following the date of the distribution, for specified fees.

Review and Approval of Transactions with Related Persons

        We expect that our board of directors will adopt a written policy for the review of related party transactions. More detail regarding the related party transaction policy will be provided in an amendment to this information statement.

 SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Prior to the distribution, all of the outstanding shares of our common stock will be owned beneficially and of record by Biogen. The following table sets forth information with respect to the expected beneficial ownership of our common stock by: (1) each person who we believe will be a beneficial owner of more than five percent of our common stock, (2) each expected director, director nominee and named executive officer of us and (3) all of our expected directors, director nominees and executive officers as a group. Except as noted below, we based the share amounts on each person's beneficial ownership of Biogen common stock as of [    •    ], [    •    ], giving effect to a distribution ratio of [    •    ] shares of our common stock for each [    •    ] share[s] of Biogen common stock. Immediately following the distribution, we estimate that [    •    ] of our shares of common stock will be issued and outstanding based on the number of shares of Biogen common stock expected to be outstanding as of the record date. The actual number of our outstanding shares of our common stock following the distribution will be determined on [    •    ], [    •    ], the record date.

Security Ownership of Certain Beneficial Owners

        Based solely on the information filed on [    •    ], reporting beneficial ownership of Biogen common stock, we anticipate the following stockholders will beneficially own more than five percent of our common stock following the distribution.

Name and Address of Beneficial Owner	Number of Shares of Biogen Common Stock	Number of Share of Our Common Stock	Percent of Shares Outstanding

Security Ownership of Directors and Executive Officers

        The following table provides information regarding beneficial ownership of our named executive officers, our expected directors, direct nominees and all of our expected directors, director nominees and executive officers as a group.

Amount and Nature of Beneficial Ownership (Number of Shares)
Name	Direct	Indirect	Right to Acquire	Total	Percent of Class
John G. Cox

Directors and Officers as a Group ([•])

*
Less than one percent

 THE SEPARATION AND DISTRIBUTION

Overview

        On May 3, 2016, Biogen announced its plans to separate its hemophilia business from its neurological and neurodegeneration businesses through a pro rata distribution of Bioverativ common stock to stockholders of Biogen. The distribution is intended to be generally tax-free for U.S. federal income tax purposes.

        In furtherance of this plan, on [    •    ], [    •    ], Biogen's board of directors approved the distribution of all of the issued and outstanding shares of Bioverativ common stock on the basis of [    •    ] share[s] of Bioverativ common stock for each [    •    ] share[s] of Biogen common stock issued and outstanding as of the close of business on [    •    ], [    •    ], the record date for the distribution. As a result of the distribution, Bioverativ and Biogen will become two independent, publicly traded companies.

        On [    •    ], [    •    ], the distribution date, each Biogen stockholder will receive [    •    ] share[s] of Bioverativ common stock for each [    •    ] share[s] of Biogen common stock held of record at the close of business on the record date, as described below. Stockholders will receive cash in lieu of any fractional shares of Bioverativ common stock that they would have received as a result of the application of the distribution ratio. Stockholders will not be required to make any payment, surrender or exchange their Biogen common stock or take any other action to receive shares of Bioverativ common stock in the distribution.

        The distribution of Bioverativ common stock as described in this information statement is subject to the satisfaction or waiver of certain conditions. For a more detailed description of these conditions, see this section under "—Conditions to the Distribution."

Reasons for the Separation

        Biogen's board of directors determined that separating the hemophilia business from Biogen would be in the best interests of Biogen and its stockholders and approved the plan of separation. A wide variety of factors were considered by Biogen's board of directors in evaluating the separation. Among other things, Biogen's board of directors considered the following potential benefits of the separation:

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  Enhanced business and strategic focus—The separation will allow each business to pursue focused operational, commercial and strategic priorities that address the distinct patient, physician and stakeholder dynamics of each business;

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  More efficient allocation of resources—The separation will offer each business the ability to achieve operating efficiencies through the allocation of resources to areas presenting high growth potential for its respective business;

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  Increased opportunity and flexibility—The separation will give each business the opportunity and flexibility to pursue its own investment, capital allocation and growth strategies consistent with its long-term objectives and with a goal of enhancing value for patients, healthcare providers and other key stakeholders;

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  More rapid response to markets—The separation will allow each business to more quickly respond to trends, developments and opportunities in its respective markets; and

  •
  Separate investment identity—The separation will allow investors to separately value each business based on its unique investment identity, including the merits, performance and future prospects of each company's respective business, providing investors with two distinct and targeted investment opportunities.

        Biogen's board of directors also considered a number of potentially negative factors in evaluating the separation, including the following factors impacting Bioverativ:

  •
  Loss of synergies and joint purchasing power and increased costs—As a current part of Biogen, Bioverativ takes advantage of Biogen's size and purchasing power in procuring certain goods and services. After the distribution, as a separate, independent entity, Bioverativ may be unable to obtain these goods, services, and technologies at prices or on terms as favorable as those Biogen obtained prior to the distribution. Bioverativ will also incur costs for certain functions previously performed by Biogen, including executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology, investor relations, shared services, insurance, employee benefits and incentives and share-based compensation, that may be higher than the amounts reflected in Bioverativ's historical financial statements, which could cause Bioverativ's profitability to decrease.

  •
  Disruptions to the business as a result of the separation—The actions required to separate Biogen's and Bioverativ's respective businesses could disrupt Bioverativ's operations.

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  Increased significance of certain costs and liabilities—Certain costs and liabilities that were otherwise less significant to Biogen as a whole will be more significant for Bioverativ as a standalone company.

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  One-time costs of the separation—Bioverativ will incur costs in connection with the transition to being a standalone public company that will include establishment of accounting, tax, auditing, legal and other professional services costs, recruiting and relocation costs associated with hiring key senior management personnel new to Bioverativ and costs to separate information systems.

  •
  Inability to realize anticipated benefits of the separation—Bioverativ may not achieve the anticipated benefits of the separation for a variety of reasons, including: (i) the separation will require significant amounts of management's time and effort, which may divert management's attention from operating and growing the Bioverativ business and (ii) following the separation, the Bioverativ business will be less diversified than Biogen's business prior to the separation.

  •
  Limitations on Strategic Transactions—Under the terms of the tax matters agreement that Bioverativ intends to enter into with Biogen, for a period of two years following the distribution, Bioverativ will be restricted from taking certain actions that could cause the distribution, together with certain related transactions, to fail to qualify as a tax-free transaction for U.S. federal income tax purposes. During this period, these restrictions may limit Bioverativ's ability to pursue certain strategic transactions and equity issuances or engage in other transactions that might increase the value of its business.

  •
  Uncertainty Regarding Stock Prices—We cannot predict the effect of the separation on the trading prices of Bioverativ or Biogen common stock or whether the combined market value of [    •    ] share[s] of Bioverativ common stock and [    •    ] share[s] of Biogen common stock will be less than, equal to, or greater than the market value of [    •    ] share[s] of Biogen common stock prior to the distribution.

        Biogen's board of directors concluded that the potential benefits of the separation outweighed these factors. However, neither Biogen nor Bioverativ can assure you that, following the separation, any of the benefits described above or otherwise will be realized to the extent anticipated or at all. For more information on the risks involved in the separation process, see "Risk Factors—Risks Related to the Separation."

Formation of a Holding Company Prior to the Distribution

        In connection with and prior to the distribution, Bioverativ Inc. was incorporated by Biogen in the State of Delaware on August 4, 2016, for the purpose of holding Biogen's hemophilia business in connection with the separation described herein. As part of the plan to create two independent public companies, Biogen plans to transfer the assets and liabilities of the hemophilia business to Bioverativ and its subsidiaries prior to the distribution through an internal reorganization.

When and How You Will Receive the Distribution

        With the assistance of the distribution agent, Biogen expects to distribute Bioverativ common stock on [    •    ], [    •    ], the distribution date, to all holders of outstanding Biogen common stock as of the close of business on [    •    ], [    •    ], the record date. Computershare will serve as the distribution agent in connection with the distribution, and will also serve as the transfer agent and registrar for Bioverativ common stock.

        If you own Biogen common stock as of the close of business on the record date, Bioverativ common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you in direct registration form or to your bank or brokerage firm on your behalf. If you are a registered holder, the distribution agent or the transfer agent will then mail you a direct registration account statement that reflects your shares of Bioverativ common stock. "Direct registration form" refers to a method of recording share ownership when no physical share certificates are issued to stockholders, as is the case in this distribution.

        Commencing on or shortly after the distribution date, if you hold physical share certificates that represent your Biogen common stock and you are the registered holder of the shares represented by those certificates, the distribution agent will mail to you an account statement that indicates the number of shares of Bioverativ common stock that have been registered in book-entry form in your name, and the distribution agent will mail you a check for any cash in lieu of fractional shares you are entitled to receive. If you sell Biogen common stock in the "regular way" market up to and including the distribution date, you will be selling your right to receive shares of Bioverativ common stock in the distribution.

        Most Biogen stockholders hold their common stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the shares in "street name" and ownership would be recorded on the bank or brokerage firm's books. If you hold your Biogen common stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Bioverativ common stock that you are entitled to receive in the distribution, and your bank or brokerage firm will distribute to your account any cash in lieu of fractional shares you are entitled to receive. If you have any questions concerning the mechanics of having shares held in "street name," please contact your bank or brokerage firm.

Results of the Distribution

        After its separation from Biogen, Bioverativ will be an independent, publicly traded company. The actual number of shares to be distributed will be determined on [    •    ], [    •    ], the record date for the distribution, and will reflect any exercise of Biogen options between the date the Biogen board of directors declares the distribution and the record date for the distribution. The distribution will not affect the number of outstanding shares of Biogen common stock or any rights of Biogen's stockholders. Biogen will not distribute any fractional shares of Bioverativ common stock.

        Prior to the distribution, Bioverativ intends to enter into a separation agreement and other agreements with Biogen to effect the separation and provide a framework for Bioverativ's relationship with Biogen after the separation. These agreements will provide for the allocation between Biogen and

Bioverativ of Biogen's assets, liabilities and obligations (including employee benefits, intellectual property, and tax-related assets and liabilities) attributable to periods prior to, at and after Bioverativ's separation from Biogen and will govern certain relationships between Biogen and Bioverativ after the separation. For a more detailed description of these agreements, see "Certain Relationships and Related Person Transactions—Agreements with Biogen."

The Number of Shares of Bioverativ Common Stock You Will Receive

        For each [    •    ] share[s] of Biogen common stock that you own at the close of business on [    •    ], [    •    ], the record date, you will receive [    •    ] share[s] of Bioverativ common stock on the distribution date. Biogen will not distribute any fractional shares of Bioverativ common stock to its stockholders. Instead, the distribution agent will aggregate fractional shares into whole shares, sell the whole shares in the open market at prevailing market prices and distribute the aggregate cash proceeds (net of discounts and commissions) of the sales pro rata (based on the fractional share such holder would otherwise have been entitled to receive) to each holder who otherwise would have been entitled to receive a fractional share in the distribution. The distribution agent, in its sole discretion, without any influence by Biogen or Bioverativ, will determine when, how, through which broker-dealer and at what price to sell the whole shares. Computershare is not an affiliate of either Biogen or Bioverativ. Any broker-dealer used by the transfer agent will not be an affiliate of either Biogen or Bioverativ. Neither Bioverativ nor Biogen will be able to guarantee any minimum sale price in connection with the sale of these shares. Recipients of cash in lieu of fractional shares will not be entitled to any interest on the amounts of payment made in lieu of fractional shares.

        The aggregate net cash proceeds of these sales will be taxable for U.S. federal income tax purposes. See "U.S. Federal Income Tax Consequences" for an explanation of the U.S. federal income tax consequences of the distribution. If you hold physical certificates for Biogen common stock and are the record holder, you will receive a check from the distribution agent in an amount equal to your pro rata share of the aggregate net cash proceeds of the sales. Bioverativ estimates that it will take approximately two weeks from the distribution date for the distribution agent to complete the distributions of the aggregate net cash proceeds. If you hold your Biogen common stock through a bank or brokerage firm, your bank or brokerage firm will receive, on your behalf, your pro rata share of the aggregate net cash proceeds of the sales and will distribute to your account your share of such proceeds.

Transferability of Shares You Receive

        Shares of Bioverativ common stock distributed to holders through the distribution will be transferable without registration under the U.S. Securities Act of 1933, as amended (Securities Act), except for shares received by persons who may be deemed to be Bioverativ affiliates. Persons who may be deemed to be Bioverativ's affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with Bioverativ, which may include certain of Bioverativ executive officers, directors or principal stockholders. Securities held by Bioverativ affiliates will be subject to resale restrictions under the Securities Act. Bioverativ affiliates will be permitted to sell shares of Bioverativ common stock only pursuant to an effective registration statement or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Rule 144 promulgated under the Securities Act.

Market for Bioverativ Common Stock

        There is currently no public trading market for Bioverativ common stock. Bioverativ intends to apply to have its common stock authorized for listing on the Nasdaq Global Market Select under the symbol "BIVV". Bioverativ has not and will not set the initial price of its common stock. The initial price will be established by the public markets.

        Bioverativ cannot predict the price at which its common stock will trade after the distribution. In fact, the combined trading prices, after the distribution, of the shares of Bioverativ common stock that each Biogen stockholder will receive in the distribution and Biogen common stock held at the record date may not equal the "regular way" trading price of a share of Biogen common stock immediately prior to the distribution. The price at which Bioverativ common stock trades may fluctuate significantly, particularly until an orderly public market develops. Trading prices for Bioverativ common stock will be determined in the public markets and may be influenced by many factors. See "Risk Factors—Risks Related to Our Common Stock."

Trading Between the Record Date and Distribution Date

        Beginning on or shortly before the record date and continuing up to and including through the distribution date, Biogen expects that there will be two markets in Biogen common stock: a "regular way" market and an "ex-distribution" market. Shares of Biogen common stock that trade on the "regular way" market will trade with an entitlement to Bioverativ common stock distributed pursuant to the separation. Shares of Biogen common stock that trade on the "ex-distribution" market will trade without an entitlement to Bioverativ common stock distributed pursuant to the distribution. Therefore, if you sell Biogen common stock in the "regular way" market up to and including through the distribution date, you will be selling your right to receive Bioverativ common stock in the distribution. If you own Biogen common stock at the close of business on the record date and sell those shares on the "ex-distribution" market up to and including through the distribution date, you will receive the shares of Bioverativ common stock that you are entitled to receive pursuant to your ownership as of the record date of Biogen common stock.

        Furthermore, we anticipate that trading in our common stock will begin on a "when issued" basis on or shortly before the record date for the distribution and will continue up to and including the distribution date. "When issued" trading in the context of a separation refers to a sale or purchase made conditionally on or before the distribution date because the securities of the separated entity have not yet been distributed. The "when issued" trading market will be a market for Bioverativ common stock that will be distributed to holders of Biogen common stock on the distribution date. If you owned Biogen common stock at the close of business on the record date, you would be entitled to Bioverativ common stock distributed pursuant to the distribution. You may trade this entitlement to shares of Bioverativ common stock, without Biogen common stock you own, on the "when issued" market. On the first trading day following the distribution date, "when issued" trading with respect to Bioverativ common stock will end, and "regular way" trading will begin.

Treatment of Equity Based Compensation

        Prior to the distribution, Bioverativ and Biogen are expected to enter into an employee matters agreement, as generally discussed in the section entitled "Certain Relationships and Related Person Transactions—Agreements with Biogen." Pursuant to the terms of the employee matters agreement, it is expected that Biogen equity incentive awards outstanding as of the distribution date will be adjusted in accordance with the following principles:

  •
  For each award, the intent is to maintain, immediately following the distribution date, the economic value of the award immediately before the distribution date.

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  For Bioverativ employees at the time of distribution, Biogen equity awards will be converted into Bioverativ equity awards and denominated in shares of Bioverativ common stock.

  •
  For Biogen employees, the awards will remain Biogen equity awards.

        The following table contains a summary of the expected treatment of each type of Biogen equity award. As a result of the adjustments to such awards in connection with the distribution, the precise number of Bioverativ awards resulting from the conversion of Biogen awards will not be known until following the distribution date.

Type of Biogen Award	Bioverativ Employees	Biogen Employees
Stock Options	Biogen stock options will be converted into Bioverativ stock options of comparable value to purchase Bioverativ common stock	Continue to hold Biogen stock options, as equitably adjusted to reflect the distribution
Time-Vesting Restricted Stock Units (RSUs)	Biogen RSUs will be replaced with Bioverativ RSUs of comparable value	Continue to hold Biogen RSUs, as equitably adjusted to reflect the distribution
Cash-Settled Performance Units (CSPUs)

Biogen CSPUs will be converted into time-based Bioverativ RSUs of comparable value and, to the extent the distribution occurs prior to the conclusion of the applicable performance period, with performance measured as of the date of the distribution

Continue to hold Biogen CSPUs, as equitably adjusted to reflect the distribution
Market Stock Units (MSUs)

Biogen MSUs will be converted into time-based Bioverativ RSUs of comparable value and, to the extent the distribution occurs prior to the conclusion of the applicable performance period, with performance measured as of the date of the distribution

Continue to hold Biogen MSUs, as equitably adjusted to reflect the distribution

        It is expected that Biogen RSUs held by current non-employee directors of Biogen who will continue to serve in such capacity with Biogen and who also serve as Bioverativ's non-employee directors upon the distribution (if any) will continue to vest based on continued service with Biogen. Biogen RSUs held by current or former non-employee directors of Biogen who cease serving in such capacity with Biogen and who become Bioverativ's non-employee directors upon the distribution (if any) will be replaced with Bioverativ RSU awards of comparable value.

        Options.    Each Biogen stock option held by a Bioverativ employee was fully vested under the terms of the applicable award agreement prior to the distribution date. At the time of the distribution, it is expected that such Biogen stock options will be converted into a vested Bioverativ stock option on substantially the same terms as were applicable to each such Biogen stock option prior to the time of the distribution. The number of shares of Bioverativ common stock subject to each Bioverativ stock option will be equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Biogen common stock subject to such stock options multiplied by (ii) a fraction, the numerator of which will be the volume weighted average trading price over [    •    ] trading days of a share of Biogen common stock prior to the distribution and the denominator of which will be the volume weighted average trading price over [    •    ] trading days of a share of Bioverativ common stock following the distribution (such fraction, the "conversion fraction"). The per share exercise price of the

Bioverativ stock options will be equal to the per share exercise price of the original Biogen option divided by the Conversion Fraction, with the result being rounded up to the nearest whole cent.

        RSUs.    At the time of the distribution, it is expected that each Biogen RSU held by a Bioverativ employee will be converted into a Bioverativ RSU on substantially the same terms and vesting conditions as were applicable to each such Biogen RSU prior to the time of the distribution. The number of shares of Bioverativ common stock subject to each Bioverativ RSU will be equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Biogen common stock subject to such RSU multiplied by (ii) the conversion fraction. Following the distribution, each such Bioverativ RSU will continue to vest based on the Bioverativ employee's continued service with Bioverativ.

        CSPUs.    At the time of the distribution, it is expected that each Biogen CSPU held by a Bioverativ employee will be converted into a Bioverativ RSU, and to the extent the distribution occurs prior to the conclusion of the applicable performance period, with the attainment of the applicable performance goals, to be measured at the actual level of performance at the time of the distribution. The number of shares of Bioverativ common stock subject to each Bioverativ RSU will be equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Biogen common stock subject to such Biogen CSPU multiplied by (ii) the conversion fraction, with outstanding performance-based vesting requirements measured at the actual level of performance at the time of distribution. Following the distribution, each such Bioverativ RSU will continue to vest based on continued service with Bioverativ and, other than with respect to performance-based vesting conditions, on the same terms and conditions as were applicable to such Biogen CSPU immediately prior to the distribution.

        MSUs.    At the time of the distribution, it is expected that each Biogen MSU held by a Bioverativ employee will be converted into a Bioverativ RSU, and to the extent the distribution occurs prior to the conclusion of the applicable performance period, with performance-based vesting requirements measured at the actual level of performance at the time of the distribution. The number of shares of Bioverativ common stock subject to each Bioverativ RSU will be equal to the product (rounded down to the nearest whole share) of (i) the number of shares of Biogen common stock subject to such MSU, with outstanding performance-based vesting requirements measured at the actual level of performance at the time of distribution multiplied by (ii) the conversion fraction. Following the distribution, each such Bioverativ RSU will continue to vest based on continued service with Bioverativ and, other than with respect to performance-based vesting conditions, on substantially the same terms and conditions as were applicable to such Biogen MSU immediately prior to the distribution.

Conditions to the Distribution

        Bioverativ expects that the distribution will be effective at [    •    ], Eastern Time, on [    •    ], [    •    ], the distribution date, provided that, among other conditions described in this information statement, the following conditions shall have been satisfied or waived by Biogen in its sole discretion:

  •
  the internal reorganization to separate the Biogen and Bioverativ businesses having been effectuated, except for such steps (if any) as Biogen in its sole discretion has determined need not be completed (or may be completed after the effective time of the distribution);

  •
  the receipt and continuing validity of an opinion from tax counsel or other third party advisor to Biogen that is in substance and form satisfactory to Biogen, substantially to the effect that, among other things, the distribution of our ordinary shares, together with certain related transactions, will qualify under Sections 355 and 368(a) of the Code, with the result that Biogen and Biogen's stockholders will not recognize any taxable income, gain or loss for U.S. federal income tax purposes as a result of the distribution, except to the extent of cash received in lieu of fractional shares;

  •
  the receipt and continuing validity of an opinion from an independent appraisal firm to the Biogen board of directors confirming the solvency and financial viability of Bioverativ after the distribution and, as to compliance by Biogen in declaring to pay the distribution, with surplus requirements under Delaware corporate law, that is in form and substance acceptable to Biogen in its sole discretion;

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  the SEC declaring effective Bioverativ's registration statement on Form 10 of which this information statement forms a part, and no stop order relating to the registration statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC, and the distribution of the information statement (or the Notice of Internet Availability of the Information Statement) to all holders of record of shares of Biogen common stock as of the close of business on the record date;

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  Bioverativ shall have executed and delivered the transaction agreements relating to the separation;

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  no order, injunction, or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the distribution or any of the related transactions shall be pending, threatened, issued or in effect;

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  the board of directors of Biogen shall have declared the distribution and approved all related transactions (and such declaration and approval not having been withdrawn);

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  the shares of Bioverativ common stock to be distributed shall have been accepted for listing on the Nasdaq Global Select Market, subject to official notice of distribution; and

  •
  no other event or development existing or having occurred that, in the sole and absolute judgment of Biogen's board of directors, makes it inadvisable to effect the distribution and other related transactions.

        Biogen and Bioverativ cannot assure you that any or all of these conditions will be met and, to the extent permissible under applicable law, Biogen in its sole discretion may waive any of the conditions to the distribution. In addition, Biogen will have the sole and absolute discretion to determine (and change) the terms of, and whether to proceed with, the distribution and, to the extent it determines to so proceed, to determine the record date for the distribution and the distribution date and the distribution ratio. Biogen does not intend to notify its stockholders of any modifications to the terms of the separation that, in the judgment of its board of directors, are not material. For example, the Biogen board of directors might consider material such matters as significant changes to the distribution ratio, the assets to be contributed or the liabilities to be assumed in the separation. To the extent that the Biogen board of directors determines that any modifications by Biogen materially change the material terms of the distribution or to abandon the distribution, Biogen will notify Biogen stockholders in a manner reasonably calculated to inform them about the modification as may be required by law, by, for example, publishing a press release, filing a Current Report on Form 8-K, or circulating a supplement to this information statement.

 U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following is a discussion of the U.S. federal income tax consequences of the distribution of Bioverativ common stock to "U.S. holders" (as defined below) of Biogen common stock. This summary is based on the Code, U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as in effect as of the date of this information statement, and all of which are subject to differing interpretation and change at any time, possibly with retroactive effect. This discussion applies only to "U.S. holders" of Biogen common stock who hold such shares of Biogen common stock as capital assets within the meaning of the Code (generally, property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of Biogen common stock in light of their particular circumstances, nor does it address the consequences to holders of Biogen common stock subject to special treatment under the Code (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, partners in partnerships (or entities or arrangements treated as partnerships for U.S. federal income tax purposes) that hold Biogen common stock, pass-through entities (or investors therein), traders in securities who elect to apply a mark-to-market method of accounting, stockholders who hold Biogen common stock as part of a "hedge," "straddle," "conversion," "synthetic security," "integrated investment" or "constructive sale transaction," individuals who receive Biogen or Bioverativ common stock upon the exercise of employee stock options or otherwise as compensation, holders who are liable for the alternative minimum tax or any holders who actually or constructively own five percent or more of Biogen common stock). This discussion also does not address any U.S. federal estate, gift or other non-income tax consequences or any state, local or non-U.S. tax consequences or the consequences of the Medicare tax on net investment income. The distribution may be taxable under such other tax laws and all holders should consult their own tax advisors with respect to the applicability and effect of any such tax laws.

        For purposes of this section, a "U.S. holder" is a beneficial owner of Biogen common stock that is, for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state or political subdivision thereof;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if (i) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (ii) that has a valid election in place under the applicable Treasury Regulations to be treated as a U.S. person.

        If a partnership (including any entity or arrangement taxable as a partnership for U.S. federal income tax purposes) holds shares of Biogen common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Holders of Biogen common stock that are partnerships (or other entities or arrangements taxable as partnerships for U.S. federal income tax purposes) and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of the distribution.

        The following discussion is a summary of the U.S. federal income tax consequences of the distribution under current law and is for general information only. All holders should consult their own tax advisors as to the particular tax consequences of the distribution to them, including the application and effect of U.S. federal, state, local and non-U.S. tax laws.

General

        It is a condition to the distribution that Biogen receive an opinion from Biogen's tax counsel or other third party advisor, satisfactory to Biogen's board of directors, to the effect that the distribution, together with certain related transactions, will qualify under Sections 355 and 368(a)(1)(D) of the Code; this condition is waivable by Biogen in its sole discretion. Except as otherwise noted, it is expected that the distribution will qualify as a transaction that is tax-free for U.S. federal income tax purposes to Biogen and the holders of Biogen common stock. The tax opinion is generally expected to conclude that, for United States federal income tax purposes:

  •
  no gain or loss will be recognized by, and no amount will be includible in the income of, Biogen as a result of the distribution, other than gain or income arising in connection with certain internal restructurings undertaken in connection with the distribution and with respect to any "excess loss account" or "intercompany transaction" required to be taken into account by Biogen under U.S. Treasury Regulations relating to consolidated federal income tax returns;

  •
  no gain or loss will be recognized by, and no amount will be included in the income of, U.S. holders of Biogen common stock upon the receipt of Bioverativ common stock in the distribution, except with respect to any cash received in lieu of fractional shares of Bioverativ common stock (as described below) for U.S. federal income tax purposes;

  •
  the aggregate tax basis of Biogen common stock and Bioverativ common stock received in the distribution (including any fractional share interest in Bioverativ common stock for which cash is received) in the hands of each U.S. holder of Biogen common stock immediately after the distribution will equal the aggregate basis of Biogen common stock held by the U.S. holder immediately before the distribution, allocated between Biogen common stock and Bioverativ common stock (including any fractional share interest in Bioverativ common stock for which cash is received) in proportion to the relative fair market value of each on the date of the distribution;

  •
  each U.S. holder's holding period in Bioverativ common stock received in the distribution (including any fractional share interest in Bioverativ common stock for which cash is received) will generally include the holding period at the time of the distribution for Biogen common stock with respect to which the distribution is made; and

  •
  a U.S. holder of Biogen common stock who receives cash in lieu of a fractional share of Bioverativ common stock in the distribution will be treated as having sold such fractional share for cash, and will recognize capital gain or loss measured by the difference between the U.S. holder's tax basis of the fractional share deemed to be received, as determined above, and the amount of cash received.

        The tax opinion will be based upon various factual representations and assumptions, as well as certain undertakings made by Biogen and Bioverativ. If any of those factual representations or assumptions are untrue or incomplete in any material respect, any undertaking is not complied with, or the facts upon which the opinion will be based are materially different from the facts at the time of the distribution, the distribution may not qualify for tax-free treatment. Opinions of counsel are not binding on the IRS or the courts. As a result, the conclusions expressed in an opinion of counsel could be challenged by the IRS, and if the IRS prevails in such a challenge, the tax consequences described above would not apply and Biogen and the holders of Biogen common stock could be subject to significant U.S. federal income tax liability.

        If the distribution were determined not to qualify as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, each U.S. holder generally would be treated as receiving a taxable distribution in an amount equal to the fair market value of the shares of Bioverativ common stock received by the holder, including any fractional shares deemed received. Any such taxable distributions would be treated as dividends to the extent of Biogen's current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent such taxable distributions exceeded Biogen's current and accumulated earnings and profits, each U.S. holder generally would be treated as receiving a tax-free return of capital to the extent of the U.S. holder's adjusted basis in its Biogen common stock, with any amount exceeding that U.S. holder's adjusted basis treated as capital gain. It is expected that Biogen would have current and accumulated earnings and profits at the time of the distribution equal to or in excess of the fair market value of the Bioverativ shares distributed in the distribution, and thus U.S. holders of Biogen common stock should assume that if the distribution were determined not to qualify as a tax-free transaction under Section 355 and 368(a)(1)(D) of the Code, the distribution would be treated as a dividend in full. In addition, Biogen generally would recognize gain with respect to the distribution of Bioverativ common stock and certain related transactions.

        Even if the distribution otherwise qualifies as a tax-free transaction under Sections 355 and 368(a)(1)(D) of the Code, the distribution and certain related transactions could be taxable to Biogen and could result in a significant U.S. federal income tax liability to Biogen under Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Biogen or in the stock of Bioverativ as part of a plan or series or related transactions that includes the distribution. The process for determining whether an acquisition is part of a plan or series of related transactions under these rules is complex, inherently factual and subject to interpretation of the facts and circumstances of a particular case. If the distribution is determined to be taxable to Biogen, Biogen would generally recognize gain with respect to the distribution of Bioverativ common stock and certain related transactions.

        In connection with the distribution, Biogen and Bioverativ will enter into a tax matters agreement pursuant to which Bioverativ will be responsible for certain liabilities and obligations following the distribution. In general under the terms of the tax matters agreement, for the two-year period following the distribution, we will be prohibited, except in certain circumstances, from:

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  entering into any transactions resulting in the acquisition of 40% or more of our stock or substantially all of our assets, whether by merger or otherwise;

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  merging, consolidating or liquidating;

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  issuing equity securities beyond certain thresholds;

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  repurchasing our capital stock; or

  •
  ceasing to actively conduct our business.

        For a discussion of the tax matters agreement, see "Certain Relationships and Related Person Transactions—Agreements with Biogen—Tax Matters Agreement." The indemnification obligations of Bioverativ to Biogen under the tax matters agreement are not expected to be limited in amount or subject to any cap. If Bioverativ is required to pay any taxes or indemnify Biogen and its subsidiaries and their respective officers and directors under the circumstances set forth in the tax matters agreement, Bioverativ may be subject to substantial liabilities.

Cash in Lieu of Fractional Shares

        No fractional shares of Bioverativ common stock will be distributed to Bioverativ stockholders. All such fractional shares resulting from the distribution will be aggregated and sold, and the proceeds, less any brokerage commissions or other fees, will be distributed to Biogen stockholders in accordance with their fractional market interest in the aggregate number of shares sold. A U.S. holder that receives cash in lieu of fractional shares of Bioverativ common stock as a result of the distribution generally will recognize capital gain or loss measured by the difference between the cash received for such fractional shares and the holder's tax basis in the fractional shares determined as described under "—General" above. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder is treated as having held its Biogen common stock for more than one year. Long-term capital gains generally are subject to preferential rates of U.S. federal income tax for certain non-corporate U.S. holders (including individuals). The deductibility of capital losses is subject to significant limitations.

 DESCRIPTION OF BIOVERATIV'S CAPITAL STOCK

        Our certificate of incorporation and bylaws will be amended and restated prior to the distribution. The following is a summary of the material terms of our capital stock that will be contained in the amended and restated certificate of incorporation and amended and restated bylaws, and is qualified in its entirety by reference to these documents. You should refer to our amended and restated certificate of incorporation and amended and restated bylaws, forms of which will be included as exhibits to the registration statement of which this information statement is a part, along with the applicable provisions of Delaware law. Prior to the distribution date, Biogen, as our sole stockholder, will approve and adopt our amended and restated certificate of incorporation, and our board of directors will approve and adopt our amended and restated bylaws. For more information on how you can obtain our amended and restated certificate of incorporation and our amended and restated bylaws, see "Where You Can Find More Information" on page 117 of this information statement. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws in their entirety.

Authorized Capital Stock

        Our authorized capital stock will consist of [    •    ] shares of common stock, par value $0.001 per share, and 1,000 shares of preferred stock, par value $0.001 per share.

Common Stock

        Immediately following the distribution, we expect that approximately [    •    ] shares of our common stock will be issued and outstanding based upon approximately [    •    ] shares of Biogen common stock outstanding as of [    •    ], [    •    ].

        Voting Rights.    The holders of our common stock will be entitled to one vote for each share held of record on all matters to the exclusion of all other stockholders except as specifically stated in our amended and restated certificate of incorporation.

        Quorum.    The holders of our common stock entitled to cast a majority of votes at a stockholders' meeting will constitute a quorum at such meeting.

        Annual Election of Directors.    Commencing with the first annual meeting of stockholders following the distribution, directors will be elected at the annual meeting of stockholders and thereafter each director will serve until the next annual election and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. Directors will generally be elected by a majority of the votes cast by holders of our common stock. However, directors will be elected by a plurality of the votes cast by holders of our common stock in the case of elections held at a stockholders' meeting for which our corporate secretary has received a notice or otherwise has become aware, prior to such meeting, that a holder of our common stock has nominated a person for election to our board of directors. A majority of the votes cast means that the number of votes cast "for" a director's election exceeds the number of votes cast "against" that director's election. Abstentions and broker non-votes are not counted as votes cast either "for" or "against" a director's election.

        Meetings of Stockholders.    Our amended and restated certificate of incorporation will provide the ability for stockholders to call a special meeting on the terms and conditions, if any, as set forth from time to time in our amended and restated bylaws. At the time of the distribution, our amended and restated bylaws will provide that special meetings of the stockholders may be called by a majority of our board of directors and will be called by our corporate secretary at the request in writing of the holders of record of at least 25% of the outstanding stock entitled to vote.

        Dividends and Liquidation Rights.    Holders of common stock will be entitled to receive ratably the dividends, if any, as may be declared from to time by our board of directors, subject to any preferential rights of any outstanding preferred stock. Upon liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, holders of its common stock would be entitled to ratable distribution of its assets remaining after the payment in full of liabilities and any preferential rights of any then outstanding preferred stock.

        Miscellaneous.    The shares of our common stock will be fully paid and non-assessable upon issuance and payment therefor. Holders of common stock will not have any preemptive rights to subscribe for any additional shares of capital stock or other obligations convertible into or exercisable for shares of capital stock that we may issue in the future. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

        Our amended and restated certificate of incorporation will authorize the Bioverativ board of directors, without further action by our stockholders, to issue shares of preferred stock and to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.

        The authority possessed by our board of directors to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Bioverativ through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of the common stock. There are no current agreements or understandings with respect to the issuance of preferred stock and our board of directors has no present intention to issue any shares of preferred stock.

        Miscellaneous.    The shares of our preferred stock will be fully paid and non-assessable upon issuance and payment therefor. Unless otherwise stated in a certificate of designation, holders of preferred stock will not have any preemptive rights to subscribe for any additional shares of preferred stock or other obligations convertible into or exercisable for shares of preferred stock that we may issue in the future. Unless otherwise stated in a certificate of designation, there will be no redemption or sinking fund provisions applicable to our preferred stock.

Anti-Takeover Considerations

        The provisions of the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could serve to discourage or to make more difficult a change in control of us without the support of our board of directors or without meeting various other conditions. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the advantages of increased protection resulting from the greater likelihood of negotiation with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

State Takeover Legislation

        Upon the distribution, we will be subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless (a) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (c) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders' meeting of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

        Except as otherwise set forth in Section 203, an interested stockholder is defined to include (i) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and (ii) the affiliates and associates of any such person.

        The provisions of Section 203 may encourage persons interested in acquiring us to negotiate in advance with our board of directors, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in any such person becoming an interested stockholder. These provisions also may have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions which our stockholders may otherwise deem to be in their best interests.

No Cumulative Voting

        Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation's certificate of incorporation. Our amended and restated certificate of incorporation will not authorize cumulative voting.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of its board of directors or a committee of its board of directors. Generally, such proposal shall be made not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the anniversary of the previous year's annual meeting of stockholders. For purposes of the first annual meeting of stockholders, proposals shall be made not later than the close of business on [    •    ], nor earlier than the close of business on [    •    ].

        These advance notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our stockholders.

Stockholder Action by Written Consent

        Our amended and restated bylaws will expressly eliminate the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Size of Our Board of Directors and Vacancies

        Our amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors on our board of directors will be not less than [    •    ], nor more than [    •    ], with the exact number of directors to be fixed exclusively by the board of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws will provide that vacancies occurring in our board of directors for any cause will be filled only by vote of a majority of our whole board of directors, even if less than a quorum.

Undesignated Preferred Stock

        The authority that our board of directors will possess to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of Bioverativ through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board of directors may be able to issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock.

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

        The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties as directors, and our amended and restated certificate of incorporation will include such an exculpation provision. Under the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, each person who is or was one of our directors or officers shall be indemnified by us as of right to the full extent permitted by the DGCL.

        Under the DGCL, to the extent that a person is successful on the merits in defense of a suit or proceeding brought against him because he is or was one of our directors or officers, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection with such action. If unsuccessful in defense of a third party civil suit or a criminal suit, or if such a suit is settled, that person shall be indemnified against both (i) expenses, including attorneys' fees, and (ii) judgments, fines and amounts paid in settlement if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful. If unsuccessful in defense of a suit brought by or in our right, or if such suit is settled, that person shall be indemnified only against expenses, including attorneys' fees, incurred in the defense or settlement of the suit if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that if he or she is adjudged to be liable for negligence or misconduct in the performance of his or her duty to us, he or she cannot be made whole even for expenses unless the court determines that he or she is fairly and reasonably entitled to indemnity for such expenses.

        Under our amended and restated certificate of incorporation and amended and restated bylaws, the right to indemnification includes the right to be paid by us the expenses incurred in defending any action, suit or proceeding in advance of its final disposition, subject to the receipt by us of undertakings as may be legally defined. In any action by an indemnitee to enforce a right to indemnification or by us to recover advances made, the burden of proving that the indemnitee is not entitled to be indemnified is placed on us.

        The limitation of liability and indemnification provisions that will be in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit Bioverativ and our stockholders. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

Exclusive Forum

        Our amended and restated certificate of incorporation will provide that unless the board of directors or one of its committees otherwise determines, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action brought on behalf of us or any action brought by one of our stockholders alleging a violation of the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws or a breach of a fiduciary duty owed by any of our directors or officers to us or our stockholders, creditors or other constituents, or any action asserting a claim against us or any of our directors or officers governed by the "internal affairs doctrine" under Delaware state corporate law; in each case excluding actions in which the Court of Chancery of the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of the Delaware courts and can be subject to the jurisdiction of another court within the United States.

Sale of Unregistered Securities

        On August 4, 2016, in connection with the formation of Bioverativ Inc., we issued 1,000 shares of common stock, par value $0.001 per share, to Biogen pursuant to Section 4(a)(2) of the Securities Act. We did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

Transfer Agent and Registrar

        After the distribution, the transfer agent and registrar for our common stock will be Computershare.

Listing

        We intend to apply to have our common stock authorized for listing on the Nasdaq Global Market Select under the symbol "BIVV".

 WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form 10 with the SEC with respect to the shares of our common stock being distributed as contemplated by this information statement. This information statement is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this information statement relating to any contract or other document are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement, including its exhibits and schedules, at the SEC's public reference room, located at 100 F Street, N.E., Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov.

        As a result of the distribution, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC, which will be available at www.sec.gov.

        We intend to furnish holders of our common stock with annual reports containing consolidated financial statements prepared in accordance with GAAP and audited and reported on, with an opinion expressed, by an independent registered public accounting firm.

        You should rely only on the information contained in this information statement or to which we have referred you. We have not authorized any person to provide you with different information or to make any representation not contained in this information statement.

 GLOSSARY OF SCIENTIFIC TERMS

        Below is a list of additional scientific terms and their respective meanings which are used throughout this information statement.

ALPROLIX:    [Coagulation Factor IX (Recombinant), Fc Fusion Protein], our recombinant factor IX therapy for the treatment of hemophilia B.

Biologics:    Medical products made from a variety of natural sources (human, animal or microorganism) intended to treat diseases and medical conditions or used to prevent or diagnose diseases; products include vaccines, blood and blood products, allergenic extracts, human cells and tissues, gene therapies and cellular therapies.

Biosimilars:    A biological product that is highly similar to a U.S.-licensed reference biological product notwithstanding minor differences in clinically inactive components, and for which there are no clinically meaningful differences between the biological product and the reference product in terms of the safety, purity and potency of the product.

Bi-specific antibodies:    A class of antibodies that combine two antigen-recognizing elements into a single construct to bind two targets at the same time.

ELOCTATE:    [Antihemophilic Factor (Recombinant), Fc Fusion Protein], our recombinant factor VIII therapy for the treatment of hemophilia A. ELOCTA is the approved trade name for ELOCTATE in the European Union.

Extended Half-Life:    Prolonged circulation of the replacement clotting factor therapy in the body.

Generic Drug:    A small-molecule drug that is the same as, and bioequivalent to, an already-approved small molecule drug.

Hemophilia A:    A medical condition that occurs when clotting factor VIII, a naturally occurring protein in blood that controls bleeding, is not present in sufficient amounts or is absent.

Hemophilia B:    A medical condition that occurs when clotting factor IX, a naturally occurring protein in blood that controls bleeding, is not present in sufficient amounts or is absent.

Sickle Cell Disease:    A group of genetic disorders that occurs due to inheritance of mutations in hemoglobin, the oxygen carrying molecule inside red blood cells, resulting in chronic anemia and vascular obstructive complications.

von Willebrand Factor:    A naturally occurring protein in blood and the lining of blood vessels involved in bleeding and clotting that also binds to and stabilizes clotting factor VIII.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Biogen Inc.

        In our opinion, the accompanying combined balance sheets and the related combined statements of income (loss) and comprehensive income (loss), changes in equity and cash flows present fairly, in all material respects, the financial position of the Hemophilia Business of Biogen Inc. at December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 11, 2016

HEMOPHILIA BUSINESS OF BIOGEN INC.

Combined Statements of Income (Loss) and Comprehensive Income (Loss)

(In millions)

	For the Years Ended December 31,
	2015	2014	2013
Revenues:
Product, net	$554.1	$134.4	$—
Collaboration revenue	6.2	—	—

Total revenues	560.3	134.4	—

Cost and expenses:
Cost of sales	52.9	34.7	0.4
Research and development	186.1	239.8	191.8
Selling, general and administrative	223.3	220.0	149.8

Total cost and expenses	462.3	494.5	342.0

Income (loss) from operations	98.0	(360.1)	(342.0)
Other income (expense), net	0.6	1.1	(2.0)

Income (loss) before income tax expense (benefit)	98.6	(359.0)	(344.0)
Income tax expense (benefit)	(10.0)	1.3	0.6

Net income (loss)	$108.6	$(360.3)	$(344.6)

Other comprehensive income (loss):
Currency translation adjustment	(0.2)	0.4	0.1

Total other comprehensive income (loss)	(0.2)	0.4	0.1

Comprehensive income (loss)	$108.4	$(359.9)	$(344.5)

The accompanying notes are an integral part of these Combined Financial Statements.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Combined Balance Sheets

(In millions)

	As of December 31,
	2015	2014
ASSETS
Current assets:
Accounts receivable, net	$94.4	$67.4
Inventory	252.1	179.3
Other current assets	4.0	2.2

Total current assets	350.5	248.9
Property, plant and equipment, net	75.5	78.5
Intangible assets, net	30.0	33.0
Other long-term assets	19.6	16.0

Total assets	$475.6	$376.4

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$10.8	$13.6
Accrued expenses and other current liabilities	49.4	51.9

Total current liabilities	60.2	65.5
Long-term liabilities	30.7	17.1

Total liabilities	$90.9	$82.6

Commitments and contingencies
Equity:
Net parent company investment	384.4	293.3
Accumulated other comprehensive loss	0.3	0.5

Total equity	384.7	293.8

Total liabilities and equity	$475.6	$376.4

The accompanying notes are an integral part of these Combined Financial Statements.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Combined Statements of Cash Flows

(In millions)

	For the Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$108.6	$(360.3)	$(344.6)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	15.6	12.3	10.6
Stock-based compensation	13.2	13.9	12.1
Changes in operating assets and liabilities, net:
Accounts receivable	(27.0)	(67.4)	—
Inventory	(72.9)	(72.7)	(106.5)
Other assets	(5.4)	(12.2)	(3.5)
Accounts payable, accrued expenses and other current liabilities	(4.3)	22.2	7.5
Other liabilities	13.6	7.9	5.5

Net cash flows provided by (used in) operating activities	41.4	(456.3)	(418.9)

Cash flows from investing activities:
Purchases of property, plant and equipment	(10.6)	(21.2)	(19.2)
Acquisition of intangible assets	—	(35.1)	—

Net cash flows used in investing activities	(10.6)	(56.3)	(19.2)

Cash flows from financing activities:
Transfers from (to) Biogen	(30.8)	512.6	438.1

Net cash flows used in (provided by) financing activities	(30.8)	512.6	438.1

Net (decrease) increase in cash and cash equivalents	—	—	—

Cash and cash equivalents, beginning of the year	$—	$—	$—

Cash and cash equivalents, end of the year	$—	$—	$—

The accompanying notes are an integral part of these Combined Financial Statements.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Combined Statements of Equity

(In millions)

	Net Parent Company Investment	Accumulated Other Comprehensive Income	Total equity
Balance, December 31, 2012 (unaudited)	$20.2	$—	$20.2
Net loss	(344.6)		(344.6)
Transfers from Biogen	451.9		451.9
Foreign currency translation adjustments		0.1	0.1

Balance, December 31, 2013 (unaudited)	127.5	0.1	127.6

Net loss	(360.3)		(360.3)
Transfers from Biogen	526.1		526.1
Foreign currency translation adjustments		0.4	0.4

Balance, December 31, 2014	293.3	0.5	293.8

Net income	108.6	—	108.6
Transfers to Biogen	(17.5)		(17.5)
Foreign currency translation adjustments		(0.2)	(0.2)

Balance, December 31, 2015	$384.4	$0.3	$384.7

The accompanying notes are an integral part of these Combined Financial Statements

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements

1. Nature of Business and Basis of Preparation

Nature of Business

        On May 3, 2016, Biogen Inc. (Biogen) announced its plan to separate its hemophilia business, including certain additional assets and liabilities associated with Biogen's pipeline programs related to hemophilia and other blood disorders (the hemophilia business), into an independent, publicly traded company named Bioverativ Inc. (Bioverativ). Following the separation, Bioverativ intends to focus on the discovery, research, development and commercialization of innovative therapies for the treatment of hemophilia and other blood disorders. Unless the context otherwise requires, the combined hemophilia business of Biogen is referred to throughout these Notes as "Bioverativ", "we", "us", "our" or the "company."

        To accomplish the separation, Biogen intends to make a pro rata distribution of 100% of Bioverativ's common stock to Biogen's stockholders. At the time of the distribution, Bioverativ will hold the assets and liabilities of Biogen's hemophilia business. The distribution is subject to a number of conditions, including the receipt of a favorable opinion from tax counsel or other third party advisor with respect to the tax-free nature of the distribution, approval by the Biogen board of directors and the U.S. Securities and Exchange Commission (SEC) declaring the effectiveness of a Registration Statement on Form 10. In addition, Biogen can decline at any time to go forward with the distribution.

        Bioverativ's marketed products include ELOCTATE and ALPROLIX, extended half-life factors for the treatment of hemophilia A and hemophilia B, respectively. Pursuant to a development and commercialization agreement, Bioverativ collaborates with Swedish Orphan Biovitrum AB (publ) (Sobi) to jointly develop and commercialize ELOCTATE and ALPROLIX globally. Sobi has assumed responsibility for commercialization of ELOCTATE and ALPROLIX in Europe, Russia and certain countries in Northern Africa and the Middle East, while Bioverativ retains rights to commercialize those therapies in the United States, Japan, Canada, Australia and the rest of the world excluding Sobi's commercialization territory. See Note 3, Collaborations, for further information on Bioverativ's collaboration with Sobi.

Basis of Preparation

        The accompanying combined financial statements have been prepared on a standalone basis and are derived from Biogen's consolidated financial statements and accounting records. The combined financial statements reflect the company's historical financial position, results of operations and cash flows as the business was operated as part of Biogen prior to the distribution, in conformity with U.S. generally accepted accounting principles (GAAP).

        These combined financial statements include allocations from Biogen to us for certain research and development and selling, general and administrative costs not directly attributable to the hemophilia business. The research and development costs include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects. The selling, general and administrative costs include certain services provided by Biogen, which include, but are not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology, investor relations, shared services, insurance, employee benefits and incentives and share-based compensation. These expenses have been allocated to the company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily based on hours or direct costs. The company considers the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

1. Nature of Business and Basis of Preparation (Continued)

incurred had the company operated as an independent, publicly traded company for the years presented.

        The income tax amounts in these combined financial statements have been calculated based on a separate return methodology and presented as if the company's operations were separate taxpayers in the respective jurisdictions.

        Biogen maintains various benefit and share-based compensation plans at a corporate level and other benefit plans at a country level. The company's employees participate in such programs and a portion of the cost of those plans is included in the company's financial statements. However, the combined balance sheets do not include any equity related to share-based compensation plans.

        The company's equity balance in these combined financial statements represents the excess of total assets over total liabilities, including the due to/from balances between the company and Biogen (net parent company investment) and accumulated other comprehensive income. Net parent company investment is primarily impacted by contributions from Biogen which are the result of treasury activities and net funding provided by or distributed to Biogen.

2. Summary of Significant Accounting Policies

Use of Estimates

        The preparation of the combined financial statements requires the company to make estimates, judgments and assumptions that may affect the reported amounts of assets, liabilities, equity, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis the company evaluates the estimates, judgments and methodologies. The company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenues and expenses. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

        The company recognizes revenue when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price to the customer is fixed or determinable; and collectability is reasonably assured.

Product Revenues

        We sell mainly to specialty pharmacies, hemophilia treatment centers, public and private hospitals and independent distributors. Any discounts offered to these customers are reflected as on-invoice discounts. We also sell to specialty distributors who receive both on-invoice discounts as well as chargebacks for sales to various U.S. government agencies such as U.S. Public Health Service (PHS). Provisions for rebates, chargebacks to distributors, and discounts are provided for at the time the related sales are recorded, and are reflected as a reduction of sales. Reserves established for these discounts and allowances are classified as reductions of accounts receivable (if the amount is payable to our customer) or a liability (if the amount is payable to a party other than our customer). Our estimates take into consideration our historical experience, current contractual and statutory requirements, specific known market events and trends, industry data and forecasted customer buying

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

and payment patterns. Actual amounts may ultimately differ from our estimates. If actual results vary, we adjust these estimates, which could have an effect on earnings in the period of adjustment.

        Product revenue reserves are categorized as follows: discounts and contractual adjustments. Discounts include trade term discounts and volume discounts. Trade term discounts relate to estimated obligations for credits to be granted to customers for remitting payment on their purchases within established incentive periods. Volume discounts are earned as customers reach certain tier levels based upon their purchases. Contractual adjustments primarily relate to Medicaid and PHS discounts. Product returns are insignificant and are limited to product damaged in transit or incorrectly shipped.

Collaborations

        Our development and commercialization arrangement with Sobi represents a collaborative arrangement because both Sobi and us are active participants and exposed to significant risks and rewards of the arrangement. Where we are the principal on sales transactions with third parties, we recognize revenue, cost of sales, including royalty cost of sales, and operating expenses on a gross basis in our income statement. We recognize payments between Sobi and us based upon their nature. These payments consist of royalty cost of sales, royalty revenue and contract manufacturing revenue. Royalty revenue and contract manufacturing revenue represents collaboration revenue in our income statement. See Note 3, Collaborations.

Accounts Receivable

        The majority of accounts receivable arise from product sales and primarily represent amounts due from specialty pharmacies, hemophilia treatment centers, public and private hospitals and independent distributors. The company monitors the financial performance and creditworthiness of its customers so that the company can properly assess and respond to changes in their credit profile. The company provides reserves against trade receivables for estimated losses that may result from a customer's inability to pay. Amounts determined to be uncollectible are charged or written-off against the reserve. To date, the company has not had any write-offs.

Concentration of Credit Risk

        Sales to two specialty pharmacies individually represent 20% and 15%, respectively, of total revenues for the six months ended June 30, 2016 (unaudited); 21% and 16%, respectively, of total revenues for the year ended December 31, 2015; and 20% for each of total revenues for the year ended December 31, 2014. Concentration of credit risk with respect to receivables, which are typically unsecured, are largely mitigated due to the wide variety of customers. The majority of accounts receivable arise from product sales in the United States and Japan and have standard payment terms which generally require payment within 30 to 90 days. The company monitors the financial performance and creditworthiness of its customers so that the company can properly assess and respond to changes in their credit profile. The company continues to monitor these conditions and assess their possible impact on its business.

Inventory

        Inventories are stated at the lower of cost or market with cost based on the first-in, first-out (FIFO) method. Inventory that can be used in either the production of clinical or commercial products

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

is expensed as research and development costs when selected for use in a clinical manufacturing campaign.

Contingencies

        We are currently involved in various claims and legal proceedings. Loss contingency provisions are recorded if the potential loss from any claim, asserted or unasserted, or legal proceeding is considered probable and the amount can be reasonably estimated or a range of loss can be determined. These accruals represent management's best estimate of probable loss. Disclosure also is provided when it is reasonably possible that a loss will be incurred or when it is reasonably possible that the amount of a loss will exceed the recorded provision. On a quarterly basis, we review the status of each significant matter and assess its potential financial exposure. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to pending claims and litigation and may change our estimates. These changes in the estimates of the potential liabilities could have a material impact on our consolidated results of operations and financial position.

Capitalization of Inventory Costs

        The company capitalizes inventory costs associated with its products prior to regulatory approval, when, based on management's judgment, future commercialization is considered probable and the future economic benefit is expected to be realized. In determining whether or not to capitalize such inventories, the company evaluates, among other factors, information regarding the drug candidate's safety and efficacy, the status of regulatory submissions and communications with regulatory authorities and the outlook for commercial sales, including the existence of current or anticipated competitive drugs and the availability of reimbursement. In addition, the company evaluates risks associated with manufacturing the drug candidate and the remaining shelf-life of the inventories.

Obsolescence and Unmarketable Inventory

        The company periodically reviews its inventories for excess or obsolescence and write-down obsolete or otherwise unmarketable inventory to its estimated net realizable value.

Property, Plant and Equipment

        Property, plant and equipment is comprised of assets whereby a majority of its use was dedicated to the hemophilia business. Amounts are carried at cost. The cost of normal, recurring or periodic repairs and maintenance activities related to property, plant and equipment are expensed as incurred. The cost for planned major maintenance activities, including the related acquisition or construction of assets, is capitalized if the repair will result in future economic benefits.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The company generally depreciates or amortizes the cost of its property, plant and equipment using the straight-line method over the estimated useful lives of the respective assets, which are summarized as follows:

Asset Category	Useful Lives
Land	Not depreciated
Buildings	15 to 40 years
Leasehold Improvements	Lesser of the useful life or the term of the respective lease
Furniture and Fixtures	5 to 7 years
Machinery and Equipment	5 to 20 years
Computer Software and Hardware	3 to 5 years

Acquired Intangibles

        Acquired intangibles include product rights and patents, which are recorded at fair value, assigned an estimated useful life, and are amortized over their estimated useful lives of approximately twelve years. See Note 6, Acquired Intangible Assets. Amortization is included in cost of sales in the combined statements of income.

Impairment of Long-Lived Assets

        Long-lived assets to be held and used, including property, plant and equipment and definite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets or asset group may not be recoverable.

        Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. In the event that such cash flows are not expected to be sufficient to recover the carrying amount of the assets, the assets are written-down to their fair values. Long-lived assets to be disposed of are carried at fair value less costs to sell.

Translation of Foreign Currencies

        The functional currency for the company's non-U.S. subsidiaries is their local currency. For non-U.S. subsidiaries that transact in a functional currency other than the U.S. dollar, assets and liabilities are translated at current rates of exchange at the balance sheet date. Income and expense items are translated at the average foreign exchange rates for the period. Adjustments resulting from the translation of the financial statements of non-U.S. operations into U.S. dollars are excluded from the determination of net income and are recorded in accumulated other comprehensive income, a separate component of equity.

Research and Development Expenses

        Research and development costs are expensed as incurred. Milestone payments prior to regulatory approval are expensed when the milestone is achieved. Payments made to counterparties on or after regulatory approval are capitalized and amortized over the remaining useful life of the related product. Amounts capitalized for such payments are included in acquired intangible assets, net of accumulated amortization. Also included in research and development expenses are allocations from Biogen. See Note 10, Related Parties.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Selling, General and Administrative Expenses

        Selling, general and administrative expenses are comprised of compensation and benefits associated with direct sales personnel, outside marketing, advertising and legal expenses directly attributable to the company as well as allocations from Biogen. See Note 10, Related Parties.

Income Taxes

        In the company's combined financial statements, income tax expense and deferred tax balances have been calculated on a separate return basis although the company's operations have historically been included in the tax returns filed by the respective Biogen entities of which the company's business is a part. In the future, as a standalone entity, the company will file tax returns on its own behalf and its deferred taxes and effective income tax rate may differ from those in historical periods.

        Deferred taxes are recognized for the future tax effects of temporary differences between financial and income tax reporting based on enacted tax laws and rates. The company maintains valuation allowances unless it is more likely than not that the deferred tax asset will be realized. With respect to uncertain tax positions, the company determines whether the position is more likely than not to be sustained upon examination, based on the technical merits of the position. Any tax position that meets the more-likely-than-not recognition threshold is measured and recognized in the combined financial statements at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The liability relating to uncertain tax positions is classified as current in the combined balance sheets to the extent the company anticipates making a payment within one year. Interest and penalties associated with income taxes are classified in the income tax expense line in the combined statements of income.

        The company maintains an income taxes payable to/from account with Biogen. The company is deemed to settle current tax balances with the Biogen tax paying entities in the respective jurisdictions. The company's current income tax balances are reflected as income taxes payable and settlements, which are deemed to occur in the year following incurrence, are reflected as changes in net parent company investment in the combined balance sheets.

Accounting for Share-Based Compensation

        Share-based compensation programs are based upon Biogen share-based compensation plans. The Biogen plans grant awards that include stock options, restricted stock units which vest based on stock performance known as market stock units (MSUs), performance-vested restricted stock units which settle in cash (CSPUs), time-vested restricted stock units (RSUs), performance-vested restricted stock units which can be settled in cash or shares of our common stock (PUs) at the sole discretion of Biogen's Compensation and Management Development Committee of the Board of Directors. We charge the estimated fair value of awards against income over the requisite service period, which is generally the vesting period. Where awards are made with non-substantive vesting periods (for instance, where a portion of the award vests upon retirement eligibility), we estimate and recognize expense based on the period from the grant date to the date on which the employee is retirement eligible.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        The fair values of our stock option grants are estimated as of the date of grant using a Black-Scholes option valuation model. The estimated fair values of the stock options are then expensed over the options' vesting periods. The fair values of our MSUs are estimated using a lattice model with a Monte Carlo simulation. We apply an accelerated attribution method to recognize share-based compensation expense over the applicable service period, net of estimated forfeitures, when accounting for our MSUs. The probability of actual shares expected to be earned is considered in the grant date valuation, therefore the expense is not adjusted to reflect the actual units earned. The fair values of our RSUs are based on the market value of our stock on the date of grant. Compensation expense for RSUs is recognized on a straight-line basis over the applicable service period. We apply an accelerated attribution method to recognize share-based compensation expense when accounting for our CSPUs and PUs and the fair value of the liability is re-measured at the end of each reporting period through expected settlement. Compensation expense associated with CSPUs and PUs are based upon Biogen's common stock price and the number of units expected to be earned after assessing the probability that certain performance criteria will be met and the associated targeted payout level that is forecasted will be achieved, net of estimated forfeitures. Cumulative adjustments are recorded each quarter to reflect changes in the Biogen common stock price and estimated outcome of the performance-related conditions until the date results are determined and settled.

New Accounting Pronouncements

        From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB) or other standard setting bodies that the company adopts as of the specified effective date. Unless otherwise discussed, the company does not believe that the impact of recently issued standards that are not yet effective will have a material impact on the company's financial position or results of operations upon adoption.

        In May 2014, the FASB issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes all existing revenue recognition requirements, including most industry-specific guidance. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delayed the effective date of the new standard from January 1, 2017 to January 1, 2018. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations, which clarifies the implementation guidance on principal versus agent considerations. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, which clarifies certain aspects of identifying performance obligations and licensing implementation guidance. In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients related to disclosures of remaining performance obligations, as well as other amendments to guidance on collectability, non-cash consideration and the presentation of sales and other similar taxes collected from customers. These standards have the same effective date and transition date of January 1, 2018. We are currently evaluating the method of adoption and the potential impact that these standards may have on our financial position and results of operations.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        In July 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory. The new standard applies only to inventory for which cost is determined by methods other than last-in, first-out and the retail inventory method, which includes inventory that is measured using FIFO or average cost. Inventory within the scope of this standard is required to be measured at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal and transportation. The new standard will be effective for the company on January 1, 2017. The adoption of this standard is not expected to have an impact on the company's financial position or results of operations.

        In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The new standard requires that all lessees recognize the assets and liabilities that arise from leases on the balance sheet and disclose qualitative and quantitative information about its leasing arrangements. The new standard will be effective for us on January 1, 2019. The adoption of this standard is not expected to have a material impact on our net financial position, but will impact our assets and liabilities. We are currently evaluating the potential impact that this standard may have on our results of operations.

        In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The new standard requires recognition of the income tax effects of vested or settled awards in the income statement and involves several other aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows. The new standard will be effective for us on January 1, 2017. We are currently evaluating the potential impact that this standard may have on our financial position and results of operations.

3. Collaborations

        In connection with the company's business strategy, the company has entered into various collaboration agreements which provide the company with rights to develop, produce and market products using certain know-how, technology and patent rights maintained by the company's collaborative partners. Terms of the various collaboration agreements may require the company to make milestone payments upon the achievement of certain product research and development objectives and pay royalties on future sales, if any, of commercial products resulting from the collaboration.

Swedish Orphan Biovitrum AB (publ)

        In January 2007, Biogen acquired 100% of the stock of Syntonix Pharmaceuticals (Syntonix). Syntonix, now known as Biogen Hemophilia Inc. (BIH), had previously entered into a development and commercialization agreement with Sobi to jointly develop and commercialize Factor VIII and Factor IX hemophilia products, including ELOCTATE and ALPROLIX. Under the development and commercialization agreement, as has been amended and restated, BIH has commercial rights for North America (the Biogen North America Territory) and for the rest of the world markets outside of the Sobi territory (the Biogen Direct Territory), which consists of Europe, Russia and certain countries in Northern Africa and the Middle East (the Sobi Territory).

        In November 2014, Sobi exercised its option under the agreement to assume final development and commercialization activities in the Sobi Territory for ELOCTA (the trade name for ELOCTATE in

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

3. Collaborations (Continued)

the European Union). In July 2015, Sobi exercised its option under the agreement to assume final development and commercialization of ALPROLIX within the Sobi Territory. Upon each exercise of opt-in right under the terms of the development and commercialization agreement, Sobi made a $10.0 million payment in escrow.

        Upon European Medicines Agency (EMA) regulatory approval of each such product, Sobi is obligated to reimburse BIH 50% of all shared manufacturing and development expenses incurred by BIH from October 1, 2009 through the earlier of the date on which Sobi is registered as the marketing authorization holder for the applicable product or 90 days post-regulatory approval, as well as 100% of certain development expenses incurred exclusively for the benefit of the Sobi Territory (the Opt-In Consideration).

        ELOCTA was approved by the European Commission (EC) in November 2015. Through June 30, 2016, approximately $157.0 million in expenditures for ELOCTA, net of the $10.0 million escrow payment discussed above, represents the Opt-In Consideration and is reimbursable by Sobi under the development and commercialization agreement.

        ALPROLIX was approved by the EC in February 2016. Through June 30, 2016, approximately $130.0 million in expenditures for ALPROLIX, net of the $10.0 million escrow payment, represents the Opt-In Consideration and is reimbursable by Sobi under the development and commercialization agreement.

        The Opt-In Consideration will be paid by Sobi using a cross-royalty cash payment structure for sales in each company's respective territories. If the reimbursement of the Opt-in Consideration for a product has not been achieved within six years of the first commercial sales of such product (the Reimbursement period), the company maintains the right to require Sobi to pay any remaining balances due to us within 90 days of the six year anniversary date of the first commercial sales. After Sobi's Opt-In Consideration has been repaid, the royalty paid and received by the company resets to the contractual royalty rate of 12%.

        For the years ended December 31, 2015, 2014 and 2013, the royalty payable to Sobi based upon sales in the company's territory was 2%. Upon Sobi's first commercial sale in 2016, and during the Reimbursement period, the royalty rate the company will pay Sobi on sales of ELOCTATE and ALPROLIX in our territory is 7%. After the Reimbursement period concludes, the royalty rate we pay to Sobi increases to 12%. We are recording cost of sales at the effective royalty rate expected over the term of the agreement of approximately 11%.

        The company is accounting for the development and commercialization agreement under a right to use model and is recognizing revenue over the term of the commercialization period.

        The royalty rate received by the company, during the Reimbursement period on sales of ELOCTATE and ALPROLIX in Sobi's territory is 17%. After the Reimbursement period concludes, the royalty we receive decreases to 12%. We are recording revenue at the effective royalty rate expected over the term of the agreement of approximately 14%.

4. Reserves for Discounts and Allowances

        Following the company's product launches, the company began recognizing reserves for discounts and allowances related to these products' revenue.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

4. Reserves for Discounts and Allowances (Continued)

        An analysis of the change in reserves is summarized as follows:

(In millions)	Discounts	Contractual Adjustments	Total
Balance at December 31, 2013	$—	$—	$—
Provision related to current period sales	23.9	25.9	49.8
Credits/payments made	(22.0)	(16.1)	(38.1)

Balance at December 31, 2014	$1.9	$9.8	$11.7
Provision related to current period sales	109.9	105.8	215.7
Adjustment related to prior period sales	—	(1.3)	(1.3)
Credits/payments made	(106.0)	(98.3)	(204.3)

Balance at December 31, 2015	$5.8	$16.0	$21.8

	As of December 31,
(In millions)	2015	2014
Reduction of accounts receivable	$8.1	$4.8
Current liability	13.7	6.9

Total reserves	$21.8	$11.7

5. Inventory

        The components of inventory are summarized as follows:

	As of December 31,
(In millions)	2015	2014
Raw materials	$41.7	$19.9
Work in process	177.3	129.2
Finished goods	33.1	30.2

Total inventory	$252.1	$179.3

        Inventory amounts written down as a result of excess, obsolescence, unmarketability or other reasons are charged to cost of sales, and totaled $1.3 million and $14.3 million in the years ended December 31, 2015 and 2014, respectively.

6. Acquired Intangible Assets

        Acquired intangibles primarily relate to approval milestones for ALPROLIX paid to the former Syntonix shareholders. In 2014, upon the FDA's approval of ALPROLIX for the treatment of hemophilia B, a $20.0 million milestone was paid. The $20.0 million milestone and the corresponding deferred tax liability of $7.3 million were capitalized as an acquired intangible asset. In May 2016, upon EMA approval of ALPROLIX in the European Union, an additional $20.0 million milestone was owed to the former Syntonix shareholders. The $20.0 million milestone and the corresponding deferred tax liability of $6.5 million were capitalized as an acquired intangible asset.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

6. Acquired Intangible Assets (Continued)

        Acquired intangible assets, net of accumulated amortization for 2015 and 2014 are $30.0 million and $33.0 million, respectively. During the years ending December 31, 2015 and 2014, amortization expense associated with acquired intangible assets was $3.0 million and $2.2 million, respectively.

7. Property, Plant and Equipment

        Property, plant and equipment are recorded at historical cost, net of accumulated depreciation. Components of property, plant and equipment, net are summarized as follows:

	As of December 31,
(In millions)	2015	2014
Land	$—	$—
Buildings	8.0	8.0
Leasehold improvements	38.5	36.8
Machinery and equipment	102.7	95.0
Computer software and hardware	19.2	15.7
Furniture and fixtures	1.5	1.4
Construction in progress	2.9	12.3

Total cost	172.8	169.2

Less: accumulated depreciation	97.3	90.7

Total property, plant and equipment, net	$75.5	$78.5

8. Income Taxes

        In the company's combined financial statements, income tax expense and deferred tax balances have been calculated on a separate tax return basis although the company's operations have historically been included in the tax returns filed by the respective Biogen entities of which the company's business is a part. In the future, as a standalone entity, the company will file tax returns on its own behalf and its deferred taxes and effective income tax rate may differ from those in the historical periods.

        The company maintains an income taxes payable to/from account with Biogen. The company is deemed to settle current tax balances with the Biogen tax paying entities in the respective jurisdictions. The company's current income tax balances are reflected as income taxes payable and settlements, which are deemed to occur in the year following incurrence, are reflected as changes in net parent company investment in the combined balance sheets.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

8. Income Taxes (Continued)

Income before income tax provision and income tax expense

	For the Year Ended December 31,
(In millions)	2015	2014	2013
Income (loss) before income taxes expense (benefit):
Domestic	$94.2	$(363.5)	$(345.1)
Foreign	4.4	4.5	1.1

Total	$98.6	$(359.0)	$(344.0)

Income tax expense (benefit):
Current
Foreign	1.4	1.2	0.5

Deferred
Domestic	(11.4)	0.1	0.1

Total income tax expense	$(10.0)	$1.3	$0.6

Deferred Tax Assets and Liabilities

	As of December 31,
(In millions)	2015	2014
Deferred tax assets
Net operating loss	$186.7	$234.7
Tax credits	46.8	43.6
Inventory, other reserves, and accruals	9.5	6.5
Share-based compensation	3.1	3.9
Intangibles, net	9.6	9.3
Valuation allowance	(247.3)	(288.7)

Total deferred tax assets	$8.4	$9.3

Deferred tax liabilities
Purchased intangible assets	$(8.4)	$(9.3)

Total deferred tax liabilities	$(8.4)	$(9.3)

        We have deferred tax assets of $255.7 million and $298.0 million as of December 31, 2015 and 2014, respectively comprised primarily of net operating losses and general business credit carry forwards for federal and state income tax purposes. We have incurred cumulative operating losses to date and, as such, we have established a valuation allowance of $247.3 million and $288.7 million as of December 31, 2015 and 2014, respectively. Management continues to monitor the positive and negative evidence supporting the realization of the deferred tax assets. Given our cumulative losses as of June 30, 2016, we continue to believe a full valuation allowance is appropriate. Factors that affect our judgment around the realizability of our deferred tax assets include our ongoing profitability, establishment of our cost structure as a standalone company and the determination of the terms of transition services agreements with Biogen. The valuation allowance could be released in 2016 or 2017

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

8. Income Taxes (Continued)

once it is determined it is more likely than not that the deferred tax assets will be realizable. Following the release of the valuation allowance, which will create substantial tax benefit in the period it is released, our tax rate will increase substantially to be more in line with the statutory rates of the jurisdictions where the income is earned.

        The net operating losses and general business credit carryforwards represent tax attributes that the business would have generated on a standalone basis had the company filed separate returns. While the income statement effect is reflected in our standalone financial statements, the deferred tax assets resulting from our net losses and business credit carryforwards will not be available to reduce our tax liabilities in the future since those attributes have already been utilized in the tax returns of Biogen, thereby increasing our future taxes payable.

Income Tax Expense Reconciliation

	For the Year Ended December 31,
	2015	2014	2013
Statutory rate	35.0%	35.0%	35.0%
State taxes	1.0	1.1	1.1
Taxes on foreign earnings	(0.3)	0.1	(0.1)
Credits and NOLs	(3.0)	2.7	8.8
Changes in valuation allowance	(42.7)	(38.3)	(41.9)
Other permanent items	(0.2)	(1.0)	(3.1)

Effective income tax rate	(10.2)%	(0.4)%	(0.2)%

9. Share-Based Compensation

        Biogen maintains an incentive stock plan for the benefit of its officers, directors, and employees, including company employees. As the company receives employee services in consideration for the participation of the company's employees in these plans, a share-based payment expense for the awards granted to the company's employees has been reflected in the combined statements of income. The company's employees participate in (i) the Biogen Inc. 2008 Amended and Restated Omnibus Equity Plan (2008 Omnibus Plan) and (ii) the Biogen Inc. 2015 Employee Stock Purchase Plan (ESPP).

        The company's share-based compensation has been derived from the equity awards granted by Biogen to the company's employees. As the share-based compensation plans are Biogen's plans, the amounts have been recognized through net parent company investment on the combined balance sheets.

        All shares described herein represent shares of Biogen.

Share-Based Compensation Expense

        Share-based compensation expense relating to the company's employees was $13.2 million, $13.9 million and $12.1 million in 2015, 2014 and 2013, respectively.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

9. Share-Based Compensation (Continued)

        Approximately 16% and 10% of share-based compensation expense was classified in cost of sales expenses in 2015 and 2014, respectively. Approximately 36%, 43% and 53% of share-based compensation expense was classified in research and development expenses in 2015, 2014 and 2013, respectively. Approximately 48%, 47% and 47% of share-based compensation expense was classified in selling, general and administrative expenses in 2015, 2014 and 2013, respectively.

Market Stock Units

        MSUs awarded by Biogen to Bioverativ employees prior to 2014 vested in four equal annual increments beginning on the first anniversary of the grant date. Participants may ultimately earn between 0% and 150% of the target number of units granted based on actual stock performance. MSUs awarded by Biogen to Bioverativ employees in 2014 and 2015 vest in three equal annual increments beginning on the first anniversary of the grant date, and participants may ultimately earn between 0% and 200% of the target number of units granted based on actual stock performance.

        The vesting of these awards is subject to the respective employee's continued employment. The number of MSUs granted represents the target number of units that are eligible to be earned based on the attainment of certain market-based criteria involving our stock price. The number of MSUs earned is calculated at each annual anniversary from the date of grant over the respective vesting periods, resulting in multiple performance periods. Accordingly, additional MSUs may be issued or currently outstanding MSUs may be cancelled upon final determination of the number of awards earned. Compensation expense, including the effect of forfeitures, is recognized over the applicable service period.

        The following table summarizes our MSU activity:

(In thousands)	Shares	Weighted Average Per Share Grant Date Fair Value
Unvested at December 31, 2014	25,000	$206.44
Granted(a)	12,000	$499.25
Vested	(18,000)	$162.15

Unvested at December 31, 2015	19,000	$328.55

(a)
MSUs granted in 2015 include approximately 6,000 MSUs issued in 2015 based upon the attainment of performance criteria set forth in those years

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

9. Share-Based Compensation (Continued)

        MSUs are valued using a lattice model with a Monte Carlo simulation. This valuation methodology utilizes several key assumptions, including the 60 calendar day average closing stock price on grant date for MSUs awarded prior to 2014, the 30 calendar day average closing stock price on the date of grant for MSUs awarded in 2014 and 2015, expected volatility of our stock price, risk-free rates of return and expected dividend yield. The assumptions used in our valuation are summarized as follows:

For the Years Ended December 31,
	2015	2014	2013
Expected dividend yield	—%	—%	—%
Range of expected stock price volatility	31.0% - 33.2%	31.7% - 35.1%	21.7% - 25.7%
Range of risk-free interest rates	0.2% - 1.0%	0.1% - 0.7%	0.1% - 0.7%
30 calendar day average stock price on grant date	$ 277.35 - $ 426.27	$ 280.88 - $ 335.65	N/A
60 calendar day average stock price on grant date	N/A	N/A	$ 150.33 - $ 240.14
Weighted-average per share grant date fair value	$ 499.25	$ 393.97	$ 169.15

        The total fair values of MSUs vested in 2015, 2014 and 2013 totaled $7.1 million, $6.0 million, and $2.3 million, respectively.

Cash Settled Performance Units

        CSPUs awarded to employees vest in three equal annual increments beginning on the first anniversary of the grant date. The vesting of these awards is subject to the respective employee's continued employment with such awards settled in cash. The number of CSPUs granted represents the target number of units that are eligible to be earned based on the attainment of certain performance measures established at the beginning of the performance period, which ends on December 31 of each year. Participants may ultimately earn between 0% and 200% of the target number of units granted based on the degree of actual performance metric achievement. Accordingly, additional CSPUs may be issued or currently outstanding CSPUs may be cancelled upon final determination of the number of units earned. CSPUs awarded prior to 2014 are settled in cash based on the 60 calendar day average closing stock price through each vesting date once the actual vested and earned number of units is known. CSPUs awarded in 2014 and 2015 will be settled in cash based on the 30 calendar day average closing stock price through each vesting date, once the actual vested and earned number of units is known. Since no shares are issued, these awards do not dilute equity. Compensation expense, including the effect of forfeitures, is recognized over the applicable service period.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

9. Share-Based Compensation (Continued)

        The following table summarizes our CSPU activity:

(In thousands)	Shares
Unvested at December 31, 2014	22,000
Granted(a)	6,000
Vested	(15,000)

Unvested at December 31, 2015	13,000

(a)
CSPUs granted in 2015 include approximately 2,000 CSPUs issued in 2015 based upon the attainment of performance criteria set forth in that year.

        The total cash paid in settlement of CSPUs vested in 2015, 2014 and 2013 totaled $5.3 million, $5.9 million and $2.8 million, respectively.

Performance-vested Restricted Stock Units

        Beginning in the first quarter of 2014, Biogen revised its long term incentive program to include a new type of award granted to certain employees in the form of restricted stock units that may be settled in cash or shares of Biogen common stock at the sole discretion of the Compensation and Management Development Committee of Biogen's board of directors. These awards are structured and accounted for the same way as the cash settled performance units, and vest in three equal annual increments beginning on the first anniversary of the grant date. The number of PUs granted represents the target number of units that are eligible to be earned based on the attainment of certain performance measures established at the beginning of the performance period, which ends on December 31 of each year. Participants may ultimately earn between 0% and 200% of the target number of units granted based on the degree of actual performance metric achievement. Accordingly, additional PUs may be issued or currently outstanding PUs may be cancelled upon final determination of the number of units earned. PUs settling in cash are based on the 30 calendar day average closing stock price through each vesting date once the actual vested and earned number of units is known. Compensation expense, including the effect of forfeitures, is recognized over the applicable service period.

        The following table summarizes our PU activity:

(In thousands)	Shares
Unvested at December 31, 2014	4,000
Granted(a)	7,000
Vested	(2,000)

Unvested at December 31, 2015	9,000

(a)
PUs granted in 2015 include approximately 3,000 PUs issued in 2015 based upon the attainment of performance criteria set forth in that year.

        During 2015, PUs that vested in 2015 were settled in cash totaling $0.9 million.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

9. Share-Based Compensation (Continued)

Time-Vested Restricted Stock Units

        RSUs awarded to employees generally vest no sooner than one-third per year over three years on the anniversary of the date of grant, or upon the third anniversary of the date of the grant, provided the employee remains continuously employed with us, except as otherwise provided in the plan. Shares of Biogen common stock will be delivered to the employee upon vesting, subject to payment of applicable withholding taxes. The fair value of all RSUs is based on the market value of our stock on the date of grant. Compensation expense, including the effect of forfeitures, is recognized over the applicable service period.

        The following table summarizes our RSU activity:

(In thousands)	Shares	Weighted Average Per Share Grant Date Fair Value
Unvested at December 31, 2014	50,000	$219.45
Granted	20,000	$392.20
Vested	(28,000)	$187.47

Unvested at December 31, 2015	42,000	$325.14

        RSUs granted in 2014 and 2013 had weighted average per share grant date fair values of $320.72 and $186.17, respectively.

        The total fair values of RSUs vested in 2015, 2014 and 2013 totaled $10.6 million, $10.9 million and $7.1 million, respectively.

Employee Stock Purchase Plan

        The company recognized share-based compensation expense associated with the Biogen ESPP plans of $0.6 million, $0.5 million and $0.4 million in 2015, 2014 and 2013, respectively.

10. Related Parties

        The company has not historically operated as a standalone business and has various relationships with Biogen whereby Biogen provides services to the company.

Corporate Overhead and Other Allocations from Biogen

        These combined financial statements include an allocation from Biogen to us for certain research and development and selling, general and administrative costs not directly attributable to the hemophilia business of Biogen. The research and development costs include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects. The selling, general and administrative costs include certain services provided by Biogen, which include, but are not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology, investor relations, shared services, insurance, employee benefits and incentives and share-based compensation. Also included in the allocations from Biogen are costs associated with its corporate restructuring announced in October 2015. The restructuring included an 11% reduction in

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

10. Related Parties (Continued)

Biogen's workforce. Allocated amounts have been included in research and development, selling, general and administrative and other income and expense. These expenses have been allocated to the company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily based on hours or direct costs. The company considers the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had the company operated as an independent, publicly traded company for the periods presented. These allocations were reflected as follows in the combined financial statements:

	For the Years Ended December 31,
(In millions)	2015	2014	2013
Research and development allocations	$73.4	$93.7	$70.3
Selling, general and administrative allocations	75.1	60.1	41.7
Other (income) expense, net allocations	0.1	1.4	(1.9)

Total corporate overhead and other allocations from Biogen	$148.6	$155.2	$110.1

11. Other Consolidated Financial Statement Detail

Other Income (Expense), Net

        Components of other income (expense), net, are summarized as follows:

	For the Years Ended December 31,
(In millions)	2015	2014	2013
Foreign exchange gains (losses), net	$0.6	$1.7	$(0.5)
Other, net	—	(0.6)	(1.5)

Total other income (expense), net	$0.6	$1.1	$(2.0)

Accrued Expenses and Other

        Accrued expenses and other consists of the following:

	As of December 31,
(In millions)	2015	2014
Revenue-related rebates	$13.7	$6.9
Employee compensation and benefits	12.9	17.1
Clinical development expenses	11.9	15.9
Royalty and collaboration expenses	6.3	6.1
Other	4.6	5.9

Total accrued expenses and other	$49.4	$51.9

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

11. Other Consolidated Financial Statement Detail (Continued)

Long-Term Liabilities

        Long-term liabilities consist of the following:

(In millions)	2015	2014
Employee compensation and benefits	$16.5	$12.0
Sobi payments	10.0	—
Other	4.2	5.1

Total long term liabilities	$30.7	$17.1

12. Litigation

        We are involved in various claims and legal proceedings, including the matters described below. For information as to our accounting policies relating to claims and legal proceedings, including use of estimates, and contingencies, see Note 2, Summary of Significant Accounting Policies, to these combined financial statements.

        With respect to some loss contingencies, an estimate of the possible loss or range of loss cannot be made until management has further information, including, for example, (i) which claims, if any, will survive dispositive motion practice; (ii) information to be obtained through discovery; (iii) information as to the parties' damages claims and supporting evidence; (iv) the parties' legal theories; and (v) the parties' settlement positions.

Patent Matter

        Biogen has received communications from a third party, Pfizer, regarding a proposal that Biogen take a license to Pfizer's U.S. Patent No. 8,603,777 (Expression of Factor VII and IX Activities in Mammalian Cells) and pay royalties on past and future sales of ALPROLIX. There is no pending litigation with Pfizer and an estimate of a possible loss or range of loss cannot be made at this time.

Government Matters

        On March 4, 2016, Biogen received a subpoena from the federal government for documents relating to our relationship with non-profit organizations that provide assistance to patients taking drugs sold by Biogen. Biogen is cooperating with the government.

        On July 1, 2016, Biogen received civil investigative demands from the federal government for documents and information relating to our treatment of certain service agreements with wholesalers when calculating and reporting Average Manufacturer Prices in connection with the Medicaid Drug Rebate Program. Biogen is in the process of responding to the government.

13. Commitments and Contingencies

Former Syntonix Shareholders

        In connection with the acquisition of Syntonix Pharmaceuticals in 2007, we agreed to pay an additional $80.0 million if certain milestone events associated with the development of ALPROLIX were achieved. The first $40.0 million milestone payment was achieved in 2010 and was recorded as research and development expense. The final milestone payments of $20.0 million each were paid in

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

the second quarter of 2014 and the third quarter of 2016 in connection with the approval of ALPROLIX in the United States and European Union, respectively. Both milestones were capitalized as intangible assets in the second quarters of 2014 and 2016, respectively.

Other Contingent Development, Regulatory and Commercial Milestone Payments

        Based on our development plans primarily in gene therapy for hemophilia and other blood disorders as of June 30, 2016, we could make potential future milestone payments to third party collaborators of up to approximately $440.0 million most of which are development milestones. Payments under these agreements generally become due and payable upon achievement of certain development, regulatory or commercial milestones. Because the achievement of these milestones had not occurred as of June 30, 2016, such contingencies have not been recorded in our financial statements. Amounts related to contingent milestone payments are not considered contractual obligations as they are contingent on the successful achievement of certain development, regulatory approval and commercial milestones.

14. Guarantees

        As of December 31, 2015 and 2014, the company did not have significant liabilities recorded for guarantees.

        The company enters into indemnification provisions under agreements with other companies in the ordinary course of business, typically with business partners, contractors, clinical sites and customers. Under these provisions, the company generally indemnifies and holds harmless the indemnified party for losses suffered or incurred by the indemnified party as a result of our activities. These indemnification provisions generally survive termination of the underlying agreement. The maximum potential amount of future payments we could be required to make under these indemnification provisions is unlimited. However, to date the company has not incurred material costs to defend lawsuits or settle claims related to these indemnification provisions. As a result, the estimated fair value of these agreements is minimal. Accordingly, the company has no liabilities recorded for these agreements as of December 31, 2015 and 2014.

15. Employee Benefit Plans

401(k) Savings Plan

        Biogen maintains a 401(k) Savings Plan which is available to substantially all regular employees in the U.S. over the age of 21. Participants may make voluntary contributions. Biogen makes matching contributions according to the 401(k) Savings Plan's matching formula. All matching contributions and participant contributions vest immediately. The 401(k) Savings Plan also holds certain transition contributions on behalf of participants who previously participated in the Biogen Inc. Retirement Plan. The expense related to Biogen's 401(k) Savings Plan primarily consists of matching contributions.

        Expense related to the company's share of Biogen's 401(k) Savings Plan was approximately $2.9 million, $2.2 million and $1.5 million for 2015, 2014 and 2013, respectively.

16. Segment Information

        We operate as one operating segment, which is discovering, researching, developing and commercializing innovative therapies for the treatment of hemophilia and other blood disorders, and,

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Combined Financial Statements (Continued)

16. Segment Information (Continued)

therefore, our chief operating decision-maker manages the operations of our company as a single operating segment. Enterprise-wide disclosures about product revenues, other revenues and long-lived assets by geographic area and information relating to major customers are presented below. Revenues are primarily attributed to individual countries based on location of the customer or licensee.

        Revenue by product is summarized as follows:

	For the Years Ended December 31,
(In millions)	2015	2014	2013
United States
ELOCTATE	$308.3	$58.4	$—
ALPROLIX	208.8	72.1	—

Total product revenues	$517.1	$130.5	$—

Rest of World
ELOCTATE	$11.4	$—	$—
ALPROLIX	25.6	3.9	—

Total product revenues	$37.0	$3.9	$—

Total
ELOCTATE	$319.7	$58.4	$—
ALPROLIX	234.4	76.0	—

Total product revenues	$554.1	$134.4	$—

Geographic Information

	For the Years Ended December 31,
(In millions)	2015	2014	2013
U.S.
Product revenues from external customers	$517.1	$130.5	$—
Revenue from collaborative partners	$6.2	$—	$—
Long-lived assets	$75.0	$78.4	$—
Japan
Product revenues from external customers	$37.0	$3.9	$—
Long-lived assets	$0.5	$0.1	$—
Total
Product revenues from external customers	$554.1	$134.4	$—
Revenue from collaborative partners	$6.2	$—	$—
Long-lived assets	$75.5	$78.5	$—

17. Subsequent Events

        The company has evaluated subsequent events from the balance sheet through August 10, 2016, the date at which these combined financial statements were available to be issued, and determined that there were no other material items to disclose.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Condensed Combined Statements of Income (Loss) and Comprehensive Income (Loss)

(Unaudited) (In millions)

	For the Six Months Ended June 30,
	2016	2015
Revenues:
Product, net	$387.7	$225.4
Collaboration revenue	14.3	0.1

Total revenues	$402.0	$225.5

Cost and expenses:
Cost of sales	90.6	28.8
Research and development	87.6	94.0
Selling, general and administrative	95.0	116.9

Total cost and expenses	273.2	239.7

Income (loss) from operations	128.8	(14.2)
Other income (expense), net	(1.0)	1.0

Income (loss) before income tax expense (benefit)	127.8	(13.2)
Income tax expense (benefit)	(2.4)	1.3
Net income (loss)	$130.2	$(14.5)

Other comprehensive income (loss):
Currency translation adjustment	4.0	(0.1)

Total other comprehensive income (loss)	4.0	(0.1)

Comprehensive income (loss)	$134.2	$(14.6)

The accompanying notes are an integral part of these unaudited Condensed Combined
Financial Statements.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Condensed Combined Balance Sheets

(Unaudited) (In millions)

	As of June 30, 2016	As of December 31, 2015
ASSETS
Current assets:
Accounts receivable, net	$118.2	$94.4
Inventory	284.9	252.1
Other current assets	4.4	4.0

Total current assets	407.5	350.5
Property, plant and equipment, net	56.4	75.5
Intangible assets, net	54.5	30.0
Other long-term assets	23.0	19.6

Total assets	$541.4	$475.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$8.3	$10.8
Accrued expenses and other current liabilities	92.9	49.4

Total current liabilities	101.2	60.2
Long-term liabilities	47.4	30.7

Total liabilities	148.6	90.9

Commitments and contingencies
Equity:
Net parent company investment	388.5	384.4
Accumulated other comprehensive loss	4.3	0.3

Total equity	392.8	384.7

Total liabilities and equity	$541.4	$475.6

The accompanying notes are an integral part of these unaudited Condensed Combined
Financial Statements.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Condensed Combined Statements of Cash Flows

(Unaudited) (In millions)

	For the Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$130.2	$(14.5)
Adjustments to reconcile net income (loss) to net cash flows from operating activities:
Depreciation and amortization	23.3	7.8
Share-based compensation	6.3	7.3
Changes in operating assets and liabilities, net:
Accounts receivable	(23.7)	(1.9)
Inventory	(32.8)	(33.9)
Other assets	(3.8)	(4.3)
Accounts payable, accrued expenses and other current liabilities	41.1	(5.9)
Other liabilities	16.6	2.7

Net cash flows provided by (used in) operating activities	157.2	(42.7)

Cash flows from investing activities:
Purchases of property, plant and equipment	(2.3)	(5.8)
Acquisition of intangible assets	(26.5)	—

Net cash flows used in investing activities	(28.8)	(5.8)

Cash flows from financing activities:
Transfers from (to) Biogen	(128.4)	48.5

Net cash flows used in (provided by) financing activities	(128.4)	48.5

Net (decrease) increase in cash and cash equivalents	—	—

Cash and cash equivalents, beginning of the year	$—	$—

Cash and cash equivalents, end of the year	$—	$—

The accompanying notes are an integral part of these unaudited Condensed Combined
Financial Statements.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Condensed Combined Statements of Equity

(Unaudited) (In millions)

	Net Parent Company Investment	Accumulated Other Comprehensive Income	Total equity
Balance, December 31, 2014	$293.3	$0.5	$293.8
Net loss	(14.5)		(14.5)
Transfers from Biogen	55.8		55.8
Foreign currency translation adjustments		(0.1)	(0.1)

Balance, June 30, 2015	$334.6	0.4	$335.0

Balance, December 31, 2015	$384.4	0.3	$384.7
Net income	130.2		130.2
Transfers from Biogen	(126.1)		(126.1)
Foreign currency translation adjustments		4.0	4.0

Balance, June 30, 2016	$388.5	$4.3	$392.8

The accompanying notes are an integral part of these unaudited Condensed Combined
Financial Statements.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Condensed Combined Financial Statements (Unaudited)

1. Nature of Business and Basis of Preparation

Nature of Business

        On May 3, 2016, Biogen Inc. (Biogen) announced its plan to separate its hemophilia business, including certain additional assets and liabilities associated with Biogen's pipeline programs related to hemophilia and other blood disorders (the hemophilia business), into an independent, publicly traded company named Bioverativ Inc. (Bioverativ). Following the separation, Bioverativ intends to focus on the discovery, research, development and commercialization of innovative therapies for the treatment of hemophilia and other blood disorders. Unless the context otherwise requires, the combined hemophilia business of Biogen is referred to throughout these Notes as "Bioverativ", "we", "us", "our" or the "company."

        To accomplish the separation, Biogen intends to make a pro rata distribution of 100% of Bioverativ's common stock to Biogen's stockholders. At the time of the distribution, Bioverativ will hold the assets and liabilities of Biogen's hemophilia business. The distribution is subject to a number of conditions, including the receipt of a favorable opinion from tax counsel or other third party advisor with respect to the tax-free nature of the distribution, approval by the Biogen board of directors and the U.S. Securities and Exchange Commission (SEC) declaring the effectiveness of a Registration Statement on Form 10. In addition, Biogen can decline at any time to go forward with the distribution.

        Bioverativ's marketed products include ELOCTATE and ALPROLIX, extended half-life factors for the treatment of hemophilia A and hemophilia B, respectively. Pursuant to a development and commercialization agreement, Bioverativ collaborates with Swedish Orphan Biovitrum AB (publ) (Sobi) to jointly develop and commercialize ELOCTATE and ALPROLIX globally. Sobi has assumed responsibility for commercialization of ELOCTATE and ALPROLIX in Europe, Russia and certain countries in Northern Africa and the Middle East, while Bioverativ retains rights to commercialize those therapies in the United States, Japan, Canada, Australia and the rest of the world excluding Sobi's commercialization territory. See Note 3, Collaborations, for further information on Bioverativ's collaboration with Sobi.

Basis of Preparation

        The accompanying unaudited condensed combined financial statements have been prepared on a standalone basis and are derived from Biogen's condensed consolidated financial statements and accounting records. The condensed combined financial statements reflect the company's historical financial position, results of operations and cash flows as the business was operated as part of Biogen prior to the distribution, in conformity with U.S. generally accepted accounting principles (GAAP).

        These condensed combined financial statements include the attribution of certain assets and liabilities that have historically been held at the Biogen corporate level but which are specifically identifiable or attributable to the company. All intercompany transactions and accounts within the company have been eliminated. All transactions between the company and Biogen are considered to be effectively settled in the combined financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the condensed combined statements of cash flows as a financing activity and in the combined balance sheets as net parent company investment.

        These condensed combined financial statements include allocations from Biogen to us for certain research and development and selling, general and administrative costs not directly attributable to the

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

1. Nature of Business and Basis of Preparation (Continued)

hemophilia business of Biogen. The research and development costs include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects. The selling, general and administrative costs include certain services provided by Biogen, which include, but are not limited to, executive oversight, treasury, finance, legal, human resources, tax planning, internal audit, financial reporting, information technology, investor relations, shared services, insurance, employee benefits and incentives and share-based compensation. These expenses have been allocated to the company based on direct usage or benefit where specifically identifiable, with the remainder allocated primarily based on hours or direct costs. The company considers the expense methodology and results to be reasonable for all periods presented. However, the allocations may not be indicative of the actual expense that would have been incurred had the company operated as an independent, publicly traded company for the periods presented.

        Biogen maintains various benefit and share-based compensation plans at a corporate level and other benefit plans at a country level. The company's employees participate in such programs and a portion of the cost of those plans is included in the company's financial statements. However, the condensed combined balance sheets do not include any equity related to share-based compensation plans.

        The company's equity balance in these condensed combined financial statements represents the excess of total assets over total liabilities, including the due to/from balances between the company and Biogen (net parent company investment) and accumulated other comprehensive income. Net parent company investment is primarily impacted by contributions from Biogen which are the result of treasury activities and net funding provided by or distributed to Biogen.

        These condensed combined financial statements of the company have been prepared pursuant to the rules and regulations of the SEC. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted. The condensed combined balance sheet as of December 31, 2015 has been derived from the audited combined balance sheet as of December 31, 2015. These condensed combined financial statements should be read in conjunction with the combined financial statements and notes for the three years ended December 31, 2015, included elsewhere in this Information Statement.

        In the opinion of management, these condensed combined financial statements reflect all adjustments necessary for a fair statement of the interim periods. All such adjustments, unless otherwise noted herein, are of a normal, recurring nature. The results of operations for the interim period are not necessarily indicative of the results of operations to be expected for the full year.

2. Summary of Significant Accounting Policies

        For additional information related to Significant Accounting Policies and New Accounting Pronouncements, see Note 2, Summary of Significant Accounting Policies, in our combined financial statements included in elsewhere in this information statement.

        During 2015, the FASB issued ASU No. 2015-11, Inventory (Topic 33): Simplifying the Measurement of Inventory which was adopted effective January 1, 2016 and did not have a material impact on our results of operations or statement of position.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

3. Reserves for Discounts and Allowances

        Following the company's recent product launches, the company began recognizing reserves for discounts and allowances related to these products' revenue.

        An analysis of the change in reserves is summarized as follows:

(In millions)	Discounts	Contractual Adjustments	Total
Balance as of December 31, 2015	$5.8	$16.0	$21.8
Provision related to current period sales	74.7	69.6	144.3
Adjustment related to prior period sales	(2.0)	0.6	(1.4)
Credits/payments made	(74.0)	(67.8)	(141.8)

Balance as of June 30, 2016	$4.5	$18.4	$22.9

(In millions)	As of June 30, 2016	As of December 31, 2015
Reduction of accounts receivable	$6.2	$8.1
Current liability	16.7	13.7

Total reserves	$22.9	$21.8

4. Inventory

        The components of inventory are summarized as follows:

(In millions)	As of June 30, 2016	As of December 31, 2015
Raw materials	$52.9	$41.7
Work in process	204.4	177.3
Finished goods	27.6	33.1

Total inventory	$284.9	$252.1

        Inventory amounts written down as a result of excess, obsolescence, unmarketability or other reasons are charged to cost of sales, and totaled $2.2 million and $0.6 million in the six months ended June 30, 2016 and 2015, respectively.

5. Acquired Intangible Assets

        Acquired intangibles primarily relate to approval milestones for ALPROLIX paid to the former Syntonix Pharmaceuticals (Syntonix) shareholders. In 2014, upon the FDA's approval of ALPROLIX for the treatment of hemophilia B, a $20.0 million milestone was paid. The $20.0 million milestone and the corresponding deferred tax liability of $7.3 million were capitalized as an acquired intangible asset. In May 2016, upon the European Medicines Agency approval of ALPROLIX in the European Union, the final $20.0 million milestone was owed to the former Syntonix shareholders. The $20.0 million milestone and the corresponding deferred tax liability of $6.3 million were capitalized as an acquired intangible asset.

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

5. Acquired Intangible Assets (Continued)

        For the periods ending June 30, 2016 and 2015, amortization expense associated with acquired intangible assets was $2.0 million and $1.5 million, respectively.

6. Income Taxes

Effective Income Tax Rate

        The company's effective income tax rate was (1.9)% and (9.8)% in the six months ended June 30, 2016 and 2015, respectively. The company's effective income tax rate differs from the U.S. federal statutory rate each year due to mainly to the company's valuation allowance. In addition, the effective income tax rate can be impacted each period by discrete factors and events.

7. Share-Based Compensation

        Share-based compensation expense relating to the company's employees was $5.9 million and $7.0 million for the six months ended June 30, 2016 and 2015, respectively.

        Approximately 45% and 17% of share-based compensation expense was classified in cost of sales expenses in the six months ended June 30, 2016 and 2015, respectively. Approximately 25% and 35% of share-based compensation expense was classified in research and development expenses in the six months ended June 30, 2016 and 2015, respectively. Approximately 30% and 48% of share-based compensation expense was classified in selling, general and administrative expenses in the six months ended June 30, 2016 and 2015, respectively.

        All shares described herein represent shares of Biogen.

Grants Under Share-based Compensation Plans

        The following table summarizes our equity grants to employees, officers and directors under Biogen's stock plans:

	For the Six Months Ended June 30,
(In thousands)	2016	2015
Market stock units	10,000	7,000
Time-vested restricted stock units	42,000	17,000
Cash settled performance units	5,000	3,000
Performance units	7,000	4,000

8. Related Parties

Corporate Overhead and Other Allocations from Biogen

        Included in research and development allocations are costs not directly attributable to individual projects. These costs include depreciation and other facility-based expenses, medical and regulatory affairs functions, pharmacovigilance, other infrastructure and management costs supporting multiple projects. Included in selling, general and administrative allocations are certain services provided by Biogen, which include executive oversight, treasury, finance, legal, human resources, tax planning,

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

8. Related Parties (Continued)

internal audit, financial reporting, information technology, investor relations, shared services, insurance, employee benefits and incentives and share-based compensation.

	For the Six Months Ended June 30,
(In millions)	2016	2015
Research and development allocations	$37.7	$37.0
Selling, general and administrative allocations	36.1	38.1
Other expense, net allocations	(1.1)	1.0

Total corporate overhead and other allocations from Biogen	$72.7	$76.1

        The financial information herein may not necessarily reflect the condensed combined financial position, results of operations and cash flows of the company in the future or what they would have been had the company been a separate, standalone entity during the periods presented. Management believes that the methods used to allocate expenses to the company are reasonable.

9. Other Consolidated Financial Statement Detail

Other Income (Expense), Net

        Components of other income (expense), net, are summarized as follows:

	For the Six Months Ended June 30,
(In millions)	2015	2014
Foreign exchange gains (losses), net	$(0.7)	$0.5
Other, net	(0.3)	0.5

Total other income (expense), net	$(1.0)	$1.0

Accrued Expenses and Other

        Accrued expenses and other consists of the following:

(In millions)	As of June 30, 2016	As of December 31, 2015
Revenue-related rebates	$16.7	$13.7
Employee compensation and benefits	17.8	12.9
Clinical development expenses	9.8	11.9
Royalty and collaboration expenses	36.8	6.3
Other	11.8	4.6

Total accrued expenses and other	$92.9	$49.4

HEMOPHILIA BUSINESS OF BIOGEN INC.

Notes to Condensed Combined Financial Statements (Unaudited) (Continued)

9. Other Consolidated Financial Statement Detail (Continued)

        Long-term liabilities consist of the following:

(In millions)	As of June 30, 2016	As of December 31, 2015
Employee compensation and benefits	$17.5	$16.5
Sobi payments	29.6	10.0
Other	0.3	4.2

Total long term liabilities	$47.4	$30.7

10. Litigation

        We are involved in various claims and legal proceedings, including the matters described below. For information as to our accounting policies relating to claims and legal proceedings, including use of estimates, and contingencies, see Note 2, Summary of Significant Accounting Policies, to our audited combined financial statements included elsewhere in this information statement.

        With respect to some loss contingencies, an estimate of the possible loss or range of loss cannot be made until management has further information, including, for example, (i) which claims, if any, will survive dispositive motion practice; (ii) information to be obtained through discovery; (iii) information as to the parties' damages claims and supporting evidence; (iv) the parties' legal theories; and (v) the parties' settlement positions.

Patent Matter

        Biogen has received communications from a third party, Pfizer, regarding a proposal that Biogen take a license to Pfizer's U.S. Patent No. 8,603,777 (Expression of Factor VII and IX Activities in Mammalian Cells) and pay royalties on past and future sales of ALPROLIX. There is no pending litigation with Pfizer and an estimate of a possible loss or range of loss cannot be made at this time.

Government Matters

        On March 4, 2016, Biogen received a subpoena from the federal government for documents relating to our relationship with non-profit organizations that provide assistance to patients taking drugs sold by Biogen. Biogen is cooperating with the government.

        On July 1, 2016, Biogen received civil investigative demands from the federal government for documents and information relating to our treatment of certain service agreements with wholesalers when calculating and reporting Average Manufacturer Prices in connection with the Medicaid Drug Rebate Program. Biogen is in the process of responding to the government.

11. Subsequent Events

        The company has evaluated subsequent events from the balance sheet through August 10, 2016, the date at which the unaudited condensed combined financial statements were available to be issued, and determined that there were no other material items to disclose.